Exhibit 10.1

CONTRIBUTION AND EQUITY INTEREST PURCHASE AGREEMENT

by and among

CONAGRA FOODS, INC.,

CONAGRA FOODS FOOD INGREDIENTS COMPANY, INC.,

FREEBIRD I, LLC,

FREEBIRD II, LLC,

FREEBIRD HOLDINGS, LLC

and

FREEBIRD INTERMEDIATE HOLDINGS, LLC

Dated as of March 27, 2008

(i)

(ii)

(iii)

Exhibits

Exhibit A - Form of PIK Notes

Exhibit B - [Reserved]

Exhibit C - Form of Byproducts Services Agreement

Exhibit D - Form of Grain Storage and Handling Agreements

Exhibit E - Form of Building 11 Sublease

Exhibit F - Form of Transition Services Agreement

Exhibit G - Form of Warrant

Exhibit H - Form of Dried Dairy Products Agreement

Schedules

Schedule 1 -CTG Companies

Schedule 1.1(a) - Agreed Adjustments

Schedule 1.1(b) - International Fertilizer Facilities

Schedule 1.1(c) - CTG Foreign Sellers

Schedule 1.1(d) - Fiscal Periods

Schedule 1.1(e) - Reference Balance Sheet

Schedule 1.2(a)(ix)(1) - CAG Knowledge Officers

Schedule 1.2(a)(ix)(2) - Investor Knowledge Officers

Schedule 2.1 - Reorganization

Schedule 2.5(b)(ii) - CAG Required Material Consents

Schedule 2.5(d)(iii) - Investor Required Material Consents

Schedule 2.5(e) - Name Changes

Schedule 2.7(b)(ii) - Pre-Closing Adjusted Pre-Tax Profits

Schedule 3.1(a) - Good Standing

Schedule 3.1(c) - Exceptions to CTG Companies

Schedule 3.2(b) - CAG Required Consents

Schedule 3.2(c) - CAG Required Governmental and Other Person Approvals

Schedule 3.4(a) - Equity Interests

Schedule 3.4(c) - Sufficiency of Assets

Schedule 3.5(a) - Exceptions to Conduct of Business in Ordinary Course

Schedule 3.6(a)(i) - CAG Plans

Schedule 3.6(a)(ii) - Trade Group Plans

Schedule 3.6(c)(iv) - Liabilities in Respect of Certain Benefits

Schedule 3.6(f) - CAG Plans and Effect of This Agreement

Schedule 3.7(a) - Compliance with Legal Requirements

Schedule 3.7(b) - Governmental Notices

Schedule 3.8(a) - Legal Proceedings

Schedule 3.8(b) - Orders

Schedule 3.9(a) - CTG Business Contracts

Schedule 3.9(b) - Defaults and Validity of CTG Business Contracts

Schedule 3.10(a) - Insurance Policies

Schedule 3.10(b) - Disputed Insurance Claims

(iv)

Schedule 3.11(a) - CTG Business Employees

Schedule 3.11(b) - Collective Bargaining Agreements and Compliance, Claims and Controversies

Schedule 3.12(a) - Licenses to CTG Intellectual Property Assets

Schedule 3.13(a) - Taxes

Schedule 3.13(b) - Ongoing Audits

Schedule 3.15 - Environmental Matters

Schedule 3.16(a) - Audited Financial Statements

Schedule 3.16(b) - Undisclosed Liabilities

Schedule 3.17(a) - Owned Real Property

Schedule 3.17(b) - Leased Real Property

Schedule 3.18 - Affiliate Agreements

Schedule 3.19 - Material Financial Assurances

Schedule 3.21 - Recent Developments

Schedule 3.21(f) - CTG Business Employee Compensation Changes Since May 27, 2007

Schedule 3.24 - Suppliers and Customers

Schedule 4.2(b) - Investor Required Consents

Schedule 4.2(c) - Investor Required Governmental Approvals

Schedule 4.3(a) - Investor Compliance with Legal Requirements

Schedule 4.3(b) - Governmental Notices

Schedule 4.3(c) - Investor Governmental Authorizations

Schedule 4.5 - Investor Brokers or Finders

Schedule 6.8 - Release of Financial Assurances

Schedule 7.1 - Exceptions to Conduct of CTG Companies Schedule 7.1(j) - VaR Limits

Schedule 7.1(k) - Special Compensation Adjustments and Retention Awards

Schedule 7.4(a)(ii) - Investor Governmental Licenses

Schedule 7.6(f) - Severance Benefits

Schedule 10.3(a)(iii) - Straddle Period Tax Returns

Schedule 10.3(f) - United States Federal Income Tax Classification

(v)

CONTRIBUTION AND EQUITY INTEREST PURCHASE AGREEMENT

This CONTRIBUTION AND EQUITY INTEREST PURCHASE AGREEMENT, dated as of March 27, 2008, is entered into by and among ConAgra Foods, Inc., a Delaware corporation (“CAG”), ConAgra Foods Food Ingredients Company, Inc., a Delaware corporation and a wholly-owned subsidiary of CAG (“CFFIC” and, together with CAG, the “CAG Parties”), FREEBIRD I, LLC, a Delaware limited liability company (“Freebird”), FREEBIRD II, LLC a Delaware limited liability company (“Freebird II” and together with Freebird, the “LLCs”), Freebird Holdings, LLC, a Delaware limited liability company (“Holdco”) and FREEBIRD INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company (“Investor” and, together with Holdco, the “Buyer Parties‘). The CAG Parties and the Buyer Parties may be referred to herein individually as a “Party” and collectively as the “Parties.‘

RECITALS

WHEREAS, the entities listed on Schedule 1 (the “CTG Companies”) are direct or indirect Subsidiaries of CAG and are engaged in the international sourcing, merchandising, trading, marketing and distribution of agricultural and energy commodities;

WHEREAS, the Buyer Parties were formed for the purpose of entering into the transactions contemplated herein;

WHEREAS, the CAG Parties have formed the LLCs for the purposes contemplated by this Agreement;

WHEREAS, the CAG Parties wish to contribute certain assets and liabilities related to the CTG Business to the LLCs, and to retain and be responsible for certain liabilities related to the CTG Business, all on the terms set forth in this Agreement;

WHEREAS, Investor wishes to purchase from the CAG Parties, and the CAG Parties wish to sell to Investor, all of the issued and outstanding limited liability company interests of the LLCs;

WHEREAS, Holdco desires to issue to CAG the Warrant as partial consideration for the purchase of the limited liability company interests of the LLCs;

WHEREAS, prior to Closing, Investor intends to form one or more non-U.S. entities (collectively “Foreign Buyer‘) that will be directly or indirectly wholly-owned by Investor, for the purpose of assuming Investor’s rights and performing Investor’s obligations hereunder with respect to the acquisition of the CTG Foreign Companies and certain non-U.S. assets and liabilities of the CTG Business and certain other matters set forth herein, in each case, pursuant to Section 10.8, which Foreign Buyer will be contributed to Freebird II pursuant to Section 7.16; and

WHEREAS, CTG Foreign Sellers wish to sell to Foreign Buyer, all of the issued and outstanding Equity Interests in the CTG Foreign Companies.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS AND USAGE

Section 1.1. Definitions . For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“10.5% Purchase Price PIK Notes” means the Investor’s unsecured 10.5% Senior Notes, due on the second anniversary of the Closing Date, in the original principal amount equal to 18.18% of the original aggregate principal amount of all Purchase Price PIK Notes issued to CAG and CFFIC, as applicable, in the form of Exhibit A attached hereto.

“10.75% Earnout Amount PIK Notes” means the Investor’s unsecured 10.75% Senior Notes, due on the third anniversary of the Closing Date, in the original principal amount as determined pursuant to Section 2.7(d), issued to CAG and CFFIC, as applicable, in the form of Exhibit A attached hereto.

“10.75% Purchase Price PIK Notes” means the Investor’s unsecured 10.75% Senior Notes, due on the third anniversary of the Closing Date, in the original principal amount equal to 36.37% of the original aggregate principal amount of all Purchase Price PIK Notes issued to CAG and CFFIC, as applicable, in the form of Exhibit A attached hereto.

“11% Purchase Price PIK Notes” means the Investor’s unsecured 11% Senior Notes, due on the fourth anniversary of the Closing Date, in the original principal amount equal to 45.45% of the original aggregate principal amount of all Purchase Price PIK Notes issued to CAG and CFFIC, as applicable, in the form of Exhibit A attached hereto.

“ABL Financing” means the financing contemplated by Exhibit A of the written commitments from the Lenders to make available the Debt Financing, a complete and correct copy of which has been delivered to CAG prior to the date hereof.

“Adjusted Pre-Tax Profits” has the meaning set forth in Section 2.7(b)(i).

“Adjusted Pre-Tax Profits Objection Notice” has the meaning set forth in Section 2.7(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise. “Affiliate” also includes any Person who is related by blood or marriage to the Person in question.

“Affiliate Agreements” has the meaning set forth in Section 3.18.

“Agreed Adjustments” means the adjustments set forth on Schedule 1.1(a).

“Agreement” means this Contribution and Equity Interest Purchase Agreement, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, and the Exhibits and Schedules hereto and thereto.

“Allocation Notice of Objection” has the meaning set forth in Section 10.3(d)(ii).

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement by and among CAG, the LLCs and any other party to such agreement in a form reasonably acceptable to the Parties.

“Assumed Liabilities” has the meaning as set forth in the Assignment and Assumption Agreement and shall be consistent with the provisions of this Agreement, including, without limitation, the definition of Retained Liabilities and the indemnification provisions.

“Audited Financial Statements” has the meaning set forth in Section 3.16(a).

“Building 11 Sublease” means that certain Lease Agreement by and among CAG, CTG and any other party to such agreement, substantially in the form of Exhibit E attached hereto.

“Business Day” means a day other than Saturday, Sunday and any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer Parties” has the meaning set forth in the Recitals.

“Byproducts Services Agreement” means that certain Wheat Byproducts Supply Agreement by and among CAG, CTG and any other party to such agreement, substantially in the form of Exhibit C attached hereto.

“CAG” has the meaning set forth in the preamble.

“CAG Cash Purchase Price” means the portion of the Purchase Price payable to CAG at the Closing pursuant to Section 2.3.

“CAG Foreign Plan” has the meaning set forth in Section 3.6(a).

“CAG Non-Union Retirement Benefits” has the meaning set forth in Section 7.6(e)(i).

“CAG Notice of Objection” has the meaning set forth in Section 2.6(b).

“CAG Parties” has the meaning set forth in the preamble.

“CAG Plans” has the meaning set forth in Section 3.6(a).

“CAG Required Consents” has the meaning set forth in Section 3.2(b).

“CAG US Plan” has the meaning set forth in Section 3.6(a).

“Cash” means all cash and cash equivalents computed in accordance with GAAP.

“CFFIC” has the meaning set forth in the preamble.

“CFFIC Purchase Price PIK Notes” means the Purchase Price PIK Notes issuable to CFFIC pursuant to Section 2.3.

“CFFIC Cash Purchase Price” means the portion of the Purchase Price payable at the Closing to CFFIC pursuant to Section 2.3 minus the original aggregate principal amount of the CFFIC Purchase Price PIK Notes.

“CIFC” means ConAgra International Fertilizer Company, a Delaware corporation.

“Closing” has the meaning set forth in Section 2.4.

“Closing Balance Sheet” means a combined balance sheet of the LLCs and a balance sheet for each of the CTG Foreign Companies as of immediately prior to the Closing (and after giving effect to the consummation of the Reorganization and the payment of the Fertilizer Payables) estimated based on the balance sheets of the CTG Business as of the last day of the most recently completed Fiscal Period and other available data regarding the then current Fiscal Period and prepared by CAG in accordance with GAAP and on a basis consistent with the GAAP conventions used for the preparation of the Reference Balance Sheet, except that the Agreed Adjustments shall be made thereon.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Net Equity Book Value” means the combined stockholders' equity of the LLCs and the stockholders’ equity of each of the CTG Foreign Companies on the Closing Date (and after giving effect to the consummation of the Reorganization and the payment of the Fertilizer Payables) as shown on the Closing Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collective Bargaining Agreement” means any agreement between any of the CAG Parties or the CTG Companies and any labor organization (as defined under the National Labor Relations Act) concerning wages, hours and other terms and conditions of employment covering CTG Business Employees.

“Commodity” has the meaning assigned to such term in the United States Commodity Exchange Act as in effect on the date of this Agreement.

“Commodity Transactions” means (i) spot, forward, futures, option, deposit, consignment, loan, lease, swap, exchange, sale, purchase and repurchase (including reverse repurchase and prepaid forward transactions) transactions, hedge transactions, allocated transactions, unallocated transactions, forward rate agreements, cap agreements, floor agreements, collar agreements, or any combination thereof or option or derivative thereon or similar transaction, in any case involving any Commodity or indices on, or comprised of, any Commodity; (ii) dealing, market-making, clearing, brokering, trading, marketing, buying, selling or distributing Commodities or transactions of the type described in clause (i) of this definition; and (iii) refining, processing, blending, tolling, otherwise altering, producing, marketing, distributing (at wholesale and retail), storing, shipping, transporting and generating Commodities through agreements with third parties.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contamination” means the presence or existence in surface water, groundwater, soil or subsurface strata of any Hazardous Substance as a result of an emission, discharge or release of any Hazardous Substance to, on, onto or into the Environment.

“Contemplated Transactions” means all of the transactions expected to be consummated under Article II of this Agreement.

“Continuation Period” has the meaning set forth in Section 7.6(c).

“Contract” means any contract, Lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other commitment, undertaking or agreement (whether written or oral) that is legally binding and related exclusively to the CTG Business.

“CTG” means ConAgra Trade Group, Inc., a Delaware corporation.

“CTG Business” means the domestic and international grain merchandising, fertilizer distribution, agricultural and energy commodities trading and services, and grain, animal and oil seed byproducts merchandising and distribution business, considered as a whole and as so engaged in by the CAG Parties and the CTG Companies and, for all purposes hereunder other than Article III, by virtue of and solely to the extent of the Equity Interests of the JVs held by CAG and its Subsidiaries, and solely for purposes of Section 7.9 and 7.15, the JVs.

“CTG Business Assets” means the assets of the CTG Business that will be owned directly or indirectly by the LLCs and the CTG Foreign Companies immediately following the consummation of the Reorganization.

“CTG Business Employees” has the meaning set forth in Section 3.6(a).

“CTG Business Material Contract” has the meaning set forth in Section 3.9(c).

“CTG Companies” has the meaning set forth in the Recitals; provided that the term “CTG Companies“ shall refer to all of the entities listed on Schedule 1, collectively, and the term “CTG Company“ shall refer to each of such entities.

“CTG Employment Agreements” has the meaning set forth in Section 3.11(a).

“CTG Foreign Business Employees” has the meaning set forth in Section 3.6(a).

“CTG Foreign Companies” means each of the CTG Companies designated on Schedule 1 as an entity whose equity will not be contributed to the LLCs but will instead be sold directly to Foreign Buyer pursuant to Section 2.2.

“CTG Foreign Sellers” means each Person designated on Schedule 1.1(c) as an entity who will sell Equity Interests in the CTG Foreign Companies to Foreign Buyers pursuant to Section 2.2.

“CTG Foreign Sellers Cash Purchase Price” means the portion of the Purchase Price payable at the Closing to the CTG Foreign Sellers pursuant to Section 2.3.

“CTG Intellectual Property Assets” has the meaning set forth in Section 3.12(a).

“CTG Material Adverse Effect” means any event, change, circumstance or occurrence that, individually or together with any other event, change, circumstance or occurrence, has had a material adverse effect on (a) the business, assets, operations, or financial condition of the CTG Companies and their interests in the JVs, taken as a whole, or (b) the ability of the CAG Parties to perform their material obligations under this Agreement or any Related Agreement or to consummate the transactions contemplated hereby or thereby; provided that any such effect shall, to the extent resulting from the following, be disregarded in determining whether a “CTG Material Adverse Effect“ has occurred: (i) any changes in Legal Requirements (or official interpretations thereof) that are generally applicable to commodities or energy trading businesses, agricultural merchandising or distribution businesses, fertilizer distribution businesses or the commodities or energy markets in general, to the extent that any such change does not have a disproportionate impact on the CTG Companies relative to other Persons in similar businesses; (ii) any adverse change or event to the extent affecting the economy, commodities or energy trading businesses, agricultural merchandising or distribution businesses, fertilizer distribution businesses or the commodities or energy markets in general, to the extent that any such adverse change or event does not have a disproportionate impact on the CTG Companies relative to other Persons in similar businesses; (iii) any failure by the CTG Companies to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or occurrence underlying such failure has resulted in, or contributed to, a CTG Material Adverse Effect; (iv) any adverse change or effect to the extent resulting from Investor's material breach of its obligations under Section 7.10; or (v) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America.

“CTG Purchase Price Debt” means the aggregate amount of debt financing incurred or obtained by Investor and/or LLCs to fund the cash portion of the Purchase Price.

“CTG Purchase Price Debt Threshold” means the excess of (x) the amount of CTG Working Capital reflected on the Closing Balance Sheet over (y) the sum of (i) $1.1 billion and (ii) the amount paid during the period beginning ten (10) Business Days prior to Closing and ending three (3) Business Days prior to Closing to reduce the Fertilizer Payables.

“CTG US Business Employees” has the meaning set forth in Section 3.6(a).

“CTG Working Capital” means current assets less non-interest bearing current liabilities (excluding intercompany receivables and payables), in each case, as reflected on the Closing Balance Sheet.

“Debt Financing” has the meaning set forth in Section 4.6.

“Deductible” has the meaning set forth in Section 9.4(a).

“Designated Employee” has the meaning set forth in Section 7.1(k).

“Dried Dairy Products Agreement” means the letter agreement between CFFIC and CTG substantially in the form of Exhibit H attached hereto.

“Earn-Out Amount” has the meaning set forth in Section 2.7(a).

“Earn-Out Cap” has the meaning set forth in Section 2.7(a).

“Earn-Out Period” has the meaning set forth in Section 2.7(a).

“Encumbrance” means any lien, option, pledge, assessment, adverse claim, levy, charge, security interest, mortgage, right of way, easement, encroachment, servitude, conditional sale Contract or similar restriction or Contract to give any of the foregoing.

“End Date” has the meaning set forth in Section 8.1(b).

“Environment” means navigable waters, waters of the contiguous zone, ocean waters, surface waters, groundwater, drinking water supply, land surface, soil, subsurface strata or outdoor or indoor air.

“Environmental Laws” means, collectively, as enacted and in effect as of the Closing Date, any and all laws, ordinances, rules, regulations, directives, Orders, authorizations, decrees, notices, permits, binding plans, demand letters or other mandates, proscriptions or prescriptions of any nature, of a Governmental Authority relating in any way to any Hazardous Substance, Contamination, protection of the Environment, protection of natural resources, or work place health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened emissions, discharges or releases to, on, onto or into the Environment of, or exposures or threatened exposures to, any Hazardous Substance.

“Environmental Liability” shall mean Liabilities arising under any Environmental Laws for response, remedial or investigation costs, and any other expenses (including reasonable attorney and consultant fees, laboratory costs and litigation costs) required under, arising from, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

“Environmental Matters” means any matter arising out of or relating to (a) Contamination; (b) Environmental Laws or compliance with Environmental Laws; (c) protection of the Environment; or (d) workplace and occupational health and safety.

“Environmental Permits” means all approvals, consents, permits, licenses, registrations and authorizations required by applicable Environmental Laws in order to operate the CTG Business, Owned Real Property, the Leased Real Property, and CTG Business Assets as operated by the CTG Companies as of the Closing Date.

“Equity Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Governing Documents; and (d) stock appreciation rights, phantom stock, or other similar rights with respect to a Person.

“Equity Financing” has the meaning set forth in Section 4.6.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests; and (c) any other direct or indirect equity ownership, participation or voting right or interest in a Person (including any Contract in the nature of a voting trust or similar agreement or understanding or Indebtedness having general voting rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

“Expert” has the meaning set forth in Section 2.6(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. Sections 78a, 78m(b), 78dd-1, 78dd-2 and 78ff, as amended.

“Fertilizer Payables” means short-term notes of the type described in the Audited Financial Statements that arise out of purchases of fertilizer and that are supported by the credit agreements set forth on Schedule 1.1(b).

“Final Allocation Schedule” has the meaning set forth in Section 10.3(d)(ii).

“Final Balance Sheet” has the meaning set forth in Section 2.6(b).

“Final Net Equity Book Value” has the meaning set forth in Section 2.6(b).

“Financial Assurances” has the meaning set forth in Section 3.19.

“Fiscal Period” means the applicable period set forth on Schedule 1.1(d).

“Foreign Buyer” has the meaning set forth in the Recitals.

“Freebird” has the meaning set forth in the Preamble.

“Freebird II” has the meaning set forth in the Preamble.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time, applied on a consistent basis.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements or other similar agreements or documents relating to the organization, management or operation of such entity; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, qualification, certificate, franchise, confirmation, registration, clearance, Order or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any international, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority or self-regulatory organization of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers) or exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

“Grain Storage and Handling Agreement” means that certain Grain Storage and Handling Agreement, by and among CAG, CTG and any other party to such agreement, substantially in the form of Exhibit D attached hereto.

“Hazardous Substance” shall mean any element, substance, compound or mixture whether solid, liquid or gaseous, that: (a) is or shall in the future be subject to regulation of any kind by any Governmental Body with regard to protection of the Environment or protection of human health and safety from environmental and occupational hazards; or (b) the presence, existence or threatened presence or existence of which shall at any time give rise to any Environmental Liability.

“Holdco” has the meaning set forth in the Preamble.

“Inactive US Employees” has the meaning set forth in Section 7.6(a)(ii).

“Indebtedness” means with respect to any Person, any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than payables or accruals incurred in the Ordinary Course of Business, including in connection with any trades, hedges or other transactions entered into in connection with the CTG Companies’ trading activities), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person (but does not include any Cash collateral or any obligation under any credit support agreement to return any posted collateral (including Cash collateral) in each case relating to the Trading Agreements).

“Indebtedness for Borrowed Money” means with respect to any Person, any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, and (c) in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person (but does not include any Cash collateral or any obligation under any credit support agreement to return any posted collateral (including Cash collateral) in each case relating to the Trading Agreements).

“Indemnified Persons” means any of the Section 9.2 Indemnified Persons and Section 9.3 Indemnified Persons.

“Indemnifying Person” has the meaning set forth in Section 9.5(a).

“Interim Fiscal Period Financials” has the meaning set forth in Section 3.16(a).

“Inventory” means all raw materials, supplies, work in process, finished goods and other inventories of the CTG Business (including goods in transit or in possession of third parties) included in the CTG Business Assets.

“Investment Grade Rating” has the meaning given to such terms in the PIK Notes.

“Investor“ has the meaning set forth in the preamble.

“Investor Governmental Licenses” has the meaning set forth in Section 7.4(a).

“Investor Material Adverse Effect” means any event, change, circumstance or occurrence that, individually or together with any other event, change, circumstance or occurrence, has had a material adverse effect on the ability of Investor to perform its obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby; provided that any such effect shall, to the extent resulting from the following, be disregarded in determining whether an “Investor Material Adverse Effect” has occurred: (i) any changes in Legal Requirements (or official interpretations thereof) that are generally applicable to commodities or energy trading businesses, agricultural merchandising or distribution businesses, fertilizer distribution businesses or the commodities or energy markets in general, to the extent that any such change does not have a disproportionate impact on Investor relevant to other Persons in similar businesses; (ii) any adverse change or event to the extent affecting the economy, commodities or energy trading businesses, agricultural merchandising or distribution businesses, fertilizer distribution businesses or the commodities or energy markets in general, to the extent that any such change does not have a disproportionate impact on Investor relevant to other Persons in similar businesses; or (iii) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America.

“Investor Notice of Objection” has the meaning set forth in Section 2.6(b).

“Investor Required Consents” has the meaning set forth in Section 4.2(b).

“Junior Indebtedness” has the meaning set forth in Section 2.5(c).

“JVs“ means CTG Wilmar Pty Ltd. and Kalama Export Company, LLC.

“knowledge” has the meaning set forth in Section 1.2(a)(ix).

“Lease” means any lease or rental agreement pertaining to the occupancy of any real property or any lease or rental agreement, license, Contract, right to use or installment and conditional sale agreement pertaining to the leasing or use of any Tangible Personal Property.

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Lease Agreements” means all leases, subleases, licenses, concessions and other agreements including without limitation, railroad rights of way, rail road yard and similar agreements pursuant to which the LLCs and/or one of their Subsidiaries hold any Leased Real Property or the right to use such Leased Real Property in connection with the CTG Business.

“Legal Requirement” means any laws, statutes, treaties, rules, regulations, ordinances, judgments, decrees, principles of common law, codes, orders and other pronouncements having the effect of law of any Governmental Bodies, including all Governmental Authorizations.

“Lenders” has the meaning set forth in Section 4.6.

“Liability” means with respect to any Person, any Indebtedness, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by GAAP to be accrued on the financial statements of such Person.

“LLC Welfare Plans” has the meaning set forth in Section 7.6(c).

“LLCs” has the meaning set forth in the preamble.

“Losses” means any and all damages, losses, liabilities, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Body), including without limitation the costs and expenses of any and all actions, suits, proceedings, charges, demands, assessments, judgments, deficiencies, Taxes, interest, penalties, diminution of value (relating to or arising out of the breach of a representation or warranty or covenant made by a CAG Party in this Agreement), loss of profits, and (to the extent payable to Third Parties) punitive damages including reasonable attorneys’ fees and expenses in connection therewith, but excluding any multiple of profits and exemplary (to the extent not payable to Third Parties), punitive, special, indirect, remote, speculative, or consequential damages.

“Material Consents” means those certain CAG Required Consents and the Investor Required Consents the failure of which to be obtained would reasonably be expected to have a CTG Material Adverse Effect.

“Material Governmental Approvals” means the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required approval of the Mexican Federal Competition Commission, the Republic of South Africa Competition Commission, and any other Governmental Authorization where the failure to obtain such a Governmental Authorization would constitute more than an immaterial violation of a Legal Requirement relating to competition or merger control and where the parties have been unable to implement alternative arrangements pursuant to Section 7.8(b).

“Multiemployer Plan” has the meaning set forth in Section 3.6(a).

“Noncompete Period” has the meaning set forth in Section 7.15(a).

“Off-Site Contamination” means: (a) Contamination at any real property previously (but not currently) owned, leased or operated by the CTG Companies or CAG and its Subsidiaries, insofar as it relates to the CTG Business or CTG Business Assets; (b) Contamination, to the extent arising from pre-Closing actions or inactions, at real property at which the CTG Companies or CAG and its Subsidiaries, insofar as it relates to the CTG Business, have ever conducted product storage or handling for third parties; or (c) Contamination, to the extent arising from pre-Closing actions or arrangements, at any off-site location or locations to which the CAG and its Subsidiaries, insofar as it relates to the CTG Business, or the CTG Companies transported, arranged for the transportation of, disposed of, or arranged for disposal of Hazardous Substances generated by the CTG Companies or CAG and its Subsidiaries, insofar as it relates to the CTG Business, in each and every of the foregoing cases excluding Contamination on the Owned Real Property and Leased Real Property. Off-Site Contamination shall not mean or include the effects or results of migration outside or beyond the boundary lines of the Owned Real Property and Leased Real Property.

“On-Site Contamination” means Contamination exceeding applicable cleanup standards or remediation thresholds and the physical effects of such Contamination, in, on, under or about or emanating or migrating from the Owned Real Property or Leased Real Property. On-Site Contamination shall mean and include the effects or results of migration outside or beyond the boundary lines of the Owned Real Property and Leased Real Property.

“Order” means any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator (in each case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business of a Person; provided that an action taken by a Person will be deemed to have been taken in the ordinary course of business if that action is substantially consistent with the past practices of such Person.

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parent US Plans” has the meaning set forth in Section 7.6(c).

“Party” has the meaning set forth in the preamble.

“Permissible Trading Activities” means the conduct of any aspect of the trading businesses comprising part of the CTG Business in the Ordinary Course of Business.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes, assessments, government charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (b) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Legal Requirements with respect to a Liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (c) Encumbrances of vendors, suppliers, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business that are not material in nature, (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (e) easements, covenants, conditions, rights-of-way or minor title or survey exceptions and other similar restrictions, in each case that are not violated by, or would not adversely affect, current use of the real property affected thereby in any material respect and (f) Encumbrances incurred in the Ordinary Course of Business to secure Indebtedness of any CTG Company or any CTG Company obligations under Trading Agreements incurred in the Ordinary Course of Business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, union, proprietorship, Governmental Body or other entity, association or organization of any nature, however and wherever organized or constituted.

“PIK Notes” means the Purchase Price PIK Notes and the 10.75% Earnout Amount PIK Notes, each substantially in the form of Exhibit A attached hereto.

“Policies” has the meaning set forth in Section 3.10(a).

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Adjusted Pre-Tax Profits” has the meaning set forth in Section 2.7(b)(ii).

“Pre-Closing Adjusted Pre-Tax Profits Objection Notice” has the meaning set forth in Section 2.7(b)(ii).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.2(d).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

“Proposed Allocation Schedule” has the meaning set forth in Section 10.3(d)(ii).

“Proposed Final Balance Sheet” has the meaning set forth in Section 2.6(a).

“Proposed Final Net Equity Book Value” has the meaning set forth in Section 2.6(a).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price PIK Notes” means, collectively, the 10.5% Purchase Price PIK Notes, the 10.75% Purchase Price PIK Notes and the 11% Purchase Price PIK Notes.

“Ratings” means ratings for the ABL Financing obtained within forty-five (45) days prior to the Closing (but giving effect to the Closing) provided by each Rating Agency.

“Rating Agency” means each of Moody’s Investor Service, Inc. and Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

“Ratings Adjustment Amount” means: (a) the aggregate principal amount at Closing of all Purchase Price PIK Notes issued at Closing multiplied by (b) 0.075.

“Reference Balance Sheet” means the combined balance sheet of the LLCs and the CTG Foreign Companies as of February 24, 2008 (assuming consummation of the Reorganization), prepared in accordance with GAAP as of the date of such balance sheet showing the assets, liabilities and stockholders’ equity of the CTG Business as of such date, including the components thereof attached hereto as Schedule 1.1(e).

“Related Agreements” means the Warrant, the Byproducts Services Agreement, the Grain Storage and Handling Agreement, the Building 11 Sublease, the Transition Services Agreement, the Assignment and Assumption Agreement, the Dried Dairy Products Agreement and the PIK Notes.

“Reorganization” has the meaning set forth in Section 2.1.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Business” has the meaning set forth in Section 7.15(a).

“Retained Liabilities” means (i) any liabilities of the CAG Parties or the CTG Companies to the extent not related to the domestic and international grain merchandising, fertilizer distribution, agricultural and energy commodities trading and services, and grain, animal and oil seed byproducts merchandising and distribution business, as engaged in by the CAG Parties or the CTG Companies on or prior to the date hereof and (ii) except to the extent such liabilities are reflected in the Closing Balance Sheet and included in the calculation of the Purchase Price, any Liabilities with respect to each CAG Plan that is not a Trade Group Plan.

“Schedule” means each schedule provided by CAG or Investor, as applicable, in accordance with this Agreement.

“Section 338(g) Election” has the meaning set forth in Section 10.3(h).

“Section 9.2 Indemnified Persons” has the meaning set forth in Section 9.2.

“Section 9.3 Indemnified Persons” has the meaning set forth in Section 9.3.

“Securities Act” means the Securities Act of 1933 and any statute successor thereto, in each case as amended from time to time.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person (other than a natural person), of which such first Person is entitled, directly or indirectly through one or more Subsidiaries, through the ownership or control of voting securities, other voting ownership or voting partnership interests or otherwise, to elect at least a majority of its board of directors or other managing authority or to otherwise, directly or indirectly, control the management of such Person; provided that for purposes of this Agreement (but only prior to Closing), the CTG Companies shall be deemed to be Subsidiaries of CAG.

“Tangible Personal Property” means all office equipment, computer hardware, vehicles and other items of tangible personal property of every kind, together with any express or implied warranty by the Third Party manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, capital gains or corporation tax on capital gains, severance, stamp, stamp duty reserve tax, occupation, premium, property, environmental (including taxes under Section 59A of the Code), windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, asset, sales, use, transfer, documentary, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax sharing agreement or any other Contract, including any amount due in respect of Taxes by reason of Treasury Regulations Section 1.1502-6 or similar state, local or foreign Tax Laws, or as a transferee or successor, by agency or by contract, indemnity or otherwise.

“Tax Benefit” shall mean the actual cash permanent reduction in income Tax that results from an item of income, loss, deduction or credit (or any other item).

“Tax Claim” has the meaning set forth in Section 9.7(a).

“Tax Laws” means the Legal Requirements of any Governmental Body relating to any Tax.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, or claim for refund (including any amended return, report, statement, schedule, notice, form, declaration, or claim for refund) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to Taxes.

“Third Party” means a Person other than CAG, Investor, the LLCs or any of their respective Subsidiaries.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Trade Group Foreign Plan” has the meaning set forth in Section 3.6(a).

“Trade Group Plans” has the meaning set forth in Section 3.6(a).

“Trade Group US Plan” has the meaning set forth in Section 3.6(a).

“Trading Agreement” means any contract, agreement or other document (whether or not documented on an ISDA Master Agreement) to effect any Commodity Transaction to which any CTG Company is party.

“Transfer Date” has the meaning set forth in Section 7.6(a)(ii).

“Transfer Taxes” has the meaning set forth in Section 10.3(c).

“Transferred Assets” means all the assets that will be held by the LLCs on the Closing Date, and which will be deemed to be acquired by Holdco directly from the CAG Parties for U.S. federal income Tax purposes.

“Transferred Companies” means the LLCs and the CTG Foreign Companies.

“Transferred Foreign Interests” has the meaning set forth in Section 2.2.

“Transferred Interests” has the meaning set forth in Section 2.2.

“Transferred LLC Interests” has the meaning set forth in Section 2.2.

“Transferred US Employees” has the meaning set forth in Section 7.6(a)(i).

“Transition Services Agreement” means that certain Transition Services Agreement by and among CAG, CTG and any other party to such agreement, substantially in the form of Exhibit F attached hereto.

“Unresolved Allocation Changes” has the meaning set forth in Section 10.3(d)(iii).

“Unresolved Changes” has the meaning set forth in Section 2.6(c).

“Warrant” means that certain Warrant to acquire equity of Holdco in the form of Exhibit G attached hereto.

Section 1.2. Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to either gender includes the other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) the term “knowledge” (and similar terms, including “aware”), when used in the phrase “to the knowledge of CAG” (or when used in similar phrases to refer to the knowledge or awareness of any CTG Company), shall mean, and shall be limited to, the actual knowledge of the individuals set forth on Schedule 1.2(a)(ix)(1) as of the date the representation is given, in each case after (i) a review of their own files and (ii) having made inquiry to those members of management who reasonably would be expected to be most knowledgeable about the relevant subject matter. The term “knowledge” (and similar terms, including “aware”), when used in the phrase “to the knowledge of Investor” (or when used in similar phrases to refer to the knowledge or awareness of Investor), shall mean, and shall be limited to, the actual knowledge of the individuals set forth on Schedule 1.2(a)(ix)(2) as of the date the representation is given, in each case after (i) a review of their own files and (ii) having made inquiry to those members of management who reasonably would be expected to be most knowledgeable about the relevant subject matter;

(x) all references to “dollar” or “$” are references to United States dollars and, where the context requires, to the equivalent thereof in any foreign currency;

(xi) the word “or” shall not be deemed to be exclusive; and

(xii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II.

CONTRIBUTION; PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING

Section 2.1. Reorganization; Contribution of CTG Business Assets.

(a) Prior to the Closing Date, the CAG Parties, as appropriate, shall consummate the transactions described in Schedule 2.1 attached hereto together with the transactions contemplated by the Assignment and Assumption Agreement (the “Reorganization”); provided that no Person shall be required to consummate any portion of the Reorganization unless all other conditions to Closing set forth in Article VI have been satisfied or waived in writing and each of the Parties is prepared to consummate the Closing immediately following the Reorganization.

(b) With respect to any agreement, contract, license, lease, easement, right-of-way or permit which (1) is material to the operation of the CTG Business as it is currently operated by CTG, (2) is intended to be contributed to the LLCs pursuant to the Reorganization and (3) requires consent for the assignment and contribution thereof to the LLCs or requires consent in connection with the sale of the Transferred LLC Interests to Investor hereunder, the CAG Parties shall take (and shall cause their respective Subsidiaries to take) such actions as are commercially reasonable and necessary, and Investor shall cooperate with the CAG Parties and their respective Subsidiaries on a commercially reasonable and necessary basis, to obtain such consents and to effect the assignment and contribution thereof to the LLCs on or before the Closing Date. In the event that the CAG Parties or any of their respective Subsidiaries are unable to obtain the requisite approval for the assignment and contribution of any such agreement, contract, license, lease, easement, right-of-way or permit, or in the event such agreement, contract, license, lease, easement, right-of-way or permit is required to be amended or supplemented and is not so amended or supplemented as of the Closing Date, at the request of Investor (except where such action would be unlawful or prohibited by such agreement, contract, license, lease, easement, right-of-way or permit), the CAG Parties shall (x) retain any such agreement, contract, license, lease, easement, right-of-way or permit and shall in good faith enter into an arrangement with the LLCs, reasonably acceptable to each of the Parties, to provide the LLCs with the benefits of such agreement, contract, license, lease, easement, right-of-way or permit, provided that the LLCs shall perform the CAG Parties’ and their respective Subsidiaries’ obligations thereunder arising on and after the Closing Date (and indemnify the CAG Parties and their respective Subsidiaries against any Losses suffered in connection therewith pursuant to Section 9.3(c)) until such agreement, contract, license, lease, easement, right-of-way or permit is assigned to the LLCs or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, and (y) take all commercially reasonable actions required to assign to the LLCs, or amend or supplement any such agreement, contract, license, lease, easement, right-of-way or permit as soon as practicable after the Closing Date. Each of the CAG Parties and the LLCs shall report to the other Party, as reasonably requested by the other Party, on the status of its efforts pursuant to this Section 2.1(b) and the Parties shall work jointly to cause such assignment to occur and the release of CAG and any of its Subsidiaries from any obligations under such agreement, contract, license, lease, easement, right-of-way or permit,

(c) Notwithstanding the CAG Parties’ obligations pursuant to Section 2.1(b), the assignment of any agreement, contract, license, lease, easement, right-of-way or permit to be transferred to the LLCs which requires consent for assignment, or amendment or supplement, may be effected after the Closing Date. Except as otherwise provided herein, the closing of the Contemplated Transactions shall not be delayed, by reason of any inability to obtain consent for assignment of any agreement, contract, license, lease, easement, right-of-way or permit or any such amendment or supplement. Any agreement, contract, license, lease, easement, right-of-way or permit that may not be properly assigned to the LLCs because of the failure to obtain a required consent or that may not be operated or used by the CAG Parties for the LLCs’ benefit shall not be included in the assets to be transferred to the LLCs in the Reorganization; provided that the foregoing shall not affect the rights of Investor pursuant to any other provision of this Agreement with respect to the failure to obtain any such required consent or the inability of the CAG Parties to so operate or use for the LLCs’ benefit.

Section 2.2. Purchase and Sale of Equity Interests in CTG Business. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, in exchange for the Purchase Price: (a) the CAG Parties shall sell, transfer and deliver to Investor, and Investor shall purchase from the CAG Parties all of the issued and outstanding Equity Interests of the LLCs (the “Transferred LLC Interests”); and (b) CAG shall cause the CTG Foreign Sellers to sell, transfer and deliver, or cause to be sold, transferred and delivered, to Foreign Buyer, 100% (90% in the case of Compania Terminal de Tuxpan, S.A. de C.V.) of the stock or other Equity Interests in the CTG Foreign Companies (the “Transferred Foreign Interests” and, together with the Transferred LLC Interests, the “Transferred Interests”).

Section 2.3. Payment of Purchase Price by Investor. For purposes of this Agreement, the aggregate purchase price to be paid by Investor and Foreign Buyer to the CAG Parties and CTG Foreign Sellers for the Transferred Interests (the “Purchase Price”) shall be an amount equal to the sum of the (a) Closing Net Equity Book Value with respect to the Transferred Companies plus (b) six hundred million dollars ($600,000,000) plus (c) if (i) Investor issues Purchase Price PIK Notes at the Closing and (ii) the Company does not obtain the Ratings, or one or both of the Ratings are not Investment Grade Ratings, the Ratings Adjustment Amount, which shall be paid in cash. The portion of the Purchase Price payable with respect to each CTG Foreign Company shall be equal to each CTG Foreign Company’s net book value as shown on the Closing Balance Sheet. CAG will determine and direct the allocation of the Purchase Price between CAG and CFFIC, subject to the approval of Investor (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that at least five hundred fifty million dollars ($550,000,000) of the Purchase Price must be allocated to CFFIC. The portion of the Purchase Price payable to CAG for the interests in Freebird will be paid in cash. The portion of the Purchase Price payable to CFFIC for the interests in Freebird II shall, at the option of Investor, be payable in cash or be payable in Purchase Price PIK Notes in an aggregate principal amount equal to 25% of the Purchase Price; provided that to the extent the Purchase Price payable at the Closing is less than two billion one hundred million dollars ($2,100,000,000), then the original aggregate principal amount of the Purchase Price PIK Notes shall be equal to five hundred twenty-five million dollars ($525,000,000), and to the extent the Purchase Price payable at the Closing is greater than two billion two hundred million dollars ($2,200,000,000), then the original aggregate principal amount of the Purchase Price PIK Notes shall be equal to five hundred fifty million dollars ($550,000,000); and provided further that for purposes of this sentence only, all references to Purchase Price shall be deemed to exclude that portion of the Purchase Price attributable to (i) the increase in Closing Net Equity Book Value resulting from payment of Fertilizer Payables during the period beginning ten (10) Business Days prior to Closing and ending three (3) Business Days prior to Closing and (ii) the Ratings Adjustment Amount, if applicable.

Section 2.4. Closing. The consummation of the transactions contemplated hereby (other than the Reorganization) (the “Closing”) shall be held at 10:00 a.m. Central Time on the first day that is at least two (2) Business Days after, each of the conditions precedent set forth in Articles V and VI has been satisfied or waived (other than conditions relating to deliveries of documentation at Closing; provided that all such conditions are satisfied or waived at Closing), or at such other time as CAG and Investor shall agree in writing. The Closing (the date of Closing, the “Closing Date”) shall be held at the offices of Jones Day, 222 East 41st Street, New York, New York 10017 or at such other place as CAG and Investor shall agree in writing.

Section 2.5. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) CAG, CFFIC and the CTG Foreign Sellers shall cause to be delivered to Investor instruments of sale, transfer and conveyance in form and substance reasonably satisfactory to Investor evidencing and effecting the sale of the Transferred Interests to Investor and Foreign Buyer, upon payment of the Purchase Price;

(b) CAG shall deliver or cause to be delivered to Investor (for the benefit of Investor and the LLCs):

(i) each Related Agreement to which it, CFFIC, the CTG Foreign Sellers, the LLCs or any of their respective Subsidiaries is a party, duly executed and delivered;

(ii) evidence of the receipt of all Material Consents, if such consents are set forth on Schedule 2.5(b)(ii), and Material Governmental Approvals;

(iii) a certificate executed by CAG dated as of the Closing Date, in accordance with Section 5.7;

(iv) the Closing Balance Sheet (which shall have been delivered to Investor at least two (2) Business Days prior to the Closing Date);

(v) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury, and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that neither CAG nor CFFIC is a “Foreign Person” as defined in Code Section 1445;

(vi) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the CAG Parties and certificates of the Secretary of State of the respective states of incorporation as to the legal existence and good standing of each of the CTG Companies incorporated in the United States, and any substantially equivalent certificate issued by a foreign Governmental Body for each CTG Foreign Company to the extent reasonably obtainable;

(vii) a certificate of the Secretary or Assistant Secretary of each of the CAG Parties attesting to the incumbency of its officers or authorized Representatives executing this Agreement and the Related Agreements to which any of the CAG Parties is a party and the authenticity of the resolutions authorizing the transactions contemplated hereby and thereby;

(viii) such evidence as may reasonably be required by Investor of the release of any Encumbrances on any of the CTG Business Assets, other than (x) Permitted Encumbrances, and (y) Encumbrances relating to, resulting from or arising out of the Debt Financing or as otherwise imposed by Investor at the Closing;

(ix) such evidence as may reasonably be required by Investor of the payment of all Indebtedness for Borrowed Money of the CTG Companies and their Subsidiaries and payment of Fertilizer Payables during the period beginning ten (10) Business Days prior to Closing and ending three (3) Business Days prior to Closing;

(x) a certificate of a duly authorized officer of CAG, dated as of the Closing Date, certifying that, subject to the provisions of Sections 2.1(b) and 2.1(c), the Reorganization has been consummated;

(xi) a cross receipt executed by CAG, CFFIC and the CTG Foreign Sellers; and

(xii) certificates and/or such other agreements, documents or instruments of transfer or conveyance as reasonably required by Investors to fully and effectively vest in Investor the Transferred LLC Interests.

(c) Investor shall deliver (or shall cause to be delivered) to CAG, CFFIC and the CTG Foreign Sellers, to the account or accounts designated by CAG, the CAG Cash Purchase Price, the CFFIC Cash Purchase Price and the CTG Foreign Sellers Cash Purchase Price, in each case by wire transfer of immediately available funds; provided that none of the CAG Cash Purchase Price, the CFFIC Cash Purchase Price, or the CTG Foreign Sellers Cash Purchase Price shall be financed, directly or indirectly, through the issuance of any CTG Purchase Price Debt, other than the ABL Financing in an aggregate principal amount that is in excess of the CTG Purchase Price Debt Threshold; provided further that CTG Purchase Price

Debt that is Junior Indebtedness and that is otherwise on terms reasonably satisfactory to the CAG Parties as of the Closing may be used to finance the CAG Cash Purchase Price or the CFFIC Cash Purchase Price without respect to the limitation set forth in the immediately proceeding proviso. Any such Junior Indebtedness shall (i) be priced at market rates, (ii) mature after the latest maturity date of the Purchase Price PIK Notes and Earnout Amount PIK Notes and (iii) not be redeemed, repurchased or repaid while any Purchase Price PIK Notes or Earnout Amount PIK Notes remain outstanding (other than, for purposes of this clause (iii), pursuant to any refinancing of such CTG Purchase Price Debt with new facilities, the maturities of which extend beyond the latest maturity date of the Purchase Price PIK Notes and Earnout Amount PIK Notes and other than as expressly permitted by the terms of the PIK Notes); and provided further that at least $900,000,000 of the aggregate CAG Cash Purchase Price and the CFFIC Cash Purchase Price shall be funded through (x) equity financing to Investor, (y) Junior Indebtedness or (z) any combination of the foregoing. For purposes of this Agreement ‘Junior Indebtedness” means Indebtedness that ranks junior in right and priority of payment to the Purchase Price PIK Notes and Earnout Amount PIK Notes (including with respect to restrictions on cash interest payments).

(d) The Buyer Parties shall deliver to the CAG Parties:

(i) the Purchase Price PIK Notes, duly executed and delivered by Investor to CFFIC and CAG, as applicable;

(ii) the Warrant, duly executed and delivered by Holdco to CAG;

(iii) evidence of the receipt of all Material Consents, if such consents are set forth on Schedule 2.5(d)(iii), and the Material Governmental Approvals;

(iv) each Related Agreement to which it is a party, duly executed and delivered by Investor;

(v) such evidence as may reasonably be required by CAG as to the conformity of any CTG Purchase Price Debt with the requirements of Section 2.5(c) (which shall have been delivered to CAG at least two (2) Business Days prior to the Closing Date);

(vi) a certificate executed by Buyer Parties, dated as of the Closing Date, in accordance with Section 6.7;

(vii) a certificate of the Secretary of State of Delaware as to the legal existence and good standing of each Buyer Party;

(viii) a certificate of the Secretary or Assistant Secretary of each Buyer Party attesting to the incumbency of its officers or authorized Representatives executing this Agreement and the Related Agreements to which Investor is a party and the authenticity of the resolutions authorizing the transactions contemplated hereby and thereby; and

(ix) a cross receipt executed by each Buyer Party.

(e) The LLCs shall deliver to CAG a certified copy of the certificates of amendment to the certificates of incorporation, or comparable document under applicable law, of each of the entities listed on Schedule 2.5(e) filed with the Secretary of State of the State of Delaware, or other applicable Governmental Body, to change the name of such Person to the name set forth opposite such Person’s name on Schedule 2.5(e), or, if no such name is indicated, a name that does not include a reference to ConAgra or CTG.

Section 2.6. Final Balance Sheet; Payments; Disputes.

(a) As promptly as practicable after the Closing Date, but no later than ninety (90) days thereafter, CAG shall prepare and deliver (with assistance as reasonably requested from the LLCs) to Investor, a combined balance sheet of the Transferred Companies and their respective Subsidiaries (the “Proposed Final Balance Sheet”) as of the Closing Date. The Proposed Final Balance Sheet shall reflect the Closing Net Equity Book Value together with the Agreed Adjustments (the “Proposed Final Net Equity Book Value”) of the Transferred Companies and their respective Subsidiaries as of 12:01 a.m. Central Time on the Closing Date and shall be prepared in accordance with GAAP on a basis consistent with the Closing Balance Sheet (but including the Agreed Adjustments).

(b) Investor will have forty-five (45) Business Days following delivery of the Proposed Final Balance Sheet during which to notify CAG in writing (the "Investor Notice of Objection”) of any objections to the preparation of the Proposed Final Balance Sheet or the calculation of the Proposed Final Net Equity Book Value, setting forth in reasonable detail the basis of its objections and, if practical, the U.S. dollar amount of each objection. In reviewing the Proposed Final Balance Sheet, Investor shall be entitled to reasonable access to all relevant books, records and personnel of the LLCs, the CTG Companies and their respective Representatives to the extent Investor reasonably requests such information and reasonable access to complete its review of the Proposed Final Balance Sheet. If Investor fails to deliver an Investor Notice of Objection in accordance with this Section 2.6(b), the Proposed Final Balance Sheet, together with CAG’s calculation of the Proposed Final Net Equity Book Value reflected thereon, shall be conclusive and binding on all Parties and they shall become the “Final Balance Sheet” and “Final Net Equity Book Value.” If Investor submits an Investor Notice of Objection, then (i) for twenty (20) Business Days after the date CAG receives the Investor Notice of Objection, Investor and CAG will use their commercially reasonable efforts to agree on the calculation of the Final Net Equity Book Value and (ii) failing such agreement within twenty (20) Business Days of such notice, the matter will be resolved in accordance with Section 2.6(c).

(c) Any amounts remaining in dispute at the conclusion of such twenty (20) Business Day period that were properly included in the Investor Notice of Objection (the “Unresolved Changes”) shall be submitted to PricewaterhouseCoopers or such other international accounting or financial services firm as the Parties shall otherwise agree (the “Expert”). If Investor and CAG are unable to mutually agree on an Expert, Investor and CAG shall select Deloitte & Touche. CAG and Investor agree to execute, if requested by the Expert, a reasonable engagement letter. Within ten (10) Business Days of the selection of the Expert, Investor and CAG will each deliver to the other and to the Expert a notice setting forth in reasonable detail their calculation of the Final Net Equity Book Value. The Expert shall act as an arbitrator to determine, based on the provisions of this Section 2.6 and the definitions referred to herein, only the Unresolved Changes. The Expert shall be instructed to determine its best estimate of the calculation of the Final Net Equity Book Value based on its determination of the Unresolved Changes, which estimate shall be no higher than the higher of the Parties’ calculations nor lower than the lower of the Parties’ calculations, and provide a written description of the basis for such determination within forty-five (45) Business Days after such matter has been submitted to the Expert, which written determination shall be final, binding and conclusive. Each of the parties shall furnish, at its own expense, the Expert and the other Party with such documents and other written information as the Expert may request. Each Party may also furnish to the Expert such other written information and documents as such Party deems relevant; provided, that copies of all such documents and materials shall be concurrently delivered to the other Party in the same manner as such materials are delivered to the Expert. The Expert may, at its discretion, conduct one or more conferences with respect to the dispute between the Parties, at which conference each Party shall have the right to present such additional documents, materials and other information and to be accompanied or represented by such Representatives as each Party shall choose in its sole discretion. The fees and expenses of the Expert shall be paid pro rata by Investor and CAG in accordance with the percentage of the disputed amounts awarded to the other Party as a result of the Expert’s decision. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

(d) If the Final Net Equity Book Value exceeds the Closing Net Equity Book Value, Investor shall pay (within ten (10) Business Days) an amount equal to such excess by wire transfer in immediately available funds to CAG and CFFIC to one or more accounts (and in such amounts) as specified by CAG. If the Final Net Equity Book Value is less than the Closing Net Equity Book Value, CAG and CFFIC shall pay, within ten (10) Business Days of the receipt of such Final Balance Sheet, an amount equal to such deficit to Investor by wire transfer in immediately available funds to an account specified by Investor.

(e) The dispute resolution provisions of this Section 2.6 shall not apply to, and the scope of the Expert’s authority herein shall not extend to, any dispute of the Parties relating to the interpretation, breach or enforcement of any provisions of this Agreement.

Section 2.7. Additional Amounts.

(a) In accordance with the terms and conditions of this Section 2.7, Investor shall pay to the CAG Parties, as additional Purchase Price hereunder, the Earn-Out Amount (defined below) achieved in respect of each full or partial quarterly Fiscal Period that ends after the Closing, beginning immediately following the Closing and through and including December 21, 2008 (each such quarterly Fiscal Period or partial quarterly Fiscal Period, an “Earn-Out Period”); provided that such full or partial quarterly Fiscal Periods shall be based on CAG’s quarterly Fiscal Periods. The “Earn-Out Amount” achieved in each Earn-Out Period shall be based upon the aggregate Adjusted Pre-Tax Profits (as defined in Section 2.7(b)) of the LLCs and its Subsidiaries for such Earn-Out Period and shall be equal to the product of (i) 0.5 and (ii) the excess, if any, of such Adjusted Pre-Tax Profits over $36,000,000 for each full or partial quarterly Fiscal Period that ends after the Closing and through and including December 21, 2008; provided that with respect to the first (if the Closing does not occur on the first day of a quarterly Fiscal Period) and last Earn-Out Periods, such $36,000,000 threshold shall be prorated for the actual number of days of such Earn-Out Period as compared to the actual number of days in such quarterly Fiscal Period; provided further that in no event shall the aggregate Earn-Out Amounts due to the CAG Parties pursuant to this Section 2.7 exceed an amount equal to (i) $150,000,000 less (ii) the sum of the Pre-Closing Adjusted Pre-Tax Profits, if any, of the CTG Business for the period from January 21, 2008 to the Closing (the “Earn-Out Cap”).

(b)

(i) “Adjusted Pre-Tax Profits” means, with respect to any Earn-Out Period, the profit before tax of the LLCs and their Subsidiaries (or with respect to any period prior to the Closing, the CTG Business), in each case determined on a consolidated basis in accordance with the accounting principles utilized in preparing the audited combined balance sheets of the CTG Business as of May 27, 2007 and the related combined statement of operations and cash flows for the year ended May 27, 2007, including any notes thereto), as adjusted to exclude the effect of the following items:

(1)	purchase accounting and other similar step-up adjustments, including related depreciation charges;

(2)	amortization and other transaction and transaction financing costs (including one-time costs relating to the LLCs’ financing for post-Closing operations) and any post-Closing interest expense other than interest expense related to the ABL Financing that does not constitute CTG Purchase Price Debt (including letters of credit charges);

(3)	pre-tax profits from any business or businesses acquired after the Closing and all related financing costs for such business or businesses, including for acquisition financing;

(4)	interest expense due to borrowings that do not fund the LLCs’ and their Subsidiaries’ operations or debt service requirements;

(5)	charges resulting from any one-time items as mutually agreed by the CAG Parties and Investor; and

(6)	any management fees or other similar fees payable to Ospraie Advisors or any of its Affiliates;

provided further, that only the amount of pre-tax profits in excess of any mark to market adjustment made under the Agreed Adjustments as set forth on Schedule 1.1(a) will be considered in determining the Earn-Out Amount under this Section 2.7.

(ii) “Pre-Closing Adjusted Pre-Tax Profits” means the profit before tax of the CTG Business, determined on a consolidated basis consistent with the historical internal management reporting practices of CTG and the calculation methodology set forth on Schedule 2.7(b)(ii) attached hereto. As promptly as practicable, but no later than thirty (30) days following the Closing Date, CAG shall in good faith prepare and deliver to Investor a written computation of the Pre-Closing Adjusted Pre-Tax Profits for the period from January 21, 2008 to the Closing. CAG shall permit Investor and its Representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with CAG’s determination of the Pre-Closing Adjusted Pre-Tax Profits for such period and provide Investor with copies thereof (as reasonably requested by Investor). If Investor disagrees with CAG’s determination of the Pre-Closing Adjusted Pre-Tax Profits for such period, Investor shall notify CAG in writing of such disagreement (a “Pre-Closing Adjusted Pre-Tax Profits Objection Notice”) within thirty (30) days after Investor’s receipt of CAG’s determination of the Pre-Closing Adjusted Pre-Tax Profits for such period. The Pre-Closing Adjusted Pre-Tax Profits Objection Notice should set forth Investor’s computation of the Pre-Closing Adjusted Pre-Tax Profits for such period and describe in reasonable detail the basis for its disagreement with CAG’s computation. The CAG Parties and Investor shall thereafter negotiate in good faith to resolve any such disagreements. If Investor and the CAG Parties are unable to resolve all such disagreements within thirty (30) days after Investor’s delivery of the Pre-Closing Adjusted Pre-Tax Profits Objection Notice, Investor and the CAG Parties shall submit all unresolved disagreements to the Expert. If Investor and CAG are unable to mutually agree on an Expert, Investor and CAG shall select Deloitte & Touche. Investor and the CAG Parties agree to execute, if requested by the Expert, a reasonable engagement letter. Within ten (10) Business Days of the selection of the Expert, Investor and the CAG Parties will each deliver to the other and to the Expert a notice setting forth in reasonable detail their calculation of the Pre-Closing Adjusted Pre-Tax Profits for such period. The Expert shall act as an arbitrator to determine, based on the provisions of this Section 2.7 and the definitions referred to herein, only the amount remaining in dispute. The Expert shall be instructed to determine its best estimate of the calculation of the Pre-Closing Adjusted Pre-Tax Profits for such period based on its determination of the amount remaining in dispute, which estimate shall be no higher than the higher of the Parties’ calculations nor lower than the lower of the Parties’ calculations, and provide a written description of the basis for such determination within thirty (30) days after such matter has been submitted to the Expert, which written determination shall be final, binding and conclusive. Each of the Parties shall furnish, at its own expense, the Expert and the other Party with such documents and other written information as the Expert may request. Each Party may also furnish to the Expert such other written information and documents as such Party deems relevant; provided, that copies of all such documents and materials shall be concurrently delivered to the other Party in the same manner as such materials are delivered to the Expert. The Expert may, at its discretion, conduct one or more conferences with respect to the dispute between the Parties, at which conference each Party shall have the right to present such additional documents, materials and other information and to be accompanied or represented by such Representatives as each Party shall choose in its sole discretion. The fees and expenses of the Expert shall be paid pro rata by Investor and the CAG Parties in accordance with the percentage of the disputed amounts awarded to the other Party as a result of the Expert’s decision. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

(c) As promptly as practicable, but no later than thirty (30) days following the end of each Earn-Out Period following the Closing Date, Investor shall in good faith prepare and deliver to the CAG Parties a written computation of the Adjusted Pre-Tax Profits for such Earn-Out Period. The LLCs and Investor shall permit the CAG Parties and their Representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with Investor’s determination of the Adjusted Pre-Tax Profits for such Earn-Out Period and provide the CAG Parties with copies thereof (as reasonably requested by the CAG Parties). If the CAG Parties disagree with Investor’s determination of the Adjusted Pre-Tax Profits for such Earn-Out Period, the CAG Parties shall notify Investor in writing of such disagreement (an “Adjusted Pre-Tax Profits Objection Notice”) within thirty (30) days after the CAG Parties’ receipt of Investor’s determination of the Adjusted Pre-Tax Profits for such Earn-Out Period. All Adjusted Pre-Tax Profits Objection Notices should set forth the CAG Parties’ computation of the Adjusted Pre-Tax Profits for such Earn-Out Period and describe in reasonable detail the basis for their disagreement with Investor’s computation. The CAG Parties and Investor shall thereafter negotiate in good faith to resolve any such disagreements. If Investor and the CAG Parties are unable to resolve all such disagreements within thirty (30) days after the CAG Parties’ delivery of the Adjusted Pre-Tax Profits Objection Notice, Investor and the CAG Parties shall submit all unresolved disagreements to the Expert. If Investor and CAG are unable to mutually agree on an Expert, Investor and CAG shall select Deloitte & Touche. Investor and the CAG Parties agree to execute, if requested by the Expert, a reasonable engagement letter. Within ten (10) Business Days of the selection of the Expert, Investor and the CAG Parties will each deliver to the other and to the Expert a notice setting forth in reasonable detail their calculation of the Adjusted Pre-Tax Profits for such Earn-Out Period. The Expert shall act as an arbitrator to determine, based on the provisions of this Section 2.7 and the definitions referred to herein, only the amount remaining in dispute. The Expert shall be instructed to determine its best estimate of the calculation of the Adjusted Pre-Tax Profits for such Earn-Out Period based on its determination of the amount remaining in dispute, which estimate shall be no higher than the higher of the Parties' calculations nor lower than the lower of the Parties’ calculations, and provide a written description of the basis for such determination within thirty (30) days after such matter has been submitted to the Expert, which written determination shall be final, binding and conclusive. Each of the Parties shall furnish, at its own expense, the Expert and the other Party with such documents and other written information as the Expert may request. Each Party may also furnish to the Expert such other written information and documents as such Party deems relevant; provided, that copies of all such documents and materials shall be concurrently delivered to the other Party in the same manner as such materials are delivered to the Expert. The Expert may, at its discretion, conduct one or more conferences with respect to the dispute between the Parties, at which conference each Party shall have the right to present such additional documents, materials and other information and to be accompanied or represented by such Representatives as each Party shall choose in its sole discretion. The fees and expenses of the Expert shall be paid pro rata by Investor and the CAG Parties in accordance with the percentage of the disputed amounts awarded to the other Party as a result of the Expert’s decision. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

(d) As promptly as practicable, but no later than ten (10) Business Days after the Adjusted Pre-Tax Profits for an Earn-Out Period is finally determined pursuant to Section 2.7(b) or Section 2.7(c), Investor shall pay to the CAG Parties an amount equal to the Earn-Out Amount for such Earn-Out Period (as determined in accordance with Section 2.7(a)); provided that any Earnout Amount PIK Notes payable hereunder will be allocated between CFFIC and CAG based on the relative earnings of the LLCs. Such payment shall be made as follows:

(i) the first $50,000,000 of all Earn-Out Amounts shall be paid, at the election of Investor, either by (i) wire transfer of immediately available funds to the account(s) designated by the CAG Parties or (ii) the issuance to CFFIC of 10.75% Earnout Amount PIK Notes in the aggregate principal amount of such Earn-Out Amounts;

(ii) the next $50,000,000 of such Earn-Out Amounts shall be paid by wire transfer of immediately available funds to the account(s) designated by the CAG Parties; provided that to the extent and only to the extent that the payment of such cash amount would result in a default under the credit facility for the ABL Financing as in effect at the Closing (as certified by the chief financial officer of Investor), if the Investor elected to pay a portion of the Purchase Price in PIK Notes, such amounts shall be paid by the issuance to CFFIC of 10.75% Earnout Amount PIK Notes in the aggregate principal amount of such Earn-Out Amounts; and

(iii) all remaining Earn-Out Amounts shall be paid, at the election of Investor, either by (i) wire transfer of immediately available funds to the account(s) designated by the CAG Parties or (ii) if the Investor elected to pay a portion of the Purchase Price in PIK Notes, the issuance to CFFIC of 10.75% Earnout Amount PIK Notes in the aggregate principal amount of such Earn-Out Amounts.

(e) Commencing on the Closing Date and continuing until the earlier of (x) December 21, 2008 and (y) the date on which the CAG Parties have received an amount equal to the Earn-Out Cap (through payments pursuant to this Section 2.7 and/or through payments made by Investor under Section 2.7(h)), Investor shall not, and shall not permit any other Person to, without the prior written consent of the CAG Parties, require or otherwise cause the LLCs or any of its Subsidiaries, directly or indirectly, to:

(i) take any action intended to or that could reasonably be expected to adversely affect the CAG Parties’ right to Earn-Out Amounts, the amount thereof or the ability to calculate the amount thereof;

(ii) dispose of any of its assets or businesses (other than sales of assets in the Ordinary Course of Business) that affect the amount of the Earn-Out Amounts;

(iii) postpone to any periods following December 21, 2008, any revenues or profits that would otherwise be expected to occur prior to December 21, 2008; or

(iv) accelerate to any periods prior to December 21, 2008, any costs of goods sold or operating or other expenses that would otherwise be expected to occur after December 21, 2008.

(f) In the event the Closing occurs following April 20, 2008 due to a delay by Investor in completing the Debt Financing and the Equity Financing or due to a delay in the satisfaction of a condition to Closing within Investor’s control, for all purposes of this Section 2.7, all references to December 21, 2008 in this Section 2.7 shall automatically be updated to reflect the last date in the next succeeding monthly Fiscal Period (for example, in the event of a ten day delay, the date would be updated to January 18, 2009). All payments made pursuant to this Section 2.7 shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

(g) The dispute resolution provisions of Sections 2.7(b)(ii) and 2.7(c) shall not apply to, and the scope of the Expert’s authority herein shall not extend to, any dispute of the parties relating to the interpretation, breach or enforcement of any provisions of this Agreement.

(h) Investor may at any time elect to pay to the CAG Parties by wire transfer of immediately available funds an amount equal to the Earn-Out Cap, less any payments previously made under this Section 2.7 and upon such payment, all of the obligations of the Investor under this Section 2.7 shall cease.

Section 2.8. Tax Matters Relating to the PIK Notes and the Warrant. The Parties agree that, for U.S. federal income Tax purposes (and, where applicable, state, local, and foreign Tax purposes): (i) the purchase and sale of the Transferred LLC Interests constitutes a direct acquisition by Holdco from the CAG Parties of all of the Transferred Assets; (ii) the Purchase Price PIK Notes and the 10.75% Earnout Amount PIK Notes (if any) shall have an issue price equal to their aggregate principal amounts when issued; (iii) the Warrant shall have a fair market value at issuance of $250,000, which amount shall be treated as a portion of the consideration paid for the Transferred Assets (and, should the Warrant be later sold, repurchased or exercised, no portion of the property then received for such Warrant shall be treated as consideration for the Transferred Assets); and (iv) any cash paid, and the principal amount of any 10.75% Earnout Amount PIK Notes issued, pursuant to Section 2.7 shall be considered payments of additional consideration from Holdco to the CAG Parties for the Transferred Assets. The Parties also agree to file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the foregoing.

Section 2.9. Investor Right to Substitute Cash for PIK Notes. Notwithstanding anything herein to the contrary, Investor may elect to pay (or cause the payment of ) cash in lieu of Purchase Price PIK Notes otherwise issuable at Closing hereunder. If Investor exercises such option, all covenants and conditions herein related to the delivery of the PIK Notes at Closing shall be deemed to have been satisfied by the delivery of cash in the amount equal to the principal amount of the corresponding series of PIK Notes.

Section 2.10. Investor Right to Issue PIK Notes to CAG. Notwithstanding anything herein to the contrary, Investor may elect to issue PIK Notes, including all or a portion of the Purchase Price PIK Notes, to CAG as partial consideration for the purchase of the limited liability company interests of Freebird rather than issuing all or a portion of such PIK Notes to CFFIC as consideration for the purchase of the limited liability company interests of Freebird II. Investor may make such election for any reason. In the event of such election, the specific obligations of Investor with respect to delivery of the PIK Notes, including pursuant to Section 2.5(d)(i), as well as the definition of CAG Cash Purchase Price, CFFIC Cash Purchase Price and other provisions hereof, shall be deemed to be modified as appropriate to give effect to such election.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE CAG PARTIES AND THE LLCs

Each of the CAG Parties and the LLCs, jointly and severally make to the Buyer Parties, as of the date hereof, and, unless otherwise specified, as of the Closing, each of the representations and warranties contained in this Article III, it being agreed that disclosure of any item in any section or subsection of the Schedules hereto shall also be deemed disclosed with respect to any other section or subsection to which the relevance of such item is readily apparent.

Section 3.1. Organization and Good Standing.

(a) Each of the CAG Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted. Except as set forth on Schedule 3.1(a), each of the LLCs and the CTG Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which the LLCs and such CTG Company, respectively, is organized.

(b) Each of the CAG Parties, the LLCs and the CTG Companies has full corporate or other entity power and authority to conduct the CTG Business as it is now being conducted and to own or use the properties and assets, including the properties and assets of the CTG Companies, that they purport to own or use in conducting the CTG Business.

(c) Except as set forth on Schedule 3.1(c), the CTG Companies include any and all direct or indirect Subsidiaries of the CAG Parties engaged in the CTG Business.

Section 3.2. Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the CAG Parties and the LLCs enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Upon the execution and delivery by the CAG Parties and the LLCs of the Related Agreements to which each is a party, each of such Related Agreements will constitute the legal, valid and binding obligation of such CAG Parties and the LLCs, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Each of the CAG Parties and each of the LLCs has the requisite right, power and authority to execute and deliver this Agreement and each of the Related Agreements to which each is a party, and to perform its obligations hereunder and thereunder and consummate the Contemplated Transactions and the transactions contemplated under the Related Agreements, and such action has been duly authorized by all necessary corporate or other entity action.

(b) The execution, delivery and performance by each CAG Party and the LLCs of this Agreement or the execution and delivery any of the Related Agreements to which each is a party, and the consummation of the Contemplated Transactions and the transactions contemplated under the Related Agreements, does not and will not: (i) except as set forth on Schedule 3.2(b), violate any provision of its or any of the CTG Companies’ Governing Documents, or any resolution adopted by its board of directors or shareholders (or similar management group); (ii) violate or conflict with any material provisions of any Legal Requirements or any Order to which it or any of the CTG Companies may be subject; (iii) except as set forth on Schedule 3.2(b) (the “CAG Required Consents”), violate, conflict with, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, penalty, premium or other payment to arise or accrue under any CTG Business Material Contract to which it or any of the CTG Companies is a party or by which it or any of the CTG Companies is bound or to which any of its or the CTG Companies’ respective properties or assets is subject; or (iv) result in the creation or imposition of any Encumbrance (except Permitted Encumbrances and any Encumbrances imposed directly or indirectly by Investor) upon any of the properties or assets of the CTG Business.

(c) Except as set forth in Schedule 3.2(c), no material consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body or any other Person is required to be made or obtained by any of the CAG Parties, the LLCs or any of the CTG Companies in connection with the execution, delivery, and performance of this Agreement (excluding for this purpose Section 7.10(b)(ii)) or the execution and delivery of the Related Agreements or the consummation of the Contemplated Transactions or the transactions contemplated under the Related Agreements.

Section 3.3. CTG Company Records

(a) The CAG Parties have provided or made available to Investor or one or more of its Representatives true, correct and complete copies of the Governing Documents of the CTG Companies, in each case as amended and in effect on the date hereof.

(b) The minute books of the CTG Companies (or similar books and records kept in accordance with the Governing Documents of such CTG Company) previously made available to Investor or one or more of its Representatives are all of such minute books or similar books and records and contain true, correct and materially complete records of all meetings for at least the last three (3) years prior to the date hereof, and reflect all other material action of the shareholders and board of directors or similar management group (including committees thereof) of the CTG Companies during such time. The share certificate books and share transfer ledgers, or similar books and records of Equity Interests of the CTG Companies, as previously made available to Investor or one or more of its Representatives, are all of such books, ledgers and books and records and are true, correct and materially complete.

(c) All books and records of the CTG Companies (and all other books and records of CAG and its Subsidiaries relating exclusively to the CTG Business) are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Legal Requirements.

Section 3.4. Company Interests; Title; Sufficiency of Assets.

(a) The Equity Interests of the CTG Companies are as listed in Schedule 3.4(a) and, except as set forth in Schedule 3.4(a), all of such Equity Interests (i) are issued and outstanding, (ii) have been duly authorized and are validly issued, and, if stock of a corporation, fully paid, and nonassessable, (iii) were issued in compliance with all applicable securities laws, (iv) were not issued in breach of any Equity Commitments, and (v) are held of record and owned beneficially by CAG or one or more of its Subsidiaries. Except as set forth on Schedule 3.4(a), (A) no Equity Commitments of any of the CTG Companies exist, (B) no Contracts exist with respect to the voting or transfer of any of the CTG Companies’ Equity Interests, (C) no Person is obligated to redeem or otherwise acquire any of the CTG Companies’ Equity Interests and (D) CAG or one or more of its Subsidiaries has, and, immediately following the Closing, the LLCs or one or more of their Subsidiaries will have good and marketable title to the CTG Companies’ Equity Interests free and clear of all Encumbrances except as set forth on Schedule 3.4(a) and for Encumbrances in favor of CAG or its Affiliates that will be discharged prior to the Closing Date and for any Encumbrances imposed directly or indirectly by Investor.

(b) Immediately prior to the Closing, after giving effect to the Reorganization, CAG and CFFIC will be the record and beneficial owners of all of the outstanding Equity Interests of the LLCs. At the Closing, CAG and CFFIC, as applicable, shall sell and deliver to Investor good and marketable title to the Transferred LLC Interests, free and clear of all Encumbrances other than restrictions under federal and state securities laws and the operating agreement or other governing documents of Investor. All such Transferred LLC Interests, when sold to and purchased by Investor, shall have been validly issued.

(c) After giving effect to the Reorganization and except as set forth on Schedule 3.4(c), from and after the Closing Date, the CTG Business Assets and those assets to be made available to Freebird pursuant to the Transition Services Agreement, constitute all of the material assets that are used in or otherwise necessary for the conduct of the CTG Business immediately following the Closing in substantially the same manner as currently conducted by CAG and its Subsidiaries consistent with past practices. The CTG Business Assets have been maintained, repaired and replaced in the Ordinary Course of Business (ordinary wear and tear excepted), and are and will be immediately following the Closing free and clear of all Encumbrances, other than Permitted Encumbrances and any Encumbrances imposed directly or indirectly by Investor.

(d) The Equity Interests of the JVs that are held by CAG or one or more of its Subsidiaries are held of record and owned beneficially by CAG or one or more of its Subsidiaries. CAG or one or more of its Subsidiaries has (and immediately following the

Closing, the LLCs or one or more of their Subsidiaries will have) good and marketable title to such Equity Interests free and clear of all Encumbrances except for Encumbrances in favor of CAG or its Affiliates that will be discharged prior to the Closing Date and for any Encumbrances imposed directly or indirectly by Investor.

Section 3.5. No Material Adverse Change. Except as described in Schedule 3.5, (a) since May 27, 2007 and through the date hereof, except as part of the Reorganization, CAG and the CTG Companies, as applicable, have conducted the CTG Business in the Ordinary Course of Business and, (b) since May 27, 2007 and through the date hereof, there has not been any event or circumstance in respect of the CTG Business, including without limitation its financial condition, operations, or assets that, individually or in the aggregate with other known events or circumstances, has resulted or would reasonably be expected to result in a CTG Material Adverse Effect.

Section 3.6. Employee Benefits.

(a) Schedule 3.6(a)(i) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, but other than any multiemployer plans within the meaning of Section 3(37) of ERISA)), and all equity, equity incentive, severance, change-in-control, bonus, incentive, stock purchase, employment, retention, deferred compensation, salary continuation, employee loan and all other material employee benefit (including fringe benefit) plans, agreements, programs, policies or other arrangements in which any current employee of the CTG Business or current employee of CAG or its Subsidiaries listed on Schedule 3.11(a) (the “CTG Business Employees”) has any present or future right to payments or benefits and which are contributed to, sponsored by or maintained by any of the CTG Companies, CAG or any of their respective Subsidiaries or ERISA Affiliates, or under which any of the CTG Companies or any of their respective Subsidiaries has any material present or future liability (actual or contingent) (all such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “CAG Plans”). Schedule 3.6(a)(ii) separately contains a true and complete list of each CAG Plan that will be sponsored or maintained by Freebird or any of the CTG Companies or any of their respective Subsidiaries following the Closing Date or with respect to which the LLCs or any of the CTG Companies or any of their respective Subsidiaries is expected to have any liability (collectively, the “Trade Group Plans”). Schedules 3.6(a)(i) and (ii) separately identify CAG Plans that are maintained outside the jurisdiction of the United States, or that primarily cover any CTG Business Employees residing or performing services outside the United States (the “CTG Foreign Business Employees”) (each, a “CAG Foreign Plan,” and each CAG Foreign Plan that qualifies as a Trade Group Plan, a “Trade Group Foreign Plan”) from those CAG Plans that are maintained inside the jurisdiction of the United States, or that primarily cover any CTG Business Employee residing or performing services inside the United States (the “CTG US Business Employees”) (each, a “CAG US Plan,” and each CAG US Plan that qualifies as a Trade Group Plan, a “Trade Group US Plan”). Schedule 3.6(a)(ii) separately identifies each “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which the LLCs or any of the CTG Companies or any of their respective Subsidiaries will have an obligation to contribute as of the Closing Date pursuant to a Collective Bargaining Agreement (each, a Multiemployer Plan”).

(b) With respect to each Trade Group US Plan, CAG has provided to Investor a current, accurate and complete copy (or to the extent no such copy exists an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; and (iii) any summary plan description.

(c) Each Trade Group US Plan has been established and administered in all material respects in accordance with its terms and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable Legal Requirements; (ii) each Trade Group US Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and to the knowledge of CAG nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the revocation of such letter or the loss of such qualification, and each Trade Group Plan that is a Trade Group Foreign Plan has been duly registered with the applicable Governmental Body where required by applicable Legal Requirements; (iii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could result in a material tax or penalty has occurred with respect to any Trade Group US Plan; (iv) except as set forth on Schedule 3.6(c)(iv), none of the CTG Companies has incurred any liability in respect of post-employment or post-retirement health, medical or life insurance benefits for CTG Business Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements; and (v) all material contributions and premium payments required to be made as of the date hereof in respect of (x) each Trade Group Plan and (y) each CAG Plan, with respect to CTG Business Employees, have been timely made.

(d) Other than any Multiemployer Plan and except as may be required by any Collective Bargaining Agreement: (i) none of the Trade Group Plans is subject to Title IV of ERISA, and (ii) none of the CTG Companies will have any liability (direct or indirect) in respect of any CAG Plan that is subject to Title IV of ERISA after the Closing Date. None of the Trade Group Foreign Plans is a defined benefit pension plan or provides benefits pursuant to a formula that requires benefits to be funded on actuarial principles.

(e) With respect to any Trade Group US Plan: (i) no material actions, suits or claims are pending or, to the knowledge of CAG, threatened; (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, to the knowledge of CAG threatened, or in progress.

(f) Except as disclosed on Schedule 3.6(f) or as provided in Section 7.6, no CAG Plan or Trade Group Plan as a result of the execution of this Agreement or the Contemplated Transactions (whether alone or in connection with any other event(s)) would, with respect to any CTG Business Employee:

(i) result in severance pay or any increase in severance pay upon any termination of service; or

(ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or, increase the amount payable.

(g) The execution of this Agreement or the Contemplated Transactions (whether alone or in connection with other events), will not result in any payment under any Trade Group US Plan that would not be deductible under Section 280G of the Code.

Section 3.7. Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.7(a), since the date that is two years prior to the date of this Agreement, CAG and the CTG Companies are not and have not been in material violation of any Legal Requirements (which term for this purpose shall not include Environmental Laws or Legal Requirements relating to Taxes) applicable to the ownership or operation of the CTG Business.

(b) Except as set forth on Schedule 3.7(b), for the past three years, none of CAG or the CTG Companies has received any written notice or, to the knowledge of the CAG Parties, other notice, from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement (which term for this purpose shall not include Environmental Laws or Legal Requirements relating to Taxes) applicable to it in connection with the conduct or operation of the CTG Business.

(c) Each material Governmental Authorization (which term for this purpose shall not include Governmental Authorizations relating to Environmental Matters or Taxes) that is held by the CAG Parties and/or the CTG Companies in connection with the CTG Business has been issued to the holder thereof and is valid and in full force and effect; such Governmental Authorizations constitute all that are required for the operation of the CTG Business as currently conducted; and, to the knowledge of the CAG Parties, there has been no threatened termination or revocation of any such Governmental Authorization.

Section 3.8. Legal Proceedings; Orders.

(a) Except for Environmental Matters which are the subject of Section 3.15 and except as set forth in Schedule 3.8(a), there is no pending, or, to CAG’s knowledge, threatened, material Proceeding by or against the CAG Parties or their Subsidiaries relating to the CTG Business (including without limitation any Proceeding by or against any CTG Company) or that could reasonably be expected to prevent, materially delay, make illegal or otherwise materially interfere with, any of the Contemplated Transactions.

(b) Except as set forth in Schedule 3.8(b), there is no Order in regard to the CTG Companies (other than orders of general applicability not specific to any of the CTG Companies) that, individually or in the aggregate, is material to the properties, assets or operations of the CTG Companies.

Section 3.9. Contracts; No Defaults.

(a)(i) Schedule 3.9(a) contains, as of the date hereof, an accurate and complete list of each CTG Business Material Contract (or in the case of forms described in clause (ii) of this Section 3.9(a), a listing of such forms) and (ii) except for multiple agreements that are substantially similar to a standard form, in which case only such form has been made available, the CTG Companies have made available to Investor or one or more of its Representatives accurate and complete copies of all such CTG Business Material Contracts and such standard forms.

(b) Except as set forth in Schedule 3.9(b), to the knowledge of CAG:

(i) each CTG Business Material Contract and material Trading Agreement is in full force and effect and is a valid and enforceable obligation of each CTG Company that is a party thereto except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity); and

(ii) no event or condition exists that constitutes or, after notice or a lapse of time or both, will constitute, a material default on the part of CAG or any of its Subsidiaries, or any of the CTG Companies under any such CTG Business Material Contract or material Trading Agreement.

(c) For purposes of this Agreement, “CTG Business Material Contract” shall mean any of the following Contracts used by or in support of the CTG Business (excluding any Contracts to be executed and delivered pursuant to this Agreement):

(i) any outstanding Indebtedness exceeding $5,000,000 individually that is related exclusively to the CTG Business;

(ii) any Contract of surety, guarantee or indemnification by any CTG Company outside of the Ordinary Course of Business of the CTG Business;

(iii) any Contract containing a covenant not to compete with respect to the CTG Business or any CTG Company that is currently in full force and effect;

(iv) any Affiliate Agreement (other than Financial Assurances) which will survive the Closing;

(v) any Contract guaranteeing the payment to any CTG Business Employee of total annual compensation in excess of $250,000;

(vi) other than Trading Agreements, any Contract which may not be terminated by the CTG Business without penalty on 180 days or fewer notice and which could reasonably be expected either to (A) commit any CTG Company to aggregate expenditures of more than $5,000,000 in any calendar year or (B) give rise to anticipated receipts of more than $5,000,000 in any calendar year;

(vii) any written Contract in respect of an equity investment or relating to on-going rights and obligations with respect to a formal written partnership agreement or a material contractual joint venture;

(viii) other than customary provisions included in Trading Agreements, agreements with respect to the sharing, allocation or indemnities of Taxes or Tax costs that will survive the Closing (other than any agreements which are described in Sections 3.9(c)(i)–(vi) or 3.9(c)(xi)–(xv), or would be so described in Section 3.9(c)(i) but for the $5,000,000 threshold, or would be so described in Section 3.9(c)(vi) but for the limitations in Section 3.9(c)(vi)(A) or (B));

(ix) agreements for the sale of any assets, property or rights or for the grant of any options or preferential rights to purchase any assets, property or rights, in each case for consideration in excess of $5,000,000;

(x) documents granting any power of attorney with respect to the material affairs of the CTG Business, excluding powers of attorney granted in the Ordinary Course of Business with respect to international operations;

(xi) agreements evidencing settlement of litigation with outstanding obligations in excess of $1,000,000;

(xii) any Contracts not made in the Ordinary Course of Business;

(xiii) full requirements purchase or supply contracts with a remaining term of more than 36 months;

(xiv) tolling (financial and/or physical), energy management or other similar agreements;

(xv) any Contract with respect to a Commodity Transaction that (A) has a term longer than one (1) year and has a positive or negative fair market value in excess of $1,000,000 or (B) has a positive or negative fair market value in excess of $3,000,000, in each as calculated as of February 21, 2008; and

(xvi) any material amendments, modifications, extensions or renewals of any of the foregoing.

Section 3.10. Insurance.

(a) Schedule 3.10(a) sets forth a true and complete list of all current policies of property and casualty insurance (including liability, errors or omissions, and business interruption insurance) insuring the properties, assets, employees and/or operations of the CTG Business (collectively, the “Policies”), along with the entities covered by such Policies, aggregate coverage amount and type of each of the Policies.

(b) All Policies are in full force and effect. None of CAG or any of its Subsidiaries is in default under any material provisions of the Policies, and, except as set forth on

Schedule 3.10(b), there is no claim by CAG or any of its Subsidiaries or any other Person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies.

Section 3.11. Employees.

(a) Schedule 3.11(a) contains a complete list of all of the CTG Business Employees as of the respective dates shown thereon, specifying their position, location, status and date of hire, together with a notation next to the name of any employee on such list who is subject to any written or oral employment, change of control or severance agreement (aside from the collective bargaining agreements described in Schedule 3.11(b)) (the “CTG Employment Agreements”). CAG has made available to Investor or one or more of its Representatives true, correct and complete copies of the written CTG Employment Agreements, and summaries of any such oral CTG Employment Agreements with respect to CTG US Business Employees and any material CTG Employment Agreements with respect to CTG Foreign Business Employees. Except as disclosed in Schedule 3.11(a), as of the date hereof, no CTG Business Employee is on disability or other type of leave.

(b) Except as set forth on Schedule 3.11(b):

(i) None of the CTG Companies is a party to or otherwise bound by any Collective Bargaining Agreement with a labor union or labor organization, no pending representation election petition or application for certification has been received by any CTG Company that names the CTG Business Employees as potentially represented parties, and to CAG’s knowledge, there is no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving CTG Business Employees, nor, as of the date hereof, are any of the CTG Companies the subject of any material Proceeding asserting that any of the CTG Companies has committed an unfair labor practice or seeking to compel them to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of CAG, threatened, nor has there been for the past five years, any strike, walk-out, work stoppage, slowdown or lockout involving any of the CTG Companies; and

(ii) The CTG Companies are in material compliance with all applicable Legal Requirements regulating employment and labor relations. There are no material Proceedings relating to employment with any CTG Companies or compliance with Legal Requirements regulating employment and labor pending or, to the knowledge of CAG, threatened, by any Governmental Body, any employees or former employees, any party or parties representing any of such employees, or any former employer of a current employee, against any of the CTG Companies before any court, arbitrator or other tribunal. There are no charges of discrimination, wrongful termination or other similar complaints, including complaints related to unpaid wages, bonuses or other compensation or immigration laws pending against Freebird or the CTG Companies under any applicable federal or foreign (including international) Legal Requirement involving employees now or previously employed by the CTG Companies that, if adversely determined, could be material to any of the CTG Companies.

Section 3.12. Intellectual Property Assets.

(a) The term "CTG Intellectual Property Assets" means all material intellectual property exclusively relating to or used by or in connection with the CTG Business. The applicable CTG Companies are the owners of all right, title and interest in and to each of the CTG Intellectual Property Assets free and clear of all Encumbrances (except Permitted Encumbrances), or the applicable CTG Companies have a valid and existing license to use the CTG Intellectual Property Assets. Schedule 3.12(a) sets forth a complete and accurate list of all such licenses, copies of which have been made available to Investor. Except for IP that will be made available under the Transition Services Agreement, there is no material intellectual property not exclusively relating to or used by or in connection with the CTG Business that is necessary to operate the CTG Business as operated immediately prior to Closing.

(b) To CAG’s knowledge, (i) neither the use of any CTG Intellectual Property Assets nor the conduct of the CTG Business (as conducted by the CTG Companies immediately prior to the date hereof and to the Closing consistent with past practices) infringes on any intellectual property rights of any Third Party, and (ii) no such claims have been asserted that have not been resolved.

(c) To the knowledge of CAG, (i) no Third Party is infringing on any of the CTG Intellectual Property Assets, and (ii) no such claims are pending by CAG, its Subsidiaries or the CTG Companies or threatened by CAG, its Subsidiaries or the CTG Companies against any Third Party.

(d) The execution, delivery or performance of this Agreement or any of the Related Agreements by CAG or any of its Subsidiaries or the consummation of the Contemplated Transactions and the transactions contemplated under the Related Agreements will not result in the material loss or impairment of any of the CTG Intellectual Property Assets and will not restrict or otherwise impair in any material respect the LLCs’ and the CTG Companies’ right to use any of the CTG Intellectual Property Assets after the Closing Date without payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that would otherwise be required to be paid by CAG or its Subsidiaries had the Contemplated Transactions not occurred.

Section 3.13. Taxes. Except as set forth on Schedule 3.13(a):

(a)(i) Each of CAG and the CTG Companies has timely filed (or caused to be timely filed) all material Tax Returns that it was required to file by or with respect to, the CTG Companies and the CTG Business; (ii) all material Taxes shown to be due and payable on such Tax Returns have been paid, except for Taxes being contested in good faith through appropriate proceedings; (iii) all Taxes due by or with respect to the income, assets or operations of the CTG Companies and the CTG Business for all Pre-Closing Tax Periods and, with respect to any Straddle Period, for the portion thereof ending on the Closing Date (as determined pursuant to Section 9.9) shall have been paid or accrued and reserved against in the Closing Balance Sheet;

(iv) no CTG Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a Post-Closing Tax Period and with respect to any Straddle Period, for the portion thereof beginning on the first day after the Closing Date (as determined pursuant to Section 9.9), that is attributable to a transaction (including any adjustment pursuant to Section 481(a) of the Code) the economic benefit of which has been realized prior to the Closing, by virtue of any closing agreement with any Taxing Authority or as a result of any deferred intercompany transaction, installment sale or similar transactions; (v) no CTG Company is party to or bound by any income Tax allocation, indemnity, sharing or similar agreement pursuant to which a material amount of Taxes is or may be payable in Post-Closing Tax Periods and with respect to any Straddle Period, for the portion thereof beginning on the first day after the Closing Date (as determined pursuant to Section 9.9), (vi) no CTG Company has engaged in any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2); (vii) no withholding is required under Section 1445 of the Code in respect of the consideration payable under this Agreement for the Transferred LLC Interests and the CTG Foreign Companies; and (viii) each CTG Company has duly paid or has procured to be paid all stamp duty or stamp duty land tax on documents or in connection with land transactions to which it is party or in which it is interested and which are liable to stamp duty or stamp duty land tax.

(b) To the knowledge of CAG, except as set forth on Schedule 3.13(b), (i) there are no material Liens for Taxes upon any of the assets of the CTG Business, except for Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings; (ii) no material Tax Return of, or that includes, any CTG Company is currently being examined by, and no written notice of any such examination or of a proposed assessment or other adjustment in respect of such Tax Return has been received from, any Taxing Authority, which examination, assessment or adjustment could reasonably be expected to result in a liability for a material amount of Taxes; and (iii) there are no outstanding written agreements or waivers extending the statute of limitations applicable to any such Tax Return or, in the case of any asset selling corporation, a Tax Return to the extent related solely to the CTG Business, which agreements or waivers could reasonably be expected to result in a liability for a material amount of Taxes.

(c) Each of the CTG Companies and the CTG Business have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Internal Revenue Service Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) None of the CTG Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(e) None of the assets of the CTG Foreign Companies are "United States real property interests" as defined in Section 897(c) of the Code.

Section 3.14. Brokers or Finders. None of CAG, CFFIC, the CTG Companies, or any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions for which Investor, the LLCs or any of the CTG Companies could be liable.

Section 3.15. Environmental Compliance. Except as set forth on Schedule 3.15:

(a) (i) the CTG Companies are, and for the last five (5) years were, and insofar as it affects the CTG Business, CAG and its Subsidiaries are in material compliance with all applicable Environmental Laws, (ii) CAG and its Subsidiaries insofar as it affects the CTG Business, and the CTG Companies and the CTG Business possess, and for the last five (5) years have been in material compliance, with all Environmental Permits, and (iii) all applications required by Environmental Laws to renew or obtain any Environmental Permit have been made in a timely fashion so as to allow the CTG Companies to operate in material compliance with applicable Environmental Laws.

(b) There are no pending or, to the knowledge of CAG, threatened, material Proceedings under or relating to any Environmental Law that would reasonably be expected to impose, on CAG or its Subsidiaries, insofar as it affects the CTG Business, or on any CTG Company, any material Environmental Liability. In the last five (5) years, none of the CTG Companies, nor CAG nor any of its Subsidiaries, insofar as it affects the CTG Business, has received written notice of or has knowledge of any material claim or demand made or threatened by any Person against the CTG Companies, CTG Business, Owned Real Property, Leased Real Property, or CAG or any of its Subsidiaries, insofar as it affects the CTG Business, relating to material Environmental Liability for (A) actual or alleged On-Site Contamination; (B) any alleged material violation of Environmental Laws by the CTG Companies or CAG or any of its Subsidiaries insofar as it affects the CTG Business; (C) actual or alleged Off-Site Contamination. None of the CTG Companies, or insofar as it affects the CTG Business, neither CAG nor any of its Subsidiaries is subject to any Order or third party agreement or Encumbrance with respect to any Environmental Law or any Environmental Liability that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the operations or business of the CTG Companies or the CTG Business.

(c) To the knowledge of CAG, no On-Site Contamination exists and no Hazardous Substance has been disposed of, arranged to be disposed of, released or threatened to be released at or from, any of the properties or facilities currently or formerly owned, leased or operated by any of the CTG Companies, or, to the knowledge of CAG, by CAG or any of its Subsidiaries with respect to the CTG Business, in each case in a manner or condition that could reasonably be expected to result in a material Environmental Liability.

(d) None of the CTG Companies and neither CAG nor its Subsidiaries, insofar as it affects the CTG Business, has been identified by a Governmental Body as potentially responsible within the meaning of applicable Environmental Law for material Environmental Liabilities associated with any site or location formally identified by a Governmental Body as requiring or recommended for environmental investigation or cleanup.

(e) None of the CTG Companies, nor CAG nor any of its Subsidiaries insofar as it affects the CTG Business, has expressly assumed or provided indemnity against any material Environmental Liability of any other Person under or relating to any Environmental Laws.

(f) Neither the Owned Real Property nor the Leased Property has been formally identified by any Governmental Body as requiring environmental investigation or cleanup.

(g) The CTG Companies, and CAG and its Subsidiaries, insofar as it affects the CTG Business, have delivered to Investor copies of all documents, records and information in their possession or under their reasonable control relevant to Environmental Matters affecting the CTG Business sufficient to enable Investor to determine whether material Environmental Liabilities exist with respect to the current or former operations of the CTG Business, CTG Companies, Owned Real Property or Leased Real Property, including, without limitation, environmental compliance audits, environmental site assessments, health and safety assessments, and inspection reports and notices of violation from and correspondence with environmental Governmental Bodies.

(h) This Section 3.15 sets forth the sole and exclusive representations and warranties of the CAG Parties and the CTG Companies with respect to Environmental Matters.

Section 3.16. Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.16(a) contains true and complete copies of (i) the audited combined balance sheets of the CTG Companies as of May 27, 2007 and May 28, 2006 and the related combined statements of operations and cash flows for the year ended May 27, 2007 and May 28, 2006, including any notes thereto (the "Audited Financial Statements") and (ii) the unaudited combined balance sheets of the CTG Companies as of February 24, 2008 and the related combined statements of operations and cash flows for the quarterly period ended February 24, 2008 (the "Interim Fiscal Period Financials"). The Audited Financial Statements have been prepared in conformity with GAAP (except in each case as described in the notes thereto) and fairly present, in all material respects, the financial condition and results of operations of the CTG Business as of the respective dates thereof and for the respective periods indicated therein.

(b) The CTG Companies do not have any Liabilities that are required by GAAP to be reflected on the Audited Financial Statements and the Interim Fiscal Period Financials that are not reflected thereon other than:

(i) Liabilities incurred since May 27, 2007 in the Ordinary Course of Business;

(ii) Liabilities under the Related Agreements or incurred in connection with the Contemplated Transactions and the transactions contemplated under the Related Agreements;

(iii) as set forth on Schedule 3.16(b);

(iv) any other Liabilities which, individually do not exceed $1,000,000, and, in the aggregate, do not exceed $3,000,000; and

(v) liabilities of the type and in the amount that will be reflected on the Closing Balance Sheet and included in the determination of the Purchase Price.

Section 3.17. Real Properties.

(a) Schedule 3.17(a) sets forth the name of the owning entity, the address and summary description of all material land that, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, immediately prior to the Closing, after giving effect to the Reorganization, will be owned by the LLCs or one of their Subsidiaries (except real properties sold or otherwise disposed of since the date hereof in the Ordinary Course of Business) (the "Owned Real Property"). The Owned Real Property constitutes all material real property owned by the CTG Companies and used in connection with the CTG Business. None of the Owned Real Property is subject to a mortgage or deed of trust. With respect to each Owned Real Property, on the Closing Date (i) the LLCs or one of their Subsidiaries (as the case may be) shall have good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Encumbrances as of the Closing Date, except Permitted Encumbrances (other than a mortgage or deed of trust); (ii) except as set forth in Schedule 3.17(a), the LLCs or their Subsidiaries shall not have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) except as set forth in Schedule 3.17(a) and other than the right of Investor pursuant to this Agreement, there will be no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. To CAG’s knowledge, (i) the LLCs have access to each parcel of Owned Real Property sufficient for the operation of the CTG Business (as conducted by the CTG Companies immediately prior to the date hereof and to the Closing consistent with past practices) and (ii) each parcel of Owned Real Property is serviced by and has access to public utilities or utilities are available for each parcel of Owned Real sufficient for the operation of the CTG Business (as conducted by the CTG Companies immediately prior to the date hereof and to the Closing consistent with past practices). There is no pending, or, to CAG’s knowledge, threatened, condemnation, proposed condemnation or similar proceeding affecting any Owned Real Property that could reasonably be expected to prevent, delay, make illegal or otherwise interfere with, the operation of the CTG Business (as conducted by the CTG Companies immediately prior to the date hereof and to the Closing consistent with past practices).

(b) Schedule 3.17(b) lists the address of all material real property that immediately prior to the Closing, after giving effect to the Reorganization, will be leased or subleased by the LLCs and/or one of their Subsidiaries (except for leases that have expired by their terms since the date hereof) (the "Leased Real Property"). The Leased Real Property and the Owned Real Property constitute all interests in real property owned, leased or subleased by the LLCs in connection with the CTG Business. Except as disclosed on Schedule 3.17(b), CAG has delivered to Investor a true and complete copy, in all material respects (except for exhibits thereto), of each Lease Agreement. Except as set forth in Schedule 3.17(b), as of the Closing Date, with respect to each Lease Agreement: (i) such Lease Agreement shall be legal, valid, binding, enforceable and in full force and effect, subject to the application of any bankruptcy or other creditor’s rights laws and the LLCs and/or one of their Subsidiaries will have the benefits as a lessee thereunder; and (ii) the LLCs or a Subsidiary (as applicable) will not be in breach or default under any Lease Agreement, and to the knowledge of CAG, no event will have occurred or circumstance exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default, individually or in the aggregate would not reasonably be expected to materially adversely affect the operation of the CTG Business (as conducted by the CTG Companies immediately prior to the date hereof and to the Closing consistent with past practices). Neither the LLCs nor any of the CTG Companies has received a written notice of default with respect to any such Lease Agreement which has not been cured and to the knowledge of the CAG Parties, no other party to such Lease Agreement is in default thereunder. Neither the LLCs nor any of the CTG Companies has mortgaged, pledged or otherwise encumbered its interest in any such Leased Real Property.

Section 3.18. Affiliate Agreements. Schedule 3.18 provides a complete list of all Contracts between (i) any CTG Company and (ii) CAG or any director, officer, or Subsidiary or affiliate of CAG (other than another CTG Company and other than Trading Agreements in respect of Commodities or securities traded on a regulated commodities or securities exchange) (each referred to herein as an "Affiliate Agreement" and together the "Affiliate Agreements") that are in effect on the date hereof.

Section 3.19. Material Financial Assurances. Schedule 3.19 contains a complete list of all of the guarantees, letters of credit, comfort letters, "keep whole" agreements, bonds or other financial security arrangements or other credit support arrangements of any type or kind whatsoever, whether or not accrued, absolute, contingent or otherwise ("Financial Assurances") under which any CTG Company or CAG is obligated or could reasonably be expected to be obligated for an amount in excess of $500,000, and the amount of each (including any amount drawn or used) as of February 24, 2008, in each case to the extent such Financial Assurances have been provided to or for the benefit of any creditor or counterparty of any CTG Company under which CAG or any of its Subsidiaries (other than the CTG Companies) are responsible or otherwise obligated.

Section 3.20. FCPA. Neither CAG nor any of its Subsidiaries, nor, to the knowledge of CAG, any officer, director or employee thereof, has violated any provisions of the FCPA, or the rules and regulations promulgated thereunder in connection with the operation of the CTG Business. To the knowledge of CAG, no claim has ever been filed against CAG or any of the CTG Companies for violation of the FCPA with respect to the CTG Business. To the knowledge of CAG, neither CAG nor any of the CTG Companies, nor any Representatives acting on any of their behalf, has (i) used assets of CAG or any of the CTG Companies, or made any promise or undertaking in such regard, for any other illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund for illegal payments; or (ii) made any false or fictitious entries in the books or records of CAG or any of the CTG Companies.

Section 3.21. Recent Developments. Except as set forth on Schedule 3.21 or as expressly permitted under Section 7.1 after the date hereof, since May 27, 2007, the CAG Parties and the CTG Companies and their Subsidiaries have conducted the CTG Business only in the Ordinary Course of Business and have not, with respect to the CTG Business or the CTG Business Assets:

(a) suffered any CTG Material Adverse Effect;

(b) mortgaged, pledged or subjected to any Encumbrance, any of the CTG Business Assets, except in the Ordinary Course of Business;

(c) sold, transferred, leased to others or otherwise disposed of any of property, business or assets, tangible or intangible, of the CTG Business, except for inventory sold in the Ordinary Course of Business;

(d) received any notice of termination of any CTG Business Material Contract or suffered any material damage, destruction or loss (whether or not covered by insurance);

(e) transferred or granted any material rights under, or entered into any settlement regarding the breach or infringement of, any CTG Intellectual Property Assets used in the CTG Business, or knowingly modified any existing material rights with respect thereto;

(f) except as set forth on Schedule 3.21(f), and except pursuant to normal performance reviews and in connection with promotions or increases in responsibilities, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of, any CTG Business Employee or any independent sales representative, distributor or agent employed or engaged with respect to the CTG Business;

(g) encountered any labor union organizing activity, had any actual or threatened employee strikes, stoppages, slowdowns or lockouts, or had any material adverse change in its relations with its employees, agents, customers or suppliers as a group

(h) made any capital expenditures or capital additions or improvements in respect of a single project in excess of an aggregate of $500,000; or

(i) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

Section 3.22. Export Controls. With respect to the CTG Business, the CAG Parties and the CTG Companies and their respective Subsidiaries have at all times been in compliance in all material respects with all Legal Requirements relating to export control and trade embargoes. To the knowledge of the CAG Parties, no product sold or service provided by the CTG Business during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of any country or Person to which trade is embargoed, including without limitation Cuba or Iran.

Section 3.23. Inventory. All Inventory included in the CTG Business Assets consists of, and as of the Closing Date will consist of, products of good quality and of a quality and quantity usable and saleable within a reasonable period of time in the Ordinary Course of Business, subject only to the reserves for inventory write-downs or unmarketable. All obsolete, damaged, slow moving or discontinued items have been written off or properly reserved for on the Audited Financial Statements and the Final Balance Sheet.

Section 3.24. Suppliers and Customers. Schedule 3.24 hereto sets forth a list, for the preceding two (2) yearly Fiscal Periods, of (i) the ten largest suppliers of the CTG Business by the dollar volume of goods or services supplied, together with the aggregate value of goods and services supplied by such supplier, and (ii) a list of the ten largest customers of the CTG Business by dollar volume of goods or services purchased, and the amount purchased by each such customer. None of the customers or suppliers listed or required to be listed on Schedule 3.24 has discontinued or materially curtailed its sales to, or purchases from, the CTG Companies over the last two yearly Fiscal Periods or to the knowledge of CAG notified CAG or any CTG Company in writing of an intention to do so in the future or as a result of the Contemplated Transactions or the transactions contemplated under the Related Agreements.

Section 3.25. No Other Representation. Except for the representations and warranties contained in this Article III, none of the CAG Parties nor any other Person acting on behalf of the CAG Parties makes any representation or warranty, express or implied, regarding the CAG Parties or any of their Subsidiaries.

Section 3.26. Joint Ventures. To the actual knowledge (without any duty of further inquiry) of Colleen Batcheler and Robert J. Sharpe, Jr., (i) since the date that is two years prior to the date of this Agreement, the JVs are not and have not been in material violation of any Legal Requirements applicable to the ownership or operation of the CTG Business, and (ii) the JVs do not have any Liabilities that are required by GAAP to be reflected on the Audited Financial Statements and the Interim Fiscal Period Financials that are not reflected thereon other than (A) Liabilities incurred since May 27, 2007 in the Ordinary Course of Business; and (B) liabilities of the type and in the amount that will be reflected on the Closing Balance Sheet and included in the determination of the Purchase Price. There are no Financial Assurances under which any CTG Company or CAG is obligated or could reasonably be expected to be obligated for an amount in excess of $500,000 in each case to the extent such Financial Assurances have been provided to or for the benefit of any creditor or counterparty of any JV under which CAG or any of its Subsidiaries (other than the CTG Companies) are responsible or otherwise obligated.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Each of the Buyer Parties hereby makes to CAG, CFFIC and the LLCs as of the date hereof, and, unless otherwise specified, as of the Closing, each of the representations and warranties contained in this Article IV.

Section 4.1. Organization and Good Standing. Each Buyer Party is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 4.2. Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each Buyer Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Upon the execution and delivery by each Buyer Party of the Related Agreements to which it is a party, each of such Related Agreements will constitute the legal, valid and binding obligation of each Buyer Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Each Buyer Party has the requisite right, power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party, and to perform its obligations and consummate the Contemplated Transactions and the transactions contemplated under the Related Agreements, and such action has been duly authorized by all necessary corporate (or other entity) action.

(b) Except as set forth on Schedule 4.2(b) (such actions listed on Schedule 4.2(b), the "Investor Required Consents"), the execution, delivery and performance by each Buyer Party of this Agreement (excluding, for this purpose, Section 7.10(b)(ii)) or any of the Related Agreements to which it is a party, and the consummation of the Contemplated Transactions and the transactions contemplated under the Related Agreements, does not and will not: (i) violate any provision of the Governing Documents of such Buyer Party, or any resolution adopted by the board of directors or shareholders (or similar management group) of such Buyer Party; (ii) violate or conflict with any material provisions of any Legal Requirements or any Order to which such Buyer Party may be subject; or (iii) violate, conflict with, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, penalty or premium to arise or accrue under any Contract to which such Buyer Party is a party or by which it is bound or to which any of its properties or assets is subject. Each Buyer Party has all necessary limited liability company authorizations and approvals necessary in connection with this Agreement or the Related Agreements or the consummation of the Contemplated Transactions or the transactions contemplated under the Related Agreements.

(c) Except as set forth in Schedule 4.2(c), no material consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body is required to be made or obtained by each Buyer Party in connection with the execution, delivery, and performance of this Agreement (excluding, for this purpose, Section 7.10(b)(ii)) or the Related Agreements or the consummation of the Contemplated Transactions, including the conduct of the CTG Business.

Section 4.3. Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 4.3(a), to the knowledge of each Buyer Party, each Investor is not and has not been in material violation of any material Legal Requirements.

(b) Except as set forth on Schedule 4.3(b), each Buyer Party has not received any written notice or, to the knowledge of Investor, other notice, from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to it.

(c) With respect to each Governmental Authorization that is held by each Buyer Party, (i) each has been issued to the holder thereof and is valid and in full force and effect except where the failure to be in full force and effect could not reasonably be expected to have a material effect on the ability to conduct the CTG Business following the Closing; (ii) except as set forth on Schedule 4.3(c), no Proceeding is pending or, to the knowledge of Investor, threatened to revoke or amend any such Governmental Authorization; and (iii) neither Buyer Parties nor any of their affiliates has received written notice or, to the knowledge of Investor, other notice from any applicable Governmental Body that (A) any such existing Governmental Authorization will be revoked or (B) any pending application for any such new Governmental Authorization or renewal of any existing Governmental Authorization will be denied.

Section 4.4. Legal Proceedings. Except for such of the following matters as, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, an Investor Material Adverse Effect, there is no pending, or, to the knowledge of Investor, threatened, Proceeding by or against either Buyer or that could reasonably be expected to prevent, materially delay, make illegal or otherwise materially interfere with, any of the Contemplated Transactions.

Section 4.5. Brokers or Finders. Except as set forth on Schedule 4.5, neither Holdco nor any of its Subsidiaries or any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions for which CAG, the LLCs or the CTG Companies could be liable.

Section 4.6. Available Funds. Holdco has received written commitments from various lenders (the "Lenders") to make available to the LLCs on the Closing Date asset-backed financing in the aggregate amount of $1,500,000,000 (the "Debt Financing"), a complete and correct copy of which commitments has been delivered to CAG. Holdco has received a letter from its own investors with respect to the equity financing required to complete the transaction contemplated hereby (the "Equity Financing"), a complete and correct copy of which commitments has been delivered to CAG. Nothing in this Section 4.6 is to be interpreted as a representation, warranty or covenant of Investor to personally provide any financing to the LLCs.

Section 4.7. No Other Representation. Except for the representations and warranties contained in this Article IV, neither Buyer Party nor any other Person acting on its behalf makes any representation or warranty, express or implied, regarding Investor or any of its Subsidiaries.

ARTICLE V.

CONDITIONS PRECEDENT TO BUYER PARTIES’ OBLIGATION TO CLOSE

The obligation of the Buyer Parties to consummate the transactions provided for in this Agreement is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in writing by Investor, in whole or in part):

Section 5.1. Accuracy of Representations. Each of the CAG Parties’ and LLCs’ representations and warranties in Article III of this Agreement shall be true and accurate in all respects (without regard to any express qualifier therein as to materiality or CTG Material Adverse Effect), except for such inaccuracies that have been cured prior to Closing or that, individually or in the aggregate, have not resulted in a CTG Material Adverse Effect.

Section 5.2. Performance. The covenants and obligations that CAG or any of its Subsidiaries is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects, except for such non-performance and non-compliance that has been cured prior to Closing or that, individually or in the aggregate, have not resulted in a CTG Material Adverse Effect.

Section 5.3. Material Consents and Governmental Approvals. Each of the Material Consents set forth on Schedule 2.5(b)(ii) and Schedule 2.5(d)(iii) and Material Governmental Approvals shall have been obtained and shall be in full force and effect, and none of such Material Governmental Approvals shall impose terms or conditions that, individually or in the aggregate with other terms and conditions, have resulted in or would reasonably be expected to result in a CTG Material Adverse Effect.

Section 5.4. Additional Documents. CAG shall have caused the agreements, documents and instruments required by Section 2.5 to be executed and delivered by the CAG Parties and the LLCs, as applicable, and each such document and instrument shall be in full force and effect and shall not have been materially breached by any party thereto (other than Investor).

Section 5.5. Orders. There shall not be in effect any Order of any Governmental Body of competent jurisdiction enjoining the consummation of the Contemplated Transactions. There shall not be, at the time of Closing, any pending suit, action or proceeding before any Governmental Body seeking to restrain or prohibit the consummation of the Closing in accordance with the terms and conditions hereof, which, considering the merits of the claims, the defenses (procedural and substantive) available thereto and the likelihood that the opposing parties will ultimately prevail, is likely to have a CTG Material Adverse Effect or an Investor Material Adverse Effect.

Section 5.6. Material Adverse Effect. There shall not have occurred since the date hereof and be continuing a CTG Material Adverse Effect.

Section 5.7. Closing Certificate. CAG shall have delivered (or caused to be delivered) to the Buyer Parties a certificate of a duly authorized officer of CAG, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.1 and 5.2 have been met and satisfied.

Section 5.8. Reorganization. Subject to the provisions of Sections 2.1(b) and 2.1(c), the Reorganization shall have been consummated on terms and conditions satisfactory to Investor and Investor shall have received the evidence described in Section 2.5(b)(viii).

Section 5.9. Debt Financing. The LLCs shall have received the Debt Financing in form and substance satisfactory to Investor.

Section 5.10. Equity Financing. Holdco shall have received the Equity Financing in form and substance satisfactory to Investor.

Section 5.11. Rating Agency. CTG or Freebird shall have received the Ratings.

ARTICLE VI.

CONDITIONS PRECEDENT TO THE CAG PARTIES’ OBLIGATION TO CLOSE

The obligation of CAG, CFFIC and the CTG Foreign Sellers to sell and deliver the Transferred LLC Interests and to take the other actions required to consummate the transactions provided for in this Agreement is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in writing by CAG in whole or in part):

Section 6.1. Accuracy of Representations. Each of the representations and warranties in Article IV of this Agreement shall be true and accurate in all respects (without regard to any express qualifier therein as to materiality or material adverse effect), except for such inaccuracies that, singly or in the aggregate, have not resulted in an Investor Material Adverse Effect.

Section 6.2. Investor’s Performance. The covenants and obligations that the Buyer Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects, except for such non-performance and non-compliance that has been cured prior to Closing or that, individually or in the aggregate, have not resulted in an Investor Material Adverse Effect.

Section 6.3. Material Consents and Governmental Approvals. Each of the Material Consents set forth on Schedule 2.5(b)(ii) and Schedule 2.5(d)(iii) and Material Governmental Approvals shall have been obtained and shall be in full force and effect, and none of such Material Consents or Material Governmental Approvals shall impose terms or conditions that, individually or in the aggregate with other terms and conditions, have resulted in or would reasonably be expected to result in a CTG Material Adverse Effect.

Section 6.4. Additional Documents. The Buyer Parties shall have caused the agreements, documents and instruments required by Section 2.5(c)-(d) to be executed and delivered by the appropriate Buyer Party, and each such document and instrument shall be in full force and effect and shall not have been materially breached by any party thereto (other than CAG or its Subsidiaries).

Section 6.5. Orders. There shall not be in effect any Order of any Governmental Body of competent jurisdiction enjoining the consummation of the Contemplated Transactions. There shall not be, at the time of Closing, any pending suit, action or proceeding before any Governmental Body seeking to restrain or prohibit the consummation of the Closing in accordance with the terms and conditions hereof, which, considering the merits of the claims, the defenses (procedural and substantive) available thereto and the likelihood that the opposing parties will ultimately prevail, is likely to have a CTG Material Adverse Effect or an Investor Material Adverse Effect.

Section 6.6. Material Adverse Effect. There shall not have occurred and be continuing an Investor Material Adverse Effect.

Section 6.7. Closing Certificate. The Buyer Parties shall have delivered (or caused to be delivered) to CAG a certificate of a duly authorized officer of Investor, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.1, 6.2 and 6.9 have been met and satisfied.

Section 6.8. Release of Financial Assurances; CAG Letters of Credit. CAG shall be reasonably satisfied that, pursuant to an agreement with, or release, waiver or otherwise from, the applicable Third Party, immediately following the Closing, CAG and its Subsidiaries (other than the CTG Companies) shall have no liability or obligation with respect to the Financial Assurances set forth on Schedule 6.8, except for those that the CAG Parties will continue pursuant to Section 7.14 provided CAG shall have received the letter or letters of credit contemplated by Section 7.14.

Section 6.9. CTG Purchase Price Debt Matters. Any CTG Purchase Price Debt shall comply in all respects with the requirements of Section 2.5(c).

Section 6.10. ABL Financing. The ABL Financing shall be consistent in all material respects with the written commitment therefor delivered to CAG as described in Section 4.6, and the final financial covenants provided for in the ABL Financing shall, when considered in relation to the CTG Business’s existing earnings projections and the anticipated financial covenant levels previously delivered to CAG, not give rise to a circumstance where it is substantially less likely that the PIK Notes will be paid in accordance with their scheduled maturities as a result of such final financial covenants.

ARTICLE VII.

ADDITIONAL COVENANTS

Section 7.1. Conduct of CTG Companies. From and after the date hereof until the Closing, except as set forth on Schedule 7.1 and subject to Section 7.14 with respect to the release of Financial Assurances, CAG shall (and shall cause its Subsidiaries to) continue to take such action necessary to operate the CTG Companies and the CTG Business in the Ordinary Course of Business and to maintain their properties in the Ordinary Course of Business and in a condition suitable for their current use. Notwithstanding the foregoing, except (i) as part of the Reorganization, (ii) as a reorganization of an entity into an entity eligible to be treated as a pass through entity for purposes of U.S. federal, state or local Tax law, or (iii) for purposes of satisfying the closing conditions set forth in Article VI, or (iv) as required (including by virtue of being an express condition to Closing) or as explicitly permitted by the terms of this Agreement or the Related Agreements, without the prior written consent of Investor (such consent not to be unreasonably withheld, conditioned or delayed), CAG shall (and shall cause its Subsidiaries to):

(a) not amend or otherwise alter (or propose any amendment or alteration to) the Governing Documents of the LLCs or any of the CTG Companies;

(b) not create or issue any Equity Commitments, or redeem any Equity Interest, of the LLCs or any of the CTG Companies;

(c) with respect to CAG and its Subsidiaries other than the CTG Companies, continue to provide all services previously provided to the CTG Companies in accordance with the Ordinary Course of Business;

(d) not make any sale, assignment, transfer, abandonment, or other conveyance of any asset (other than inventory in the Ordinary Course of Business) used in the CTG Business or any Contract relating to the CTG Business (other than any Trading Agreement), in each such case unless such asset or Contract is not material to the CTG Companies;

(e) with respect to the CAG Parties and their Subsidiaries (other than solely by the CTG Companies), not create or permit to be created (i) any Encumbrance on the Transferred Interests or (ii) any Encumbrance (other than a Permitted Encumbrance) on any asset of the CTG Companies other than in the Ordinary Course of Business or as contemplated in this Agreement or any of the Related Agreements;

(f) not enter into or materially amend, modify, extend, renegotiate or terminate any CTG Business Material Contract (as defined solely in subsections (i) through (xi) of Section 3.9(c), excluding CTG Business Material Contracts as defined in Section 3.9(c)(x) that are in respect of trading authority or Trading Agreements);

(g) not change any method of accounting or accounting principle that relates to the CTG Companies;

(h) not make or change any Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the CTG Companies, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the CTG Companies; or take any other similar action relating to the filing of any Tax Return or the payment of any Tax relating to the CTG Companies, if such changes or actions would have the effect of increasing the Tax liability of any CTG Company for any Post-Closing Tax Period and with respect to any Straddle Period, for the portion thereof beginning on the first day after the Closing Date (as determined pursuant to Section 9.9); provided that, notwithstanding the foregoing, this Section 7.1(h) shall not apply to any changes or actions that arise on account of the Reorganization);

(i) not purchase or otherwise acquire (x) any material assets (other than in the Ordinary Course of Business or otherwise in connection with any Trading Agreements) whether in one transaction or a series of related transactions for an aggregate purchase price exceeding $10,000,000, or (y) any Equity Interest in any entity whose equity is not publicly traded other than in the Ordinary Course of Business, or a five percent (5%) or greater Equity Interest in any entity whose equity is publicly traded;

(j) not agree, consent to or otherwise permit an increase in or modification to, or grant exceptions to, the “value at risk” limits for the CTG Companies in effect as of March 21, 2008 (as set forth on Schedule 7.1(j) hereto), which individually or together constitute an increase in permitted “value at risk” limits for the CTG Companies of 20% or more above those limits in effect as of March 21, 2008, except for such increase, modification or exception permitted or granted on a temporary basis consistent with past practice or as reasonably required due to changes in market conditions;

(k) except as disclosed on Schedule 7.1(k), (i) not materially alter the total compensation of any CTG Business Employee with an annual base compensation in excess of $150,000 (a “Designated Employee”), (ii) not grant any severance or termination pay to any CTG Business Employee other than in accordance with Schedule 7.6(f), (iii) not establish, adopt, enter into, amend or terminate any Trade Group Plan or Collective Bargaining Agreement (other than (1) as may be required by the terms of an existing Trade Group Plan or collective bargaining agreement, (2) as may be required by applicable law or in order to qualify under Sections 401 and 501 or to resolve any non-material grievance or other non-material dispute with any collective bargaining representative or (3) with respect to any CAG Plan if the establishment, adoption, execution, amendment or termination of such CAG Plan does not otherwise affect any CTG Business Employee, or (iv) not grant any equity or equity-based awards to any CTG Business Employee; or

(l) not take any action to do or engage (or commit to do or engage) in any of the foregoing.

Section 7.2. Information and Access. Prior to Closing, CAG shall (and shall cause its Subsidiaries to) (a) permit Investor and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the CTG Business; and (b) furnish Investor and its Representatives with all such information and data concerning the CTG Business as Investor or its Representatives reasonably may request in connection with their review of information in accordance with subsection (a) of this Section 7.2, except to the extent that such information is subject to attorney-client privilege or furnishing any such information or data would violate any Legal Requirement, Order or Contract applicable to CAG or any of its Subsidiaries or by which any of the assets of the CTG Companies are bound; provided that CAG shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to remove any limitation or restriction on access to Investor and its Representatives. Notwithstanding anything in this Section 7.2, subject to Section 10.3, CAG will not be required to permit access to or furnish Tax Returns, books, records, contracts, documents, information or data relating to Taxes that do not exclusively relate to the CTG Business.

Section 7.3. Notices of Certain Events.

(a) Prior to the Closing, each of CAG and Investor shall (and shall cause their Subsidiaries to) promptly notify the other Party of:

(i) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions;

(ii) any material written notice or other material written communication to or from any Governmental Body in connection with the Contemplated Transactions;

(iii) promptly after such Party’s obtaining knowledge of the same, any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any material inaccuracy, or material violation or material breach by such Person, of any of its representations, warranties or covenants herein; and

(iv) any event or condition that is reasonably likely to prevent, hinder or delay the consummation of the Contemplated Transactions, including but not limited to the institution of or the threat of institution of any Proceeding related to this Agreement or the Contemplated Transactions;

provided that the delivery of any notice pursuant to this Section 7.3(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations, warranties or covenants of, or the conditions to the obligations of, the parties.

(b) Prior to the Closing, CAG shall (and shall cause its Subsidiaries to) promptly notify (and with respect to subsections (i) and (ii) below, consult to the extent reasonably practicable, with) Investor regarding:

(i) the resignation or termination of any CTG Business Employee with an annual base compensation in excess of $150,000 (a “Designated Employee”); and

(ii) any CTG Company entering into, materially amending, modifying, extending or renegotiating any CTG Business Material Contract of the type described in subsections (xiii), (xiv) or (xv) of Section 3.9(c).

(c) Prior to the Closing, CAG and Investor shall cooperate and consult with each other in connection with the preparation of any presentations by Investor to any Rating Agency and no Party or any Representative of such Party shall contact any Rating Agency on behalf of Investor, by telephone or in person, in connection with the Contemplated Transactions without the prior approval or participation of the other Party and each of CAG and Investor shall provide reasonable advance notice to and consult with the other Party prior to any meetings, by telephone or in person, with any of the Rating Agencies in connection with the Contemplated Transactions (including meeting on behalf of CAG), and each of CAG and Investor shall have the right (to the extent permitted by the applicable Rating Agency) to have a Representative present at any such meeting on behalf of Investor.

Section 7.4. Filings; Reasonable Best Efforts to Close.

(a) Until the Closing Date, CAG and Investor shall (and shall cause their respective Subsidiaries to), as promptly as practicable, (i) use their reasonable best efforts (except as otherwise specified in Section 7.10(b)) to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Body or any other Person required of the Parties, as the case may be, to consummate the transactions contemplated hereby and by the Related Agreements to which it is a party, including all Material Governmental Approvals and the items set forth on Schedules 3.2(b), 3.2(c), 4.2(b) and 4.2(c); (ii) use their reasonable best efforts (except as otherwise specified in Section 7.10(b)) to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Body or any other Person necessary for Investor to obtain Governmental Authorizations from the same Governmental Bodies and on substantially the same terms and conditions as those Governmental Authorizations set forth in Schedule 7.4(a)(ii) (“Investor Governmental Licenses”); (iii) provide such other information and communications to any such Governmental Body or other Persons as such Governmental Body or other Persons may reasonably request in connection with the activities listed in Section 7.14 and in connection with all matters relating to the consummation of the Reorganization; and (iv) provide reasonable cooperation to the other Party in connection with the performance of their obligations under this Section 7.14. The Parties will provide prompt notification to each other when any such consent, approval, action, filing or notice referred to in clauses (i) and (ii) above is obtained, taken, made or given, as applicable, will keep each other reasonably informed as to the progress of any such actions and will advise each other of any communications (and, if reasonably requested by the other Party, unless precluded by any Legal Requirement, provide copies of any such communications that are in writing) with any Governmental Body or other Person with respect to any of the foregoing regarding any of the transactions contemplated by this Agreement or any of the Related Agreements.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of CAG and Investor shall (and shall cause their respective Subsidiaries to) use their reasonable best efforts (except to the extent a different standard is expressly provided for in this Agreement) to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require CAG, Investor or any of their respective Subsidiaries to (or to agree to) dispose of any material assets, make material change in a material portion of its business, or pay Cash or give any other material consideration to a Third Party to obtain the approval, consent or other action of any Governmental Body or other Person in connection with the transactions contemplated hereby or any Related Agreements, except as set forth in Section 7.14.

Section 7.5. Financial Statements. For the period beginning February 25, 2008 through the Closing Date, within twenty (20) days after the end of each monthly Fiscal Period, CAG shall provide Investor with copies of the unaudited management and operating reports of the CTG Companies or relating to the CTG Business prepared in accordance with past practice for each such Fiscal Period.

Section 7.6. Employees and Employee Benefits.

(a) Employees.

(i) Each CTG US Business Employee who is or will be employed by the LLCs or a CTG Company or any of their respective Subsidiaries immediately prior to the Closing (including those who are actively employed or on vacation, layoff, leave or other permitted absence from employment other than short-term or long-term disability leave) shall remain an employee of the LLCs or such CTG Company or such Subsidiary immediately following the Closing (such CTG US Business Employees, the “Transferred US Employees”); provided that neither the LLCs nor their Subsidiaries shall have any obligation to continue employing such Transferred US Employees for any length of time thereafter except as required by applicable Legal Requirements, any employment Contract or a Collective Bargaining Agreement.

(ii) With respect to those CTG US Business Employees who are not actively at work on the Closing Date because they are (A) on approved long-term disability leave in accordance with the CAG Plans or (B) on approved short-term disability leave in accordance with the CAG Plans but do not return to active employment on or prior to the expiration of such short-term disability leave (the “Inactive US Employees”), from and after the Closing Date, CAG shall continue to provide such Inactive US Employees with disability benefit coverage under the CAG Plans to the extent consistent with the terms of the CAG Plans; provided that, if any such Inactive US Employee returns to active work at the conclusion of such leave (and with it being understood that the LLCs and their Subsidiaries shall offer employment to each such Inactive US Employee who becomes ready, willing and able to return to active work within twelve (12) months after the Closing Date or as otherwise required by applicable Legal Requirements), such Inactive US Employee shall become a “Transferred US Employee” for purposes hereunder as of the date of such person’s return to active employment with the LLCs or any of their Subsidiaries (the “Transfer Date”).

(iii) The transfer of those CTG Business Employees employed in jurisdictions outside the United States shall be governed by the Legal Requirements of the applicable jurisdictions.

(b) Employee Benefits Liabilities: CAG and Trade Group Plans. Effective as of the Closing, CAG shall retain and satisfy any and all responsibility, and Investor and the LLCs shall have no liability or responsibility whatsoever, for any and all claims, liabilities and obligations, whether contingent or otherwise, except to the extent such liabilities, claims and obligations are accrued on the Closing Balance Sheet, relating to the CAG Plans that are not Trade Group Plans, whether arising on, prior to, or after the Closing Date. Effective as of the Closing, the LLCs and their Subsidiaries shall assume, retain and satisfy any and all responsibility, and CAG shall have no liability or responsibility whatsoever, for any and all claims, liabilities and obligations, whether contingent or otherwise, relating to the Trade Group Plans, whether arising on, prior to, or after the Closing Date.

(c) Employee Benefits; General. As of the Closing Date, except as otherwise provided in the Transition Services Agreement, the LLCs, the CTG Companies and each of their respective Subsidiaries shall cease to be participating employers under the CAG US Plans that are not Trade Group US Plans (“Parent US Plans”). Except as set forth in Section 7.6(e)(i), as of the Closing Date (or Transfer Date, if applicable), Transferred US Employees shall cease to accrue any further benefits as active participants and shall have no rights to continue as active participants under the Parent US Plans (without derogation of their rights as vested, terminated participants). For Transferred US Employees, subject to Legal Requirements, Investor will cause the LLCs and their Subsidiaries to provide such Transferred US Employees (as a group), during the period beginning immediately following the Closing Date (or Transfer Date, if applicable) and ending on the first anniversary of the Closing Date or such other time as may be required under a Collective Bargaining Agreement (the “Continuation Period”), with compensation and employee benefits (other than (i) defined benefit pension benefits, (ii) retiree health, life and other welfare benefits, and (iii) equity-based plans, programs and policies, except as may be required by a Collective Bargaining Agreement) that are reasonably comparable in the aggregate to the compensation and employee benefits provided as of the date hereof under the CAG Plans (any such employee health and welfare benefit plans of the LLCs or its Subsidiaries in which Transferred US Employees become eligible to participate after the Closing Date shall be referred hereinafter as “LLC Welfare Plans”). Notwithstanding the foregoing, CAG shall amend all applicable CAG Plans that provide health and welfare benefits to CTG Business Employees immediately prior to Closing to provide that such CTG Business Employees shall continue participation in such plans from the Closing Date through December 31, 2008 in accordance with the Transition Services Agreement.

(d) LLC Welfare Plans. With respect to the LLC Welfare Plans, except to the extent otherwise required by applicable Legal Requirements, Investor shall cause the LLCs and their Subsidiaries to use commercially reasonable best efforts:

(i) with respect to each such plan that is a medical or health plan, to waive, or cause the waiver of, any exclusions for pre-existing conditions and waiting periods for each Transferred US Employee and his/her dependents to the extent that such pre-existing condition exclusions and waiting periods were previously satisfied under the comparable CAG Plan or Trade Group Plan for the plan year that includes such transfer;

(ii) with respect to each such plan that is a medical or health plan, to provide each Transferred US Employee with credit for any deductibles and out-of-pocket expenses paid or incurred by such Transferred US Employee prior to his or her transfer to the applicable LLC Welfare Plan (to the same extent such credit was given under the comparable CAG Plan or Trade Group Plan) in satisfying any applicable deductible or out-of-pocket requirements under such LLC Welfare Plan for the plan year that includes such transfer; and

(iii) to recognize service of the Transferred US Employees credited by CAG solely for purposes of eligibility to participate and vesting in any LLC Welfare Plan in which the Transferred US Employees are eligible to participate after the Closing Date to the extent that such service was recognized for that purpose under the comparable CAG Plan or Trade Group Plan prior to such transfer; provided, that in no event shall the Transferred US Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. CAG will make available to Investor employee participation data and year-to-date deductibles and out-of-pocket expenses as of the Closing Date.

(e) U.S. Retirement Benefits.

(i) Non-Union Defined Benefit Pension. Effective as of the Closing Date, each Transferred US Employee who is not subject to a Collective Bargaining Agreement and who participates in the ConAgra Foods, Inc. Pension Plan for Salaried Employees or the ConAgra Foods, Inc. Pension Plan for Hourly Rate Production Employees (the “CAG Non-Union Retirement Benefits”) will cease to accrue benefits under the CAG Non-Union Retirement Benefits, provided that, effective as of the Closing Date, CAG shall amend the CAG Non-Union Retirement Benefits to provide that (A) any service of such non-union Transferred US Employees with the LLCs, the CTG Companies or their respective Subsidiaries, or their respective ERISA Affiliates from the Closing Date through December 31, 2012 and attained age through the earlier of (i) the date of termination of such non-union Transferred US Employee’s employment following the Closing Date or (ii) December 31, 2012 will be recognized solely for purposes of determining eligibility for subsidized early retirement benefits (but not for any other purpose) under the CAG Non-Union Retirement Benefits and (B) all such non-union Transferred US Employees shall be fully vested in their accrued benefits under the CAG Non-Union Retirement Benefits as of the Closing Date. None of Investor or its Affiliates (including the LLCs, the CTG Companies and their Subsidiaries), any retirement plan of any of them or any trust thereunder will have or acquire any interest in or right with respect to any of the assets of the CAG Non-Union Retirement Benefits or any trust related thereto, and CAG will retain full power and authority with respect to the amendment and termination of the CAG Non-Union Retirement Benefits and the investment and disposition of assets held in the CAG Non-Union Retirement Benefits and in any trust related thereto.

(ii) Union Defined Benefit Pension. To the extent required by the terms of any Collective Bargaining Agreement covering Transferred US Employees, effective as of the Closing Date Investor will cause the LLCs or their appropriate Subsidiary to, extend coverage to Transferred US Employees who participated immediately prior to the Closing Date in the ConAgra Foods, Inc. Pension Plan for Hourly Rate Production Employees or the ConAgra Foods, Inc. Jointly Administered Grain Millers Pension Plan (the “CAG Union Retirement Plan”) under one or more new defined benefit pension plans (each, a “CTG Union Pension Plan”) that is intended to be qualified under Section 401(a) of the Code and satisfies all terms and conditions of the applicable Collective Bargaining Agreements. In addition, Investor will cause the LLCs or their appropriate Subsidiary to, establish a related trust, which is intended to be exempt from taxation under Section 501(a) of the Code. Investor will cause each CTG Union Pension Plan to credit each Transferred US Employee participating therein for all purposes (including, but not limited to, purposes of eligibility to participate, vesting, benefit accrual and eligibility for early retirement and any benefit subsidies) with all service which is credited to such Transferred US Employee for such purposes under the CAG Union Retirement Plan as of the Closing Date; provided, however, that benefits payable under each CTG Union Pension Plan to each Transferred US Employee participating therein or his beneficiary shall be offset by benefits payable to such Transferred US Employee or his beneficiary under the CAG Union Retirement Plan. None of Investor or its Affiliates (including the LLCs and their Subsidiaries), any retirement plan of any of them or any trust thereunder will have or acquire any interest in or right with respect to any of the assets of the CAG Union Retirement Plan or any trust related thereto, and CAG will retain full power and authority with respect to the amendment and termination of the CAG Union Retirement Plan and the investment and disposition of assets held in the CAG Union Retirement Plan and in any trust related thereto. None of CAG or its Affiliates (as determined after the Closing), the CAG Union Retirement Plan or any trust thereunder will have any Liabilities with respect to the CTG Union Pension Plan or any benefit required to be provided thereunder by any Collective Bargaining Agreement. No provision of this Agreement shall be construed to provide any Transferred US Employee with credit for service following the Closing with Investor, the LLCs, or any of their respective Subsidiaries for any purpose under the CAG Union Retirement Plan.

(iii) 401(k) Plans. Effective on or as soon as practicable after of the Closing Date, but not later than 60 days following the Closing, Investor will cause to be established, and will cause to be extended coverage to the Transferred US Employees who participated in the ConAgra Foods Retirement Savings Plan or the ConAgra Foods Retirement Income Savings Plan for Hourly Rate Production Employees (the “CAG 401(k) Plan”) immediately prior to the Closing Date under, one or more new defined contribution plans (each, a “CTG 401(k) Plan”) that is intended to be qualified pursuant to Sections 401(a) and 401(k) of the Code and has a related trust which is intended to be exempt from taxation under Section 501(a) of the Code. The CTG 401(k) Plan will comply with all applicable terms of any Collective Bargaining Agreements covering Transferred US Employees. Effective as of the Closing Date, each Transferred US Employee who was a participant in the CAG 401(k) Plan immediately prior to the Closing Date will be credited under the CTG 401(k) Plan for purposes of eligibility to participate and vesting with all service recognized for such purposes under the CAG 401(k) Plan as of the Closing Date.

(iv) Effective as of the Closing Date, CAG shall cause each Transferred US Employee who participates in the CAG 401(k) Plan immediately prior to the Closing Date to become fully vested in such employee’s unvested account balances under the CAG 401(k) Plan and shall cause all employee and employer contributions for such Transferred US Employees with respect to all periods immediately prior to the Closing Date to be paid into the CAG 401(k) Plan as soon as reasonably practicable following the Closing Date but prior to any transfer of account balances to the CTG 401(k) Plan in accordance with this Section 7.6(e)(iv). As soon as practicable following the Closing Date, the account balances of each Transferred US Employee who participates in the CAG 401(k) Plan immediately prior to the Closing Date will be transferred in cash or in kind (including in the form of any participant promissory notes) pursuant to the requirements of Section 414(l) of the Code from the CAG 401(k) Plan to the CTG 401(k) Plan. Effective as of the Closing Date, each Transferred US Employee will cease to be eligible to contribute to, or receive employer contributions in respect of, such employee’s accounts under the CAG 401(k) Plan.

(f) Severance and Salary Protection. Investor shall cause Freebird and its Subsidiaries to provide severance benefits to Transferred US Employees who experience a qualifying termination of employment during the Continuation Period on terms substantially comparable to those described in Schedule 7.6(f).

(g) Vacation, Sick Leave and Flex Days. Investor shall cause Freebird and its Subsidiaries to honor each Transferred Employee’s unused vacation, sick leave and flex days accrued by such employee at CAG or the CTG Companies as of the Closing Date. For purposes of this Agreement, such unused vacation, sick leave and flex days shall be considered to be a Trade Group Plan.

(h) Retiree Medical. CAG shall retain all liabilities under the CAG Plans with respect to retiree medical benefits accrued under the terms of the CAG Plans through the Closing Date on account of any CTG Business Employee and former employees of the CTG Companies who have satisfied the applicable eligibility requirements as of the Closing Date for the receipt of such retiree medical benefits under the terms of the CAG Plans assuming, for this purpose, that each Transferred US Employee retired or terminated from employment on the Closing Date, except that with respect to any Transferred US Employee whose potential to become eligible for the CAG E Series Retiree Medical Plan (the “Retiree Medical Benefit”) was grandfathered as of July 1, 2003, any service of such a Transferred US Employee with the LLCs, the CTG Companies or their respective Subsidiaries from the Closing Date through December 31, 2008 will also be recognized for purposes of determining eligibility for receipt of the Retiree Medical Benefit, it being understood that CAG and its Affiliates may amend, modify or terminate any such benefit at any time, in accordance with the terms of the CAG Plans and applicable Legal Requirements, and provided that such Transferred US Employee begins to receive early Retiree Medical Benefits and early retirement benefits under the applicable CAG defined benefit pension plan at the same time and proves that continuous coverage under a health plan provided by the LLCs, the CTG Companies or their respective Subsidiaries existed from the Closing Date through the effective date of such Transferred US Employee’s enrollment as a participant in the early Retiree Medical Benefit.

(i) No Third Party Beneficiary Rights. Nothing contained herein, whether express or implied shall be treated as an amendment or other modification of any compensation or benefit plan. This Section 7.6 shall inure exclusively to the benefit of, and be binding solely upon, the parties to this Agreement and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Section 7.6, expressed or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider or any such Person’s alternate payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, employee benefits or otherwise.

(j) CAG will amend, restate, replace or interpret the CAG Plans identified under item B of Schedule 3.6(a)(i) to provide the following:

(i) with regard to the Plans identified in items B-2, 3, 4, 5, 6, 7, 10 and 19 of Schedule 3.6(a)(i) (collectively, the “2008 Incentive Plans”), the 2008 Incentive Plans will be amended or replaced by CAG to have provisions that provide substantially the same incentive pool opportunity as in effect pursuant to the applicable plan terms in effect as of the date of this Agreement, and to further provide that: (A) the applicable fiscal, plan or measurement period will begin May 28, 2007, and end as of the earlier of the Closing Date or May 25, 2008 (the “Modified Period”); (B) any awards payable to CTG Business Employees that are based on such employees’ base salary will be based on base salary in effect as of the end of the applicable Modified Period (subject to adjustment as provided in the applicable 2008 Incentive Plan); (C) in the case of awards that are not subject to Section 409A of the Code, such awards will be paid at the time they normally have been paid in accordance with past practice, but no later than two and one-half months after the calendar year during which the Closing Date occurs; (D) CAG will retain discretion to determine company performance for the applicable Modified Period for each 2008 Incentive Plan against targets that are pro-rated for the applicable Modified Period, and to determine the amount of the pool and any adjustment thereto for each 2008 Incentive Plan (the pool approved by CAG for each 2008 Incentive Plan is the “Pool” for such 2008 Incentive Plan); (E) a committee consisting of the individuals who are currently members of the “Incentive Committee” under the CAG 2008 Trade Incentive Plan and who are Transferred US Employees (or the replacement for any such individual whose employment with the LLCs, the CTG Companies and their respective Subsidiaries terminates) will have discretion to determine individual awards, and for this purpose there will be no cap on individual awards, other than that the plans may specify the manner in which the individual awards must fall within the Pool or Pools for the plans; (F) the new plan terms will have provisions that are reasonably intended to comply with Section 409A of the Code, to the extent Section 409A of the Code is applicable (but CAG is not providing a warranty that such provisions will comply with Section 409A of the Code), and CAG may obtain an agreement or release from any affected individual with respect to such compliance; (G) Investor must agree that the 2008 Incentive Plan terms to be in effect comply with applicable Legal Requirements and that such terms would not result in a failure of the 2008 Incentive Plans to meet any applicable provision of Section 409A of the Code before payments pursuant to those terms are made, and such agreement shall not be unreasonably withheld; (H) any authority of the Incentive Committee to interpret the 2008 Incentive Plans, resolve issues regarding the 2008 Incentive Plans and special requests for exceptions may be removed from the Incentive Committee and vested in CAG; and (I) CAG may interpret the Contemplated Transactions to constitute a “material change”;

(ii) with regard to the plan identified in item B-16 and 17 of Schedule 3.6(a)(i), such plan may be amended or replaced by CAG so that: (A) the plan terms will be reasonably intended to comply with Section 409A of the Code, to the extent Section 409A of the Code is applicable (but CAG is not providing a warranty that such provisions will comply with Section 409A of the Code), and CAG may obtain an agreement or release from any affected individual with respect to such compliance; (B) the Incentive Committee may consist of individuals who are currently members of the “Incentive Committee” under the CAG 2008 Trade Incentive Plan and who are Transferred US Employees (or the replacement for any such individual whose employment with the LLCs, the CTG Companies and their respective Subsidiaries terminates); (C) any authority of the Incentive Committee to interpret the plan, resolve issues regarding the plan and special requests for exceptions may be removed from the Incentive Committee and vested in CAG; and (D) Investor must agree that the plan terms to be in effect comply with applicable Legal Requirements and that such terms would not result in a failure of the applicable plan to meet any applicable provision of Section 409A of the Code before payments pursuant to those terms are made, and such agreement shall not be unreasonably withheld;

(iii) with regard to the plans identified in items B-8 and 18 of Schedule 3.6(a)(i) (collectively, the “Senior Executive Incentive Plans”), (A) CAG may interpret the Senior Executive Incentive Plans to provide that (x) the Contemplated Transactions constitute a “material change” and (y) solely for purposes of determining the amount of any payment to be made under the 2008 Senior Executive Incentive Plan, the Contemplated Transactions constitute a “Qualifying Divestiture”; (B) the Senior Executive Incentive Plan terms will be revised in a manner that is reasonably intended to comply with Section 409A of the Code, to the extent Section 409A of the Code is applicable (but CAG is not providing a warranty that such provisions will comply with Section 409A of the Code), and CAG may obtain an agreement or release from any affected individual with respect to such compliance; and (C) Investor must agree that the plan terms to be in effect comply with applicable Legal Requirements and that such terms would not result in a failure of the Senior Executive Incentive Plans to meet any applicable provision of Section 409A of the Code before payments pursuant to those terms are made, and such agreement shall not be unreasonably withheld, conditioned or delayed;

(iv) with regard to the arrangement identified in item B-15 of Schedule 3.6(a)(i), CAG may amend that arrangement to provide that payment shall occur in the form of cash, rather than CAG stock; and

(v) with regard to the plans identified in items B-2, 8, 10, 11, 12, 13, 14, 15, 16, 18, and 19 of Schedule 3.6(a)(i) and the Fiscal Year 2007 Trade Incentive Plan, CAG may take any action necessary or appropriate to provide that amounts paid under those plans will not be considered compensation for purposes of any CAG Plan to any extent such amounts are paid after Closing, except as otherwise required by the terms of a specific CAG Plan.

(k) With respect to each CAG federal income Tax period for which any Trade Group US Plan remains in effect, Investor shall provide to CAG, no later than forty-five (45)

days after the end of such Tax period, a written notice describing all payments made in accordance with the Trade Group US Plans during such Tax period. Investor and CAG acknowledge that such written notice shall include a description in reasonable detail of the amount, date, and recipient of any such payment, along with any other information reasonably requested by CAG.

Section 7.7. Retention of and Access to Records.

(a) After the Closing Date, (i) CAG shall (and shall cause its respective Subsidiaries to) retain those books and records not exclusively relating to the CTG Business and not held by the CTG Companies and shall provide Investor and its Representatives, subject to the execution of a mutually satisfactory nondisclosure agreement, reasonable access to such books and records relating in any manner to the CTG Business (other than books and records relating to Taxes, access to which is governed exclusively by Section 10.3(b)), during normal business hours and on reasonable notice, for purposes of preparing financial statements or tax returns, dealing with tax audits or as they may otherwise reasonably request and (ii) Investor shall cause Freebird and its Subsidiaries to retain those books and records not exclusively relating to the CTG Business and not held by CAG and its Subsidiaries (other than the LLCs and the CTG Companies) and shall provide CAG and its Representatives, subject to the execution of a mutually satisfactory nondisclosure agreement, reasonable access to such books and records relating in any material manner to CAG and its Subsidiaries (other than the LLCs and the CTG Companies) (other than books and records relating to Taxes, access to which is governed exclusively by Section 10.3(b)), during normal business hours and on reasonable notice, for purposes of preparing financial statements or tax returns, dealing with tax audits or as they may otherwise reasonably request. In addition, Investor shall cause Freebird and its Subsidiaries to provide reasonable cooperation with CAG in connection with the preparation of CAG’s Form 10-K for fiscal 2008, including by responding to reasonable inquiries from CAG’s independent public accountants.

(b) After the fifth anniversary of the Closing Date, assuming the tax years are closed with respect to such entities (or such later date as may be required under applicable Legal Requirements), each of CAG or its Subsidiaries, on the one hand, or Freebird and its Subsidiaries, on the other hand, may elect to destroy any books and records described in Section 7.7(a) (other than books and records relating to Taxes, the disposition of which is governed exclusively by Section 10.3(b)); provided that at the written request (made at least 30 days prior to the fifth anniversary of the Closing Date) and expense of Freebird, on the one hand, or CAG, on the other hand, CAG or its Subsidiary (as applicable) or Freebird or its Subsidiary (as applicable) shall deliver such books and records to Freebird or CAG, as applicable, in lieu of destroying them. Notwithstanding anything in this Section 7.7(b), CAG will only be required to deliver to Freebird the portions of such books and records that relate to the CTG Business or CTG Companies and may redact any statements or other information on the portions of such books and records that do not relate to the CTG Business or CTG Companies.

Section 7.8. Further Assurances.

(a) The Parties shall (and shall cause their respective Subsidiaries to) cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall furnish upon request to each other such further information as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions and the transactions contemplated under the Related Agreements.

(b) The Parties shall use their reasonable best efforts to restructure the transactions contemplated by this Agreement to permit the Closing to occur, including by deferring the transfer of all or part of the CTG Business in certain jurisdictions, liquidating trading positions or other steps to avoid any delay in Closing; provided that no Party shall be required to agree to take or refrain from taking any action pursuant to this Section 7.8(b) that has more than an immaterial impact on the economic benefits or risks of the transactions contemplated by this Agreement to such Party.

(c) Subject to the terms and conditions of this Agreement, at any time or from time to time after the date of this Agreement, at any Party’s reasonable request and without further consideration, each Party shall do all acts and things as may be necessary or desirable and are within its control to carry out the intent of this Agreement and the Related Agreements, including executing and delivering further instruments of sale, transfer, conveyance, assignment, novation, confirmation or other documents, and providing additional materials and information, that may be reasonably required or requested.

Section 7.9. No Shop. CAG agrees that, between the date of this Agreement and the date this Agreement is terminated or the Closing occurs, it shall not, directly or indirectly, through any Subsidiary, affiliate, Representative, consortium or otherwise, initiate, solicit or encourage, participate in discussions, or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement or other similar agreement with respect to (a) any sale, lease or other transfer (in whole or part) of any interest in the LLCs, the CTG Business or the CTG Companies other than in connection with the Reorganization, in the Ordinary Course of Business, or pursuant to Permissible Trading Activities (including the granting of Encumbrances described in clause (f) of the definition of “Permitted Encumbrances” made in connection with Permissible Trading Activities) or (b) any merger, consolidation or business combination involving the LLCs, the CTG Business or the CTG Companies other than any such transactions among and with respect to CAG and its Subsidiaries and affiliates, or (c) the purchase of all or any portion of the assets used in the conduct of the CTG Business, other than in the Ordinary Course of Business, or (d) any similar extraordinary transaction with respect to the CTG Business or the CTG Companies.

Section 7.10. Transition Plans; Novation.

(a) Within 15 days after the execution date of this Agreement, CAG and Investor shall form one or more joint transition teams (including, as appropriate, members selected from the CTG Companies) to plan for and perform various activities set forth in this Section 7.10, as well as other activities to be performed between the date of this Agreement and Closing.

(b) From the date of this Agreement until the actions and events contemplated by clauses (i) through (iii) below are completed, CAG and Investor shall (and CAG shall cause its Subsidiaries to) use their commercially reasonable efforts to cooperate in good faith and take all reasonable steps necessary to (and without unreasonable disruptions to):

(i) prior to Closing, conduct a program to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Body or any other Person required of the Parties, as the case may be, to consummate the Contemplated Transactions, including, without limitation, as required to satisfy the conditions set forth in Sections 5.3 and 6.3;

(ii) conduct a program to secure consents, if any are required, from Third Parties to the Trading Agreements and the CTG Business Material Contracts; and

(iii) subject to Section 7.14, cause CAG and its Subsidiaries to be released from any guarantee, credit support or other financial arrangement for the benefit of the customers and creditors of the CTG Companies, including obtaining waivers and consents from any applicable Persons to replace any such credit support with appropriate credit support; provided, that, except as provided in Section 7.14, neither Investor nor CAG (nor any of its Subsidiaries) shall be required to pay any amounts in connection with any such release.

Section 7.11. Termination of Certain Agreements.

(a) From and after the date hereof until completed, CAG shall, and shall cause its Subsidiaries to, terminate (without any default, charge, cost or penalty of any kind to Investor or its Subsidiaries or the CTG Companies) all of the Affiliate Agreements (including for this purpose, Trading Agreements with Affiliates) other than those set forth on Schedule 3.9(a), with effect as of the Closing Date.

(b) With effect as of immediately prior to the Closing, CAG hereby releases and waives, solely for the benefit of the LLCs, and shall cause all of its Subsidiaries (other than the CTG Companies) to release and waive, all rights and remedies of CAG and its Subsidiaries (other than the CTG Companies) (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against the LLCs, the CTG Companies, each of their Subsidiaries, and their respective employees, agents and anyone else acting on any of their behalf in connection with the CTG Business, except (i) claims arising under the Affiliate Agreements set forth on Schedule 3.9(a), subrogation rights under any guarantee or other financial assurance and rights and remedies under this Agreement, any of the Related Agreements or any Trading Agreements, (ii) with respect to claims of fraud or misappropriation of material funds or assets, or (iii) to the extent that Investor otherwise consents in writing in its reasonable discretion following the date hereof with respect to the pursuit of any such rights or remedies against employees or other agents of the CTG Companies for conduct by such persons occurring prior to the date hereof; provided that, in connection with any Proceedings brought against CAG or its Subsidiaries, the foregoing release and waiver shall in no way limit the ability of CAG or its Subsidiaries to raise any defenses or counterclaims related to such Proceedings.

(c) With effect as of immediately prior to the Closing, the Parties on behalf of the LLCs and the CTG Companies hereby releases and waives, and shall cause the LLCs and the CTG Companies to release and waive, all rights and remedies of the CTG Companies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against CAG and its Subsidiaries (other than the CTG Companies), and their respective employees, agents and anyone else acting on any of their behalf in connection with the business of CAG and its Subsidiaries (other than the CTG Business), except (i) claims arising under the Affiliate Agreements set forth on Schedule 3.9(a) (which shall not include any claim whatsoever of any employees, agents, officers or directors of the LLCs or the CTG Companies), subrogation rights under any guarantee or other financial assurance, and rights and remedies under this Agreement, any of the Related Agreements or any Trading Agreements, (ii) with respect to claims of fraud or misappropriation of material funds or assets, (iii) claims arising under this Agreement or the Related Agreements or (iv) to the extent that CAG otherwise consents in writing in its reasonable discretion following the date hereof with respect to the pursuit of any such rights or remedies against employees or other agents of CAG for conduct by such persons occurring prior to the date hereof; provided that, in connection with any Proceedings brought against the LLCs or the CTG Companies, the foregoing release and waiver shall in no way limit the ability of the LLCs or the CTG Companies to raise any defenses or counterclaims related to such Proceedings.

Section 7.12. Insurance.

(a) For all periods through the Closing Date, CAG will, and will cause its Subsidiaries to, maintain in effect policies of insurance covering the CTG Business of a nature, in an amount, and against such risks as are substantially consistent with past practice.

(b) To the extent that coverage under certain Policies has, prior to the Closing, been maintained or provided by CAG or its Subsidiaries (other than solely by the CTG Companies), then from and after the Closing, CAG shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to take all action necessary to permit the CTG Companies to make any claims under such Policies (including directors and officers insurance) with respect to Losses relating to activities occurring on or before the Closing, and shall promptly remit to Freebird any payments related to such claims received by CAG and its Subsidiaries; provided that if CAG or any of its Subsidiaries is pursuing any claim under any such Policies and such claim is not reflected as an asset in the Final Net Equity Book Value, then Investor shall (and shall cause Freebird and its Subsidiaries to) use commercially reasonable efforts to take all action necessary to permit CAG or its Subsidiaries to make any claims under such Policies (including directors and officers insurance) with respect to Losses, and CAG and its Subsidiaries shall be entitled to retain any payments related to such claims received by CAG and its Subsidiaries.

Section 7.13. Change of Names. Within one hundred eighty (180) days following the Closing Date, Freebird shall (and Investor shall cause the LLC to) and shall cause its Subsidiaries to remove from their respective assets (excluding inventory, labeling and packaging), properties, stationery, purchase orders, literature and Internet websites any and all names, slogans, logos or trademarks which include the word “ConAgra” or words or phrases confusingly similar thereto and Freebird shall provide to CAG a certification of such removal. Notwithstanding the foregoing, (i) Freebird shall be entitled to continue to use the name

“ConAgra” for a reasonable period of time (not to exceed 180 days) for purposes of identifying itself and its businesses in the marketplace as successor to the trading and agricultural merchandising segment of ConAgra, and (ii) Freebird shall (and Investor shall cause Freebird to) remove all signage bearing the name “ConAgra” from the real properties and locations of the CTG Business (other than properties and locations covered by the Building 11 Sublease) within one hundred eighty (180) days following the Closing Date.

Section 7.14. Financing. CAG and the CTG Companies shall cooperate, and will cause their respective officers, directors, employees, agents and other Representatives and advisors to cooperate, with Investor and the Lenders in connection with the Debt Financing and the Equity Financing, as may be reasonably requested by Investor, including (a) participation (upon reasonable advance notice) in meetings, presentations, drafting sessions and due diligence sessions, (b) furnishing Investor and the Lenders with financial (including financial statements prepared in accordance with GAAP and including those required to be delivered pursuant to the written commitment for the Debt Financing delivered to CAG) and other pertinent information regarding the LLCs, the CTG Companies and the CTG Business in form reasonably requested by Investor, (c) providing and executing documents as may be reasonably requested by the investors and the Lenders; (d) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Investor to permit consummation of the Equity Financing, the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing by Freebird II in connection with the Closing; and (e) reviewing and commenting on any information or other memoranda prepared and/or distributed in connection with the syndication, including confirming in the case of any public-side information memoranda that no material non-public information is contained therein (it being understood that any proposed public-side disclosure is subject to the rights of CTG under the existing confidentiality agreement); provided, that neither CAG, the LLCs or any of the CTG Companies will be required to execute any pledge, security document, financing document or other instrument that would encumber any of the CTG Business Assets and that would be effective at any time prior to the Closing. Notwithstanding anything in this Agreement to the contrary, none of the CAG Parties or any of their respective Subsidiaries shall be required to provide or continue any financial or bank guarantees or other forms of financial commitment (including, without limitation, credit support) to Investor, the LLCs or any of their Subsidiaries; provided that to the extent any such guarantees or other forms of financial commitment cannot be replaced at reasonable cost (it being understood that the cost of any requested letters of credit shall be deemed reasonable) after Investor uses all commercially reasonable efforts to effect or arrange such replacement, the CAG Parties shall continue such guarantees or other forms of financial commitment following the Closing subject to receipt of a letter of credit satisfactory to CAG in an amount that is not less than the amounts subject to such guarantees and financial commitments or otherwise committed by the CAG Parties or any of their respective Subsidiaries; and provided further that in no event shall such continued guarantees or other forms of financial commitment by the CAG Parties or any of the their respective Subsidiaries extend beyond the duration (without giving effect to any post-Closing extension, whether effected by action or inaction on the part of any Party) of the applicable guarantee or other form of financial commitment as in effect at Closing.

Section 7.15. Noncompete.

(a) Except as set forth below, following the Closing and until the second anniversary of the Closing Date (the “Noncompete Period”), CAG and its Subsidiaries shall not, and shall cause their respective affiliates not to, directly or indirectly, (x) engage in the CTG Business as the CTG Business is conducted as of immediately prior to the Closing, or in any business that competes with the CTG Business as the CTG Business is conducted as of immediately prior to the Closing (a “Restricted Business”), or (y) own, manage, operate, control or participate in the management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Restricted Business and shall be permitted also to continue to operate (i) the Commerce City grain investment, (ii) the Lamb Weston Watts Brothers fertilizer business, (iii) the activities contemplated by the Dried Dairy Products Agreement and (iv) any activity currently conducted by CAG’s milling operations, all as currently conducted as of the date hereof; provided that CAG and its Subsidiaries shall be permitted to perform risk management services and trading activities for their own account and for the accounts of their Subsidiaries and affiliates and shall be permitted to market and sell excess raw materials purchased or generated in the ordinary course of business; provided further that, subject to the Byproducts Services Agreement, CAG and its Subsidiaries shall be permitted to merchandise and sell byproducts of their mill operations. Notwithstanding the foregoing, CAG and its Subsidiaries shall be permitted to acquire and operate a Restricted Business if such business is ancillary to a larger acquired business and not more than 25% of the revenues of such larger business are derived from the Restricted Business; provided that, if more than 25% of the revenues of such larger business are derived from the Restricted Business and such Restricted Business is acquired during the Noncompete Period, then the CAG Parties shall, promptly following the acquisition and subject to the right of first offer in favor of Freebird in Section 7.15(b), begin steps to dispose of such Restricted Business and diligently pursue such disposition until completed.

(b) In the event that the CAG Parties are required to dispose of any Restricted Business pursuant to Section 7.15(a) during the Non-Compete Period, they shall provide written notice to Freebird of such intended disposition. Within fifteen (15) days after receipt of such notice, Freebird will notify the CAG Parties in writing whether it wishes to proceed with negotiations with the CAG Parties regarding an acquisition of such Restricted Business. If so, the Parties will negotiate in good faith to agree upon the terms of such an acquisition for up to forty-five (45) days. If the parties are unable to agree upon terms and conditions within such forty-five (45) day period, the CAG Parties shall be free to dispose of the Restricted Business to a third party.

(c) Each of the CAG Parties covenants and agrees that such Person shall not, and shall cause its respective Subsidiaries and affiliates not to, during the Noncompete Period, for any reason or no reason, directly or indirectly, hire, employ or otherwise engage any individual who is an employee of any of the LLCs or their Subsidiaries or a contractor or consultant performing services exclusively for the benefit of any of the LLCs or their Subsidiaries on a routine and continuing basis or solicit him or her to leave his or her employment with, or terminate or substantially modify his or her contractual arrangement with, the LLCs or their Subsidiaries, or otherwise encourage or entice any such employee or contractor to do so, without the written consent of the senior human resources executive of Freebird. Each of the Investor and Freebird covenants and agrees that none of it or and its respective Subsidiaries shall, during the Noncompete Period for any reason or no reason, directly or indirectly, hire, employ or otherwise engage any individual who was an employee of any of the CAG Parties or any of their respective Subsidiaries or a contractor or consultant performing services for the benefit of any of the CAG Parties or any of their respective Subsidiaries on a routine and continuing basis or solicit him or her to leave his or her employment with, or terminate or substantially modify his or her contractual arrangement with, any of the CAG Parties or any of their respective Subsidiaries, or otherwise encourage or entice any such employee or contractor to do so, without the consent of the senior human resources executive of CAG.

(d) In the event of the breach or threatened breach of any portion of this Section 7.15, the parties agree that the remedy at law for such breach shall be inadequate and that, in addition to and not to the exclusion of any other rights and remedies at law or in equity, each Party shall be entitled to temporary and/or permanent injunctive relief restraining any Person from any activities that might result in or continue a breach of this Section 7.15, and to a decree for specific performance of the provisions hereof, without being required to show actual damage or irreparable harm or to furnish any bond or other security. Further, the breaching Party shall not plead in defense that there would be an adequate remedy at law, and the Party asserting such breach shall be entitled to reimbursement from the breaching Party for all costs, expenses and damages which it may have incurred as a result of the breach of this Section 7.15. Such injunctive relief shall not be the exclusive remedy of the Party asserting a breach of this Section 7.15 and, notwithstanding the existence of such right to obtain injunctive relief, the Party asserting such breach may pursue any and all other available legal and equitable remedies in the event of a breach by a Party of any of the restrictive covenants set forth in this Section 7.15. If any of the provisions of this Section 7.15, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the provisions of this Agreement, including the other provisions of this Section 7.15, which shall be given full effect, without regard to the invalid or unenforceable portions. If any of the provisions of this Section 7.15, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect a Party’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions.

Section 7.16. Contribution of Foreign Buyer and Freebird to Freebird II. On the Closing date, immediately following the Closing, Investor shall contribute, or shall cause to be contributed, directly or indirectly, all of the Equity Interests of the CTG Foreign Companies and Freebird to Freebird II.

Section 7.17. Confidential Information. All information about the CTG Business whether furnished before or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished or the storage medium, is referred to in this Agreement as “Confidential Information.” Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the CAG Parties, their affiliates or their Representatives or (b) becomes available to the CAG Parties after the Closing Date on a nonconfidential basis from a Person other than the LLCs who is not otherwise bound by a confidentiality agreement with the LLCs, or is not otherwise under an obligation to the LLCs not to transmit the information to the CAG Parties. Except as required by applicable securities laws and regulations, each CAG Party agrees to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any Person or use any Confidential Information. In the event that the CAG Parties are required by applicable law or regulation or by legal process to disclose any other Confidential Information or any other information concerning the CTG Business, the CAG Parties agree that they will provide Freebird with prompt written notice of such requirement in order to enable Freebird to seek an appropriate protective order or other remedy. The CAG Parties will reasonably assist Freebird in connection with any attempt it may make to obtain such order or other remedy. If Freebird fails to obtain such a protective order or other remedy, the CAG Parties shall furnish only that portion of the Confidential Information which the CAG Parties are advised in writing by counsel that it is legally required, and the CAG Parties shall exercise their reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding anything above to the contrary in this Section 7.17, each Person otherwise subject hereto may disclose any and all information related to the U.S. federal, state, local or foreign Tax treatment or Tax structure of any of the Contemplated Transactions.

ARTICLE VIII.

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing solely as follows:

(a) by mutual written consent of CAG and Investor;

(b) ninety (90) days after the date of the signing of this Agreement (the “End Date”), by CAG or Investor by notice to the other (if none of such terminating Party is then in material breach of this Agreement which breach has caused the Closing not to occur prior to such date), if the Closing has not occurred on or before the date such notice is given;

(c) by CAG by notice to Investor if any of the conditions set forth in Article VI shall have become incapable of fulfillment on or before the End Date, and shall not have been waived by CAG (unless the failure of any such condition to have been fulfilled results primarily from CAG breaching any representation or covenant contained in this Agreement); or

(d) by Investor by notice to CAG if any of the conditions set forth in Article V shall have become incapable of fulfillment on or before the End Date, and shall not have been waived by Investor (unless the failure of any such condition to have been fulfilled results primarily from Investor breaching any representation or covenant contained in this Agreement).

Section 8.2. Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties hereunder shall terminate and this agreement shall become null and void and of no further force and effect, except for the obligations set forth in Section 10.5, this Section 8.2, Section 8.3 and Article IX, and except that such termination shall not relieve any Party of any Liability for any intentional breach of this Agreement or fraud prior to such termination.

Section 8.3. Termination Fees.

(a) In the event that:

(i) this Agreement is terminated by CAG or Investor pursuant to Section 8.1(b), Holdco has not yet received the Equity Financing that is the subject of the condition set forth in Section 5.10, and all other conditions to Closing for the Parties hereunder have been satisfied or are capable of being satisfied (or waived in the case of the CAG Parties), other than any conditions that have not been satisfied or are not capable of being satisfied (or waived in the case of the CAG Parties) because of a breach by Investor of its obligations hereunder or any failure of Holdco to receive the Equity Financing; or

(ii) this Agreement is terminated by Investor pursuant to Section 8.1(d), and the condition in Article V that shall have become incapable of fulfillment on or before the End Date is the condition in Section 5.10 that Holdco shall have received the Equity Financing, and all other conditions to Closing for the Parties hereunder have been satisfied or are capable of being satisfied (or waived in the case of the CAG Parties), other than any conditions that have not been satisfied or are not capable of being satisfied (or waived in the case of the CAG Parties) because of a breach by Investor of its obligations hereunder or any failure of Holdco to receive the Equity Financing); or

(iii) this Agreement is terminated by CAG or Investor pursuant to Section 8.1(b), the Investor has breached its obligation under this Agreement and all conditions to Closing for the Parties hereunder have been satisfied or are capable of being satisfied (or waived in the case of the CAG Parties), other than any conditions that have not been satisfied or are not capable of being satisfied (or waived in the case of the CAG Parties) because of a breach by Investor of its obligations hereunder or any failure of the LLCs to receive the Equity Financing;

then Holdco shall pay to CAG, by wire transfer of immediately available funds to an account designated by CAG, a termination fee in the amount of $27,500,000 as liquidated damages (the “Equity Termination Fee”). The Equity Termination Fee shall be paid by Holdco to CAG no later than three (3) Business Days after the termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(d), as the case may be. Holdco shall have no obligation to pay the Equity Termination Fee more than once under this Section 8.3(a).

(b) In the event that:

(i)(A) this Agreement is terminated by CAG or Investor pursuant to Section 8.1(b), the LLCs have not yet received the Debt Financing that is the subject of the condition set forth in Section 5.9 , one or more of the Lenders has breached its obligations to Holdco under any of the written commitments for the Debt Financing described in Section 4.6, and all other conditions to Closing for the Parties hereunder have been satisfied or are capable of being satisfied (or waived in the case of the CAG Parties), other than any conditions that have not been satisfied or are not capable of being satisfied (or waived in the case of the CAG Parties) because of a breach by Investor of its obligations hereunder or the failure of the LLCs to receive any Debt Financing or the Equity Financing; or (B) this Agreement is terminated by Investor pursuant to Section 8.1(d), the condition in Article V that shall have become incapable of fulfillment on or before the End Date is the condition in Section 5.9 that the LLCs shall have received the Debt Financing, and one or more of the Lenders has breached its obligations to Holdco under any of the written commitments for the Debt Financing described in Section 4.6, and all other conditions to Closing for the Parties hereunder have been satisfied or are capable of being satisfied (or waived in the case of the CAG Parties), other than any conditions that have not been satisfied or are not capable of being satisfied because of a breach by Investor of its obligations hereunder or any failure of the LLCs to receive the Debt Financing or the Equity Financing); and

(ii) there is a reasonable prospect of receipt of a material recovery from such breaching Lender(s) if Holdco were to bring an action against and/or to enter into settlement negotiations with such Lender(s) (any such action or negotiation, a “Lender Action”);

then: Holdco shall pay to CAG a termination fee (the “Debt Termination Fee”) in the amount of up to $27,500,000 as liquidated damages; provided that (x) Holdco shall bring and thereafter continue to pursue a Lender Action only if the CAG Parties pay 50% of the ongoing prosecution costs and other costs and expenses (including but not limited to reasonable attorneys’ fees) incurred by Holdco in connection with any Lender Action (including costs incurred in defending any counterclaim), and (y) the sole source for the payment of the Debt Termination Fee shall be 50% of any amounts actually collected from such breaching Lender(s) in such Lender Action. If there is not a reasonable prospect of receipt of a material recovery from any Lender Action, Holdco shall have no obligation to bring a Lender Action, and no Debt Termination Fee or other amount will be payable to the CAG Parties pursuant to this Section 8.3(b).

(c) Notwithstanding anything in this Agreement to the contrary, (i) the payment of the Equity Termination Fee by Holdco when such Equity Termination Fee shall become due and payable in accordance with Section 8.3(a), or the payment of the Debt Termination Fee by Holdco when such Debt Termination Fee shall become due and payable in accordance with Section 8.3(b), as the case may be, shall each be considered liquidated damages and shall be the sole and exclusive remedy of CAG and its Affiliates for all purposes under this Agreement, and (ii) under no circumstances shall CAG or its Affiliates seek, or be entitled to seek, any other remedy under applicable Law (including equitable relief or specific performance) except in connection with the enforcement of any rights under Section 8.3(b) to require a Lender Action and related matters.

ARTICLE IX.

INDEMNIFICATION

Section 9.1. Survival. All covenants and other agreements in this Agreement to be performed after the Closing shall survive the Closing and the consummation of the Contemplated Transactions until so performed. All representations and warranties in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions for a period of two (2) years from the Closing Date, except that (i) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Enforceability; Authority; No Conflict), 3.4(a)-(b) (Company Interests; Title), 3.14 (Brokers or Finders), 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority; No Conflict), and 4.5 (Brokers or Finders) shall survive indefinitely, (ii) the representations and warranties contained in Section 3.6 (Employee Benefits) shall survive until the expiration of the applicable statute of limitations; (iii) the representations and warranties contained in Section 3.15 (Environmental Compliance) shall survive the Closing and the consummation of the Contemplated Transactions for a period of three (3) years from the Closing Date; (iv) the representations and warranties contained in Section 3.13 (Taxes) shall survive until forty-five (45) days after the expiration of the applicable statute of limitations; and (v) any claim pending on the expiration date of any representation and warranty for which notice has been given pursuant to Section 9.5, Section 9.6 or Section 9.7 on or before such expiration date may continue to be asserted and indemnified against until finally resolved; provided that, for the avoidance of doubt, no Indemnified Person shall be entitled to duplicate indemnification for any Losses if such Losses are indemnifiable under more than one Section of this Article IX.

Section 9.2. Indemnification and Reimbursement by CAG. Subject to the limitations set forth in Section 9.4, CAG will indemnify and hold harmless, without duplication, the LLCs and their Subsidiaries and Holdco, and each of their respective officers, directors, agents, Affiliates, employees and other Representatives (collectively, the "Section 9.2 Indemnified Persons"), from and against any and all Losses relating to, resulting from or arising out of:

(a) any breach of any representation or warranty made by the CAG Parties or the LLCs in Article III of this Agreement;

(b) any breach of or failure to perform or comply with any covenant or agreement of the CAG Parties (or the LLCs with respect to pre-Closing covenants) in this Agreement;

(c) the Retained Liabilities;

(d) any income Taxes (including, for the avoidance of doubt, capital gains or corporation tax on capital gains) with respect to any taxable period of the CTG Companies for all taxable periods ending on or before the Closing Date ("Pre-Closing Tax Period") and with respect to any Straddle Period, for the portion thereof ending on the Closing Date (as determined pursuant to Section 9.9);

(e) any income Taxes imposed as a result of Treasury Regulation Section 1.1502-6 or comparable provisions of foreign, state or local law, or as transferee or successor, by agency or by contract, indemnity or otherwise, on the CTG Companies or any other Person (other than the CTG Companies) which is or has ever been affiliated with any of the CTG Companies or with whom any of the CTG Companies otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, group, unitary or aggregate Tax Return, prior to the Closing Date;

(f) any payments required to be made after the Closing Date to any Person that is not a CTG Company under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which any of the CTG Companies are obligated, or were a party, on or prior to the Closing Date;

(g) Any Environmental Liability for Off-Site Contamination. For purposes of this Section 9.2(g), Off-Site Contamination shall not include any matter identified in Schedule 3.15.

(h) Any Environmental Liability for On-Site Contamination existing on or before the Closing Date. For purposes of this Section 9.2(h), On-Site Contamination shall not include any matter identified in Schedule 3.15.

(i) Any Environmental Liability for the Environmental Matters identified in Schedule 3.15.

Section 9.3. Indemnification and Reimbursement by Investor and the LLCs. Subject to the limitations set forth in Section 9.4, Investor will indemnify and hold harmless the CAG Parties, and each of their officers, directors, agents, Affiliates, employees and other Representatives (collectively, the “Section 9.3 Indemnified Persons”) from and against any Losses relating to, resulting from or arising out of:

(a) any breach of any representation or warranty made by Investor in Article IV of this Agreement;

(b) any breach of or failure to perform or comply with, any covenant or obligation of Investor in this Agreement;

(c) the Assumed Liabilities;

(d) any obligation, guarantee or obligation to assure performance incurred or made by CAG or any of its Subsidiaries, including any Financial Assurances, incurred or made with respect to any of the Assumed Liabilities or any liability or other obligation of any of the CTG Companies; or

(e) Third-Party Claims that arise out of the conduct of the CTG Business on or after the Closing Date.

Section 9.4. Limitations; Exclusive Remedy.

(a) CAG shall have no liability with respect to claims under Section 9.2 (except under Sections 9.2(c), 9.2(d), 9.2(e), 9.2(f) and 9.2(i)) until the total of all Losses with respect to such matters exceeds fifteen million dollars ($15,000,000) (the "Deductible") and then only for the amount by which such Losses exceed the Deductible. CAG shall have no liability with respect to claims under Section 9.2(i) until the total Losses attributed to the Environmental Liability exceeds the sum of (i) the established reserve on the Final Balance Sheet and (ii) $500,000 (such sum, the “Schedule 3.15 Deductible”) and then only for the amount by which the Losses attributed to the Environmental Liability exceed the Schedule 3.15 Deductible. In no event shall CAG’s liability for indemnification under Sections 9.2 exceed six hundred million dollars ($600,000,000); provided, however, this limitation shall not apply to CAG’s indemnification obligations under Sections 9.2(c), 9.2(d), 9.2(e), 9.2(f), 9.2(g), 9.2(h) and 9.2(i) or for a breach of the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Enforceability; Authority; No Conflict), 3.4(a) (Company Interests), 3.4(b) (Title) or 3.14 (Brokers or Finders). Neither Investor nor the LLCs shall have any liability with respect to claims under Section 9.3 (except under Sections 9.3(c), 9.3(d), and 9.3(e) until the total of all Losses with respect to such matters exceeds the Deductible, and then only for the amount by which such Losses exceed the Deductible. In no event shall the aggregate liability of Investor and the LLCs under Section 9.3 exceed six hundred million dollars ($600,000,000); provided, however, this limitation shall not apply to Investor’s indemnification obligation for a breach of the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority; No Conflict), and 4.5 (Brokers or Finders) and the covenants in Section 7.14 (Financing) or for Investor’s indemnification obligations under Sections 9.3(c) and 9.3(d).

(b) Notwithstanding anything herein to the contrary, no Indemnified Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such person or its affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or any Related Agreement.

(c) Except in the case of fraud, the exclusive remedy for any Indemnified Person for Losses or other monetary damages arising from a breach of this Agreement, including any remedy with respect to Environmental Matters, shall be the indemnification provided under this Article IX; provided, however, an Indemnified Person may seek any remedy available to it, at law or in equity, to enforce the indemnification obligations under this Article IX.

(d) In no event shall Losses be subject to indemnification under Section 9.2 or Section 9.3 to the extent such Losses were included as liabilities (including any reserve) in the Final Balance Sheet; provided that any Losses in excess of the amounts so included as liabilities (including any reserve) in the Final Balance Sheet shall be subject to indemnification hereunder in accordance with and subject to the terms, conditions and limitations of this Article IX. Notwithstanding anything herein to the contrary, Losses shall be net of any insurance, indemnity, contribution or other similar payment actually received by an Indemnified Person in connection with the facts giving rise to the right of indemnification. The Indemnified Person shall seek full recovery under all insurance policies and indemnification provisions covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Subject to Section 7.12, in the event that an insurance or other recovery is made by any Indemnified Person with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery less the out-of-pocket costs to obtain such recovery shall be made promptly to the Indemnifying Person.

(e) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL AN INDEMNIFYING PERSON BE LIABLE FOR ANY EXEMPLARY (TO THE EXTENT NOT PAYABLE TO THIRD PARTIES), PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, MULTIPLE OF PROFITS, REMOTE, OR SPECULATIVE DAMAGES; provided, however, that if an Indemnified Person is held liable to a third party for any such Losses and the applicable Indemnifying Person is obligated to indemnify such Indemnified Person for the matter that gave rise to such Losses, then such Indemnifying Person shall be liable for, and obligated to reimburse such Indemnified Person for such Losses.

(f) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or any of the Related Agreements shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(g) For purposes of calculating Losses hereunder, any materiality or CTG Material Adverse Effect or Investor Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(h) Notwithstanding anything herein to the contrary, CAG shall have no liability with respect to claims under Section 9.2(d), (e), or (f) with respect to Taxes attributable to actions taken by the CTG Companies (other than those in the ordinary course of the CTG Companies’ trade or business, activities, or operations) after the Closing but on the Closing Date.

(i) CAG shall have no liability with respect to any claim under Section 9.2(h) with respect to any Losses attributed to Environmental Liability for the conduct of any environmental investigation, monitoring, clean-up, containment, restoration, removal or other corrective or response action at or upon the Owned Real Property or Leased Real Property (each a "Response Action") unless such Response Action is conducted in a cost effective manner, to attain compliance with minimum remedial standards established under applicable Environmental Law, employing where applicable risk-based remedial standards and institutional controls. CAG may either, at CAG’s option, perform or cause to be performed the Response Action (along with all related negotiations and settlements with Governmental Bodies and third parties), or shall authorize the Investor or the LLCs to perform such Response Action (in which case CAG shall have the right to approve material decisions with respect to such Response Action, such approval not unreasonably withheld, delayed or conditioned). In the event CAG performs the Response Action, the Investor and the LLCs shall provide CAG and its agents with reasonable access to the relevant property or facility and shall reasonably cooperate with CAG in connection therewith, provided that CAG shall undertake diligent efforts to prevent unreasonable interference with operations upon the relevant Owned Real Property or Leased Real Property. Regardless of which party performs the Response Action, the non-performing party shall have the right, but not the obligation, at its sole cost and expense, to reasonably participate in the Response Action, which participation shall include, without limitation: (i) the right to receive copies of material documents submitted to, and received from, Governmental Bodies or third parties; (ii) notice of, and the opportunity to attend and participate in, material meetings and conference calls with Governmental Bodies or third parties; and (iii) the right to reasonably consult with the performing party. CAG shall have no obligation to indemnify the Investor or the LLCs with respect to Losses attributed to Environmental Liability for the conduct of any Response Action arising from "voluntary action" by or on behalf of the Investor or the LLCs. For purposes of this Section 9.4(i) “voluntary action” shall mean inspections or testing undertaken by or on behalf of the Investor or the LLCs that do not fall into one or more of the following categories (a)-(c): (a) required by applicable Environmental Law or the terms of a lease agreement then in effect, (b) undertaken in reasonable response to an unsolicited third party claim or demand or (c) undertaken in reasonable response to material facts indicating a potentially significant threat to human health or the environment. Notwithstanding the foregoing, under no circumstances shall "voluntary action" include either of the following: (i) the discovery of On-Site Contamination in the course of or in connection with production, maintenance, repair and inspection activities conducted in the normal course of the operation of the CTG Business, including environmental surveillance activities conducted pursuant to industry standard environmental management systems, consistent with standard industry practices; and (ii) actions taken in the ordinary course of facility expansion or construction projects.

(j) CAG’s indemnification obligations pursuant to Section 9.2(h) shall survive the Closing and consummation of the Contemplated Transactions for a period of seven (7) years from the Closing Date.

(k) CAG’s indemnification obligations pursuant to Section 9.2(g) and Section 9.2(i) shall survive the Closing and consummation of the Contemplated Transactions without expiration or termination.

Section 9.5. Third-Party Claims.

(a) Promptly (and in any event within 30 days) after receipt by a Person entitled to indemnity under Section 9.2 or Section 9.3 of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (each, an “Indemnifying Person”) of the assertion of such Third-Party Claim; provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is actually and materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (x) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (y) greater than 50% of the Losses are reasonably anticipated to be incurred by the Indemnified Person because such Losses exceed the applicable maximum limit (if any) for indemnification contained in Section 9.4, or (z) material equitable or other non-monetary relief is sought from any Indemnified Person pursuant to such Third-Party Claim) to assume the defense of such Third-Party Claim. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will, unless additional information at the time of the assumption emerges to change this conclusion, conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification (but no such assumption shall affect the applicability of any limit on indemnification contained in Section 9.4), and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any material violation of Legal Requirement and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person. The Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent if required pursuant to the immediately preceding sentence. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) With respect to any Third-Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) The provisions of this Section 9.5 shall not govern any Tax Claims, and the procedures set out in Section 9.7 shall govern for all Tax Claims (except as set forth in Section 9.7(b)).

Section 9.6. Other Claims. A claim for indemnification to the extent not resulting from a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought and, unless disputed within 90 days after receipt by the Indemnifying Person of such notice, shall be paid promptly after such notice.

Section 9.7. Tax Provisions.

(a) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an Indemnified Person pursuant to Section 9.2, then such Indemnified Person shall promptly give notice to the Indemnifying Person in writing of such claim and of any counterclaim the Indemnified Person proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person has been materially prejudiced as a result of such failure.

(b)(i) With respect to any Tax Claim relating to a Pre-Closing Tax Period or (ii) with respect to any other Tax Claim not included in clause (i) for which CAG is the Indemnifying Person (and for these purposes has, subject to any conditions, agreed to assume the defense of such Tax Claim (and such assumption will, unless additional information at the time of the assumption emerges to change this conclusion, conclusively establish for purposes of this Agreement that the claims made in that Tax Claim are within the scope of and subject to indemnification)), CAG shall, solely at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided that, with respect to Tax Claims described above, (x) CAG must regularly consult with, and accept the reasonable comments of, Investor relating to such Tax Claim and (y) CAG may not settle such Tax Claim without the consent of Investor, such consent not to be unreasonably withheld, other than, with respect to both (x) and (y), any Tax Claim, any issue arising from any Tax Claim or any settlement of a Tax Claim where the Tax Claim, issue, or settlement does not, and would not be reasonably expected to, materially impact the Taxes, Tax refunds, claims or assessments, or Tax accounting or reporting of the CTG Business, the CTG Companies, the LLCs or Investor, in each case solely for a taxable period that begins on or after the Closing Date or for the portion of a Straddle Period that begins on or after the Closing Date.

(c) Freebird shall control all proceedings with respect to any Tax Claim relating to Taxes of the CTG Companies for any Straddle Period or taxable period beginning after the Closing Date (other than Tax Claims to which Section 9.7(b)(ii) is applicable), but, with respect to any Tax Claim that relates in whole or in part to any taxable period (or portion thereof) ending prior to the Closing Date (as determined pursuant to Section 9.9), (i) Freebird must regularly consult with, and accept the reasonable comments of, CAG relating to such Tax Claim and (ii) Freebird may not settle such Tax Claim without the consent of CAG, such consent not to be unreasonably withheld, other than, with respect to both (i) and (ii), any Tax Claim, any issue arising from any Tax Claim or any settlement of a Tax Claim where the Tax Claim, issue, or settlement does not affect the liability of the CAG Parties under Section 9.2.

(d) This Section 9.7, and not Section 9.5, shall govern the procedures for any Tax Claim.

Section 9.8. Indemnification Payments. With respect to any Losses due and payable under Section 9.2 or Section 9.3 by any Indemnifying Person, such Indemnifying Person shall satisfy its payment obligations by paying the full amount of such Losses directly to the applicable Indemnified Person.

Section 9.9. Allocation of Certain Taxes. For purposes of Section 9.2(d), any Taxes of the CTG Companies for a Straddle Period shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning on the first day after the Closing Date. With respect to any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the CTG Companies allocated to the period ending on the Closing Date shall be made by means of a closing of the books and records of the CTG Companies as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity including the CTG Companies and any entity in which the CTG Companies hold a beneficial interest shall be deemed to terminate at such time); provided that exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning on the first day after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning on the first day after the Closing Date, on the other hand. The amount of other Taxes of the CTG Companies for a Straddle Period allocated to the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding this Section 9.9, any Taxes attributable to the period on the Closing Date after the Closing that do not arise in the ordinary course of the CTG Companies' trade or business, activities, or operations shall be allocated to the portion of the period beginning on the first day after the Closing Date.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1. Expenses. CAG and its Subsidiaries on one hand and Investor and its Subsidiaries on the other hand shall each bear their own costs and expenses in connection with the negotiation of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions and the transactions contemplated under the Related Agreements and all fees, costs and expenses associated with the Debt Financing, except that fees and expenses incurred by the parties in connection with Material Government Approvals shall be split by CAG and Investor in a 50%/50% ratio and nothing in this Section 10.1 shall preclude any party from seeking its expenses as damages in connection with any breach of this Agreement.

Section 10.2. Public Announcements and Confidentiality. None of the Parties nor their respective Subsidiaries, Representatives or Affiliates shall issue or cause the publication of this Agreement, any Related Agreement or any press release or other public announcement or communication with respect to the Contemplated Transactions without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or withdrawn, except to the extent a Party's counsel deems necessary or advisable in order to comply with the requirements of any Legal Requirement or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Party notice as is reasonably practicable of any required disclosure), shall limit such disclosure to the information required to comply with such Legal Requirement or regulations, and shall use reasonable efforts to accommodate any suggested changes to such disclosure from the other Party to the extent reasonably practicable.

Section 10.3. Tax Matters.

(a) Filing and Payment Responsibilities.

(i) For any Pre-Closing Tax Period of any CTG Company, CAG shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns to the extent such returns relate to the CTG Companies; provided that CAG shall permit the LLCs to review and comment upon such Tax Returns, to the extent such Tax Returns relate to any CTG Company, prior to the filing thereof, such comments to be considered in good faith by CAG.

(ii) Investor shall cause the LLCs or the CTG Companies, as applicable, to prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the CTG Companies for taxable years or periods beginning after the Closing Date and shall cause the LLCs or the CTG Companies, as applicable, to remit any Taxes due in respect of such Tax Returns.

(iii) For any Straddle Period of the CTG Companies, Investor shall cause the LLCs or the CTG Companies, as applicable, to timely prepare or cause to be prepared, any Straddle Period Tax Returns of the CTG Companies; provided that Investor shall permit CAG to review and comment upon such Tax Returns, prior to the filing thereof, such comments to be considered in good faith by Investor. Notwithstanding the above, CAG shall timely prepare or cause to be prepared any Straddle Period Tax Returns of the CTG Companies listed on Schedule 10.3(a)(iii); provided that CAG shall permit Investor to review and comment upon such Tax Returns, prior to the filing thereof, such comments to be considered in good faith by CAG. With respect to any Tax Returns prepared pursuant to this Section 10.3(a)(iii), Investor shall cause the LLCs or the CTG Companies, as applicable, to file or cause to be filed, all such Tax Returns required to be filed and pay all Taxes due with respect to such Tax Returns; provided that, CAG shall reimburse the LLCs (in accordance with the procedures set forth in Sections 9.2 and 9.8) for any amount owed by CAG pursuant to Section 9.2 with respect to the taxable periods covered by such Tax Returns.

(iv) For all tax periods of the LLCs that end on or before the Closing Date, CAG shall prepare or cause to be prepared, and file or cause to be filed when due (in a manner consistent with past practices) all Tax Returns required to be filed, and shall remit any Taxes due with respect to such Tax Returns.

(b) Cooperation and Exchange of Information. The CTG Companies, CAG, the LLCs and Investor shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon such other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, Tax Claim, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The CTG Companies, CAG, the LLCs and Investor agree (i) to retain all books and records with respect to Tax matters pertinent to the CTG Business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by CTG Companies, CAG, the LLCs or Investor, as applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if such other Party so requests, the CTG Companies or CAG, as the case may be, shall allow such other Party to take possession of such books and records. Notwithstanding anything in this Section 10.3(b), CAG will only be required to deliver to the LLCs the portions of such books and records that relate to the CTG Business or CTG Companies and may redact any statements or other information on the portions of such books and records that do not relate to the CTG Business or CTG Companies. In addition to the foregoing, (i) CAG also shall cooperate fully with Investor, as and to the extent reasonably requested by Investor, in connection with Investor’s filing of its Tax Returns and any audits, litigation or other Proceeding with respect to Investor and its Taxes, and (ii) the LLCs also shall cooperate fully with CAG, as and to the extent reasonable requested by CAG, in connection with CAG’s filing of the LLCs’ Tax Returns pursuant to Section 10.3(a)(iv) and any audits, litigation, or other Proceeding with respect to any Taxes shown on such Tax Returns.

(c) Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, CAG shall have sole responsibility for all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the Reorganization). CAG and Investor shall, and Investor and CAG shall cause the LLCs to, cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws. For purposes of this Agreement, “Transfer Taxes” shall mean all transfer, sales, excise, value added, stamp duty, stamp duty reserve tax, documentary, registration and other such taxes (including all applicable real estate transfer taxes).

(d) Section 754 Election, Allocation and Income Tax Treatment.

(i) CAG will use its reasonable best efforts to cause Kalama Export Company LLC to make a timely election under Section 754 of the Code effective as of the Closing Date.

(ii) As promptly as practicable after the Closing Date, but no later than ninety (90) days thereafter, CAG shall prepare and deliver (with assistance as requested from the LLC) to Investor, an allocation schedule allocating all such amounts as provided herein (the “Proposed Allocation Schedule”); provided that, as set forth in Section 2.3, the Parties agree to allocate the aggregate Purchase Price in the following manner: (i) each CTG Foreign Company shall be allocated an amount of Purchase Price equal to its net book value as shown on the Closing

Balance Sheet, and (ii) the remainder of the Purchase Price shall be allocated to the Transferred Assets. In preparing the Proposed Allocation Schedule, CAG shall be entitled to reasonable access to all relevant books, records and personnel of the CTG Companies and its Representatives to the extent CAG reasonably requests such information and reasonable access to complete its preparation of the Proposed Allocation Schedule. Investor will have twenty (20) Business Days following delivery of the Proposed Allocation Schedule during which to notify CAG in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Schedule, setting forth in reasonable detail the basis of its objections. In reviewing the Proposed Allocation Schedule, Investor shall be entitled to reasonable access to all relevant books, records and personnel of the CTG Companies and its Representatives to the extent Investor reasonably requests such information and reasonable access to complete its review of the Proposed Allocation Schedule. If Investor fails to deliver an Allocation Notice of Objection in accordance with this Section 10.3(d)(ii), the Proposed Allocation Schedule shall be conclusive and binding on all Parties and shall become the “Final Allocation Schedule”. If Investor submits an Allocation Notice of Objection, then (A) for twenty (20) Business Days after the date CAG receives the Allocation Notice of Objection, Investor and CAG will use their commercially reasonable efforts to agree on the allocations and (B) failing such agreement within twenty (20) Business Days of such notice, the matter will be resolved in accordance with Section 10.3(d)(iii).

(iii) Any amounts remaining in dispute at the conclusion of such twenty (20) Business Day period that were properly included in the Allocation Notice of Objection (the “Unresolved Allocation Changes”) shall be submitted to the Expert (as determined through the procedures set forth in Section 2.6(c)). CAG and Investor agree to execute, if requested by the Expert, a reasonable engagement letter. Investor and CAG will each deliver to the other and to the Expert a notice setting forth in reasonable detail their proposed allocations. The Expert shall act as an arbitrator to determine, based on the provisions of this Section 10.3 and the definitions referred to herein, only the Unresolved Allocation Changes. The Expert shall be instructed to determine its best estimate of the allocation schedule based on its determination of the Unresolved Allocation Changes and provide a written description of the basis for its determination of the allocations therein within forty-five (45) Business Days after the matter has been submitted to the Expert, which written determination shall be final, binding and conclusive. Each of the parties shall furnish, at its own expense, the Expert and the other Party with such documents and other written information as the Expert may request. Each Party may also furnish to the Expert such other written information and documents as such Party deems relevant; provided, that copies of all such documents and materials shall be concurrently delivered to the other Party in the same manner as such materials are delivered to the Expert. The Expert may, at its discretion, conduct one or more conferences with respect to the dispute between the parties, at which conference each Party shall have the right to present such additional documents, materials and other information and to be accompanied or represented by such Representatives as each Party shall choose in its sole discretion. The fees and expenses of the Expert shall be apportioned among Investor and CAG as the Expert shall determine. Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

(iv) The Parties agree to treat the following amounts as adjustments to the price paid by Investor to the CAG Parties for the Transferred Assets: (i) any amounts paid pursuant to Section 2.6(d), (ii) any cash paid, and the principal amount of any 10.75% Earnout Amount PIK Notes issued, pursuant to Section 2.7, and (iii) any indemnity payment made pursuant to Section 9.2.

(v) The Parties agree to act in accordance with the Final Allocation Schedule for all Tax purposes (including for purposes of the filing of any Tax Return). The Parties will revise the Final Allocation Schedule to the extent necessary to reflect any payment made pursuant to Section 2.6(d), Section 2.7 or Section 9.2. In the case of any such payment, CAG shall prepare and deliver (with assistance as requested from the LLCs) to Investor a revised Final Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

(vi) The Parties agree that, for U.S. federal income Tax purposes (and, where applicable, state, local, and foreign Tax purposes) the purchase and sale of the Transferred LLC Interests constitutes direct acquisition by Holdco from the CAG Parties of all of the Transferred Assets.

(vii) The dispute resolution provisions of this Section 10.3(d) shall not apply to, and the scope of the Expert's authority herein shall not extend to, any dispute of the parties relating to the interpretation, breach or enforcement of any provisions of this Agreement, except as may be necessary to resolve the Unresolved Allocation Changes.

(e) Refunds, Carrybacks and Tax Benefits.

(i) CAG shall be entitled to any refunds or credits of Taxes of the CTG Companies attributable to or arising in a Pre-Closing Tax Period or a portion of a Straddle Period ending on the Closing Date (as determined pursuant to Section 9.9) to the extent such refunds or credits exceed the amounts of such refunds or credits for Taxes accrued on the face of the Closing Balance Sheet. CAG shall not be entitled to refunds or credits that are the result of losses or events occurring after the Closing Date.

(ii) The LLCs, or any Subsidiary of the LLCs, as the case may be, shall be entitled to any refunds or credits of Taxes for which CAG is not entitled pursuant Section 10.3(e)(i).

(iii) If any final adjustment shall be made to any Tax Return for any CTG Company relating, in whole or in party, to a Pre-Closing Tax Period or a portion of a Straddle Period ending on the Closing Date, and if such adjustment results in a Tax Benefit to such CTG Company for any Tax period that begins after the Closing Date or to a portion of a Straddle Period beginning on the first day after the Closing Date, then Freebird or Freebird II, as applicable, shall pay to CAG or CFFIC, as applicable, an amount equal to the Tax Benefit obtained by such CTG Company. For the avoidance of doubt, no such payment is ever required if the Tax Benefit is included as an asset on the Closing Balance Sheet, and no such payment shall be due until the Tax Benefit is actually realized or received by such CTG Company.

(iv) The LLCs shall forward (or cause their Subsidiaries to forward) to CAG or reimburse CAG for any refunds or credits due CAG pursuant to Section 10.3(e)(i) promptly (and in any event within 15 days) after receipt thereof, and CAG shall forward to the LLCs or reimburse the LLCs pursuant to Section 10.3(e)(ii) promptly (and in any event within 15 days) after receipt thereof. In the case of a Tax Benefit payable to CAG or CFFIC, as applicable, pursuant to Section 10.3(e)(iii), Freebird or Freebird II, as applicable, shall pay the amount of such Tax Benefit to CAG or CFFIC, as applicable, promptly (and in any event within 15 days) after the date on which the Tax Benefit is actually realized or received by the CTG Company.

(f) United States Federal Income Tax Classification. Pursuant to Treasury Regulations Section 301.7701-3, the LLCs will be disregarded entities or partnerships for U.S. federal and, if applicable, state and local income tax purposes. In addition, certain domestic Subsidiaries of the LLCs listed on Schedule 10.3(f) are eligible entities with one or more members which will be classified as disregarded entities for U.S. federal and, if applicable, state and local income tax purposes. Without the prior written consent of CAG and the Investor, (a) the LLCs shall not elect or authorize any Person to elect to treat the LLCs or any such Subsidiary listed on Schedule 10.3(f) as anything other than a disregarded entity for U.S. federal and, if applicable, state and local income tax purposes, and (b) the LLCs shall take such actions as may be reasonably necessary to operate its domestic businesses through entities which will be classified as disregarded entities or partnerships for U.S. federal and, if applicable, state and local income tax purposes, except as otherwise may be required by law. It is the intent of the Parties that, for U.S. federal income tax purposes, the transfer of the Transferred Assets constitutes an absolute sale, transfer and conveyance from the CAG Parties to Investor of all right, title and interest in the Transferred Assets.

(g) Section 338(g) Election.

(i) Foreign Buyer or its designee shall have the right to file (or cause to be filed) a timely election under Section 338(g) of the Code (and any corresponding election under U.S. state or local law) with respect to the purchase and sale of the stock of the CTG Foreign Companies and any of their Subsidiaries hereunder (collectively, a “Section 338(g) Election”). Foreign Buyer or its designee shall inform the CAG Parties in writing of any such Section 338(g) Election on or before the date such Section 338(g) Election is filed.

(ii) Investor agrees to cause Foreign Buyer to pay (or cause to be paid) to CAG, in cash, the amount of additional consideration necessary to cause the

CAG Parties' after-Tax net proceeds from the sale of the stock of the CTG Foreign Companies with any Section 338(g) Election to be equal to the after-Tax net proceeds that the CTG Parties would have received had any Section 338(g) Election not been made, taking into account all appropriate U.S. federal, state, and local Tax implications (the “Section 338 Adjustment”).

(iii) Any Section 338 Adjustment shall be paid to CAG prior to or at the time the Foreign Buyer files IRS Form 8023 to make any U.S. federal Section 338(g) Election. The CAG Parties shall provide the Foreign Buyer with a schedule computing the amount of any Section 338 Adjustment within 30 days after the Parties have agreed to the Final Allocation Schedule; provided that that CAG Parties shall permit the Foreign Buyer to review and comment on such schedule, such comments to be considered in good faith by the CAG Parties. In making such calculation, the highest corporate U.S. federal, state, and local tax rates to which the CAG Parties are subject for this type of income shall be used, and any other items of income, deduction, gain, loss, or credits of the CAG Parties shall be ignored.

Section 10.4. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a Party may designate by notice to the other Parties):

If to the CAG or the CAG Parties:

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

Attention: Colleen Batcheler

Telephone: (402) 595-4000

Facsimile: (402) 517-9267

E-mail: Colleen.Batcheler@conagrafoods.com

With copies to (which shall not constitute notice to CAG):

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: Michael G. Timmers, P.C.

Telephone: (312) 861-2224

Facsimile: (312) 861-2200

E-Mail:mtimmers@kirkland.com

If to the LLCs (pre-Closing, which shall not constitute notice to CTG):

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

Attention: Colleen Batcheler

Telephone: (402) 595-4000

Facsimile: (402) 517-9267

E-mail: Colleen.Batcheler@conagrafoods.com

If to the LLCs (post-Closing):

c/o Ospraie Advisors

320 Park Avenue, 27th Floor

New York, New York 10022

Attention: David Blue

Telephone: (212) 822-9722

Facsimile: (212) 822-9772

E-mail: david.blue@ospraie.com

If to Investor:

c/o Ospraie Advisors

320 Park Avenue, 27th Floor

New York, New York 10022

Attention: David Blue

Telephone: (212) 822-9722

Facsimile: (212) 822-9772

E-mail: david.blue@ospraie.com

with copies to (which shall not constitute notice to Investor):

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Robert F. Kennedy, Esq.

Telephone: (212) 326-3835

Facsimile: (212) 755-7306

E-mail: rfkennedy@jonesday.com

Section 10.5. Jurisdiction; Waiver of Jury Trial. Each Party agrees that any suit, action or proceeding against any Party hereto arising out of or relating to this Agreement or any transaction contemplated hereby shall only be brought in any federal or state court located in the State of New York, and each Party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth in Section 10.4 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.5. EACH OF INVESTOR, CFFIC AND CAG (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE SUBSIDIARIES) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO (A) THIS AGREEMENT, THE SCHEDULES, AND ANY CERTIFICATE OR OTHER DOCUMENT REQUIRED TO BE DELIVERED HEREBY OR (B) THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party (a) certifies that no representative, agent or attorney of any Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the other agreement contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.5.

Section 10.6. Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.7. Entire Agreement and Modification. This Agreement supersedes all prior agreements (including that certain letter agreement, dated as of January 29, 2008 by and among CAG and Ospraie Advisors, L.P.), whether written or oral, between the Parties with respect to its subject matter (including any letter of intent between the Parties related to the subject matter of this Agreement) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter; provided that this Section 10.7 shall not apply to any confidentiality agreement between the Parties related to the subject matter of this Agreement, which shall remain in full force and effect in accordance with its terms. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all Parties.

Section 10.8. Assignments, Successors and no Third-Party Rights. No Party may, in whole or in part, assign any of its rights or interests or delegate any of its obligations under this Agreement without the prior written consent of both Investor and CAG, and any attempt to do so will be void; provided that without prior written consent, either Holdco or CAG may assign any of its or its Subsidiaries' rights or interests or delegate any of its obligations under this Agreement to any Subsidiary or other affiliate so long as the assigning or delegating Party retains its obligations under this Agreement and provided further that Holdco may assign any of its or its Subsidiaries’ rights hereunder to the Lenders as collateral securing its obligations under the Debt Financing (or any replacement or refinancing thereof). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.8.

Section 10.9. Severability. If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable under any present or future Legal Requirement, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision (or part thereof) will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision (or part thereof) had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision (or part thereof) or by its severance herefrom.

Section 10.10. Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement, unless otherwise specified.

Section 10.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 10.12. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by other electronic transmission of a manual signature (by portable data format (PDF) or other method that enables the recipient to reproduce a copy of the manual signature) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 10.13. Specific Performance. Except as otherwise provided in Section 8.3(c) and without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the covenants contained in this Agreement may result in material irreparable injury to the other Party or its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, to the fullest extent permitted by any Legal Requirement, each Party shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein, and to the fullest extent permitted by law, such Party agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy. Each Party hereby agrees and consents that such injunctive relief may be sought in the courts in the State of New York, or in any other court having competent jurisdiction.

Section 10.14. Netting and Set-Off on the Closing Date. With respect to payments due on the Closing Date with respect to Closing only, each of the Parties may net and set off any payment due from it to another Person (including the LLCs) from and against any payment due to it at the same time and in the same currency from such Person.

Section 10.15. Incorporation of Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated and made a part of this Agreement as if set forth in full herein.

Section 10.16. NO RECOURSE. THE CAG PARTIES ACKNOWLEDGE AND AGREE, ON BEHALF OF THEMSELVES AND EACH OF THEIR OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, SUBSIDIARIES AND OTHER AFFILIATES, THAT NEITHER HOLDCO NOR INVESTOR HAS ANY ASSETS OTHER THAN HOLDCO’S RIGHTS UNDER THE WRITTEN COMMITMENTS FOR THE DEBT FINANCING AND THE EQUITY FINANCING DESCRIBED IN SECTION 4.6, AND, EXCEPT AS EXPRESSLY SET FORTH IN THE WRITTEN COMMITMENT FOR THE EQUITY FINANCING, THE CAG PARTIES SHALL HAVE NO RIGHTS OR RECOURSE AGAINST ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, REPRESENTATIVE, SHAREHOLDER, MEMBER OR OTHER EQUITY HOLDER, PROSPECTIVE EQUITY HOLDER OR SPONSOR OF HOLDCO, INVESTOR OR ANY OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES, OR ANY OTHER PARTY, OTHER THAN HOLDCO AND INVESTOR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS, THE CONTEMPLATED TRANSACTIONS AND THE TRANSACTIONS CONTEMPLATED BY THE RELATED AGREEMENTS.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement, all as of the date first above written.

CONAGRA FOODS, INC.

By:	/s/ Robert F. Sharpe, Jr.
Name:	Robert F. Sharpe, Jr.
Title:	Executive Vice President, Legal and External Affairs

CONAGRA FOODS FOOD INGREDIENTS COMPANY, INC.

By:	/s/ Greg Heckman
Name:	Greg Heckman
Title:	President

FREEBIRD I, LLC

By:	/s/ Leo Knowles
Name:	Leo Knowles
Title:	President

FREEBIRD II, LLC

By:	/s/ Leo Knowles
Name:	Leo Knowles
Title:	President

FREEBIRD HOLDINGS, LLC

By:	/s/ John Duryea
Name:	John Duryea
Title:	Authorized Representative

FREEBIRD INTERMEDIATE HOLDINGS, LLC

By:	/s/ John Duryea
Name:	John Duryea
Title:	Authorized Representative

Exhibit A

FORM OF PIK NOTE

THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (2) TO AN ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (3) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

THE NOTE EVIDENCED HEREBY IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. ADDITIONAL INFORMATION REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE PROVIDED TO ANY HOLDER PROMPTLY UPON REQUEST TO [DESIGNATED REPRESENTATIVE OF FREEBIRD INTERMEDIATE HOLDINGS, LLC], [ADDRESS AND PHONE NUMBER OF REPRESENTATIVE].

Freebird Intermediate Holdings, LLC

            % PIK Note due 201_

No.	$

Freebird Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”, which includes any successor entity) hereby promises to pay to the order of [Conagra Foods, Inc.], or its successors or Permitted Assigns (the “Holder”), (a) the principal sum of (            $         ), together with all accrued and unpaid interest thereon and all other amounts hereunder, including all such amounts increasing the principal hereof as a result of the payment of PIK Interest (as defined below), on                     , 201     (the “Scheduled Maturity Date”) (or such earlier or later date as provided herein) and (b) interest on the principal amount of this             % PIK Note due 201_ (as amended, modified, supplemented or restated, this “Note”) as follows. Interest on this Note will accrue from the date hereof until paid in full at the rate of             % per annum (the “Interest Rate”) and shall be payable in United States dollars semiannually in arrears on each [                    ] and [                    ], commencing on [                    ], 2008 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”); provided always that, notwithstanding the next succeeding Business Day rule referred to above, if the Interest Payment Date falling on the five-year anniversary date of the Issue Date is not a Business Day, then such interest shall instead be payable on the first Business Day immediately preceding the five-year anniversary date of the Issue Date. The six-month period beginning the day after the Issue Date and each succeeding six-month period thereafter shall be considered an “Accrual Period” within the meaning of Section 1272 (a)(5) of the Code. For the avoidance of doubt, if this Note remains outstanding on the five-year anniversary date of the Issue Date, the first and only Accrual Period ending after such five-year anniversary date shall end six months after such five-year anniversary date (the “Final Accrual Period”). Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Notwithstanding the foregoing, to the extent cash payment of this Note on the Scheduled Maturity Date would then be prohibited by the terms of the Credit Agreement, such cash payment shall be deferred until the earliest date that any such cash payment would not be prohibited under the Credit Agreement; provided that (a) to the extent any cash payment continues to be prohibited through and including the fifth anniversary of the Issue Date, cash payment of all such amounts will instead be due on the date that is five and one-half years after the Issue Date and (b) in no event will any amounts evidenced by this Note be due and payable in cash later than the date that is five and one-half years after the Issue Date (it being understood and agreed that if the Company fails to ensure that all such amounts are paid in cash no later than the date that is five and one-half years after the Issue Date, an Event of Default shall be deemed to have occurred). If any cash payment is deferred on this Note or any other PIK Note, the per annum interest rate applicable to all amounts outstanding under all PIK Notes during any such deferral shall be two percent (2%) in excess of the otherwise applicable Interest Rate. After the Scheduled Maturity Date, the Company shall not be permitted to make any Restricted Payment under Section 3.6(d) until all such deferred amounts have been paid in full in cash. For the avoidance of doubt (but in any event subject to clause (a) of this paragraph), on and after the Scheduled Maturity Date the Company shall make all partial payments of amounts owing under this Note up to the maximum amount that it is permitted to make without violating the terms of the Credit Agreement, and the Company shall make a determination of the ability to make such payments under the terms of such Credit Agreement on the 15th day of each month and then make the maximum permitted payments of the deferred portion of this Note promptly following such date of determination. Further, to the extent that the Company has deferred any amounts pursuant to this paragraph, it shall use its commercially reasonable best efforts to remove all impediments to cash payment of the deferred amounts (and interest thereon), other than clause (a) of this paragraph. Notwithstanding clause (a) of this paragraph, after the date that is 91 days following the fifth anniversary of the Issue Date but on or before the date that is five days prior to the end of the Final Accrual Period, the Company shall pay in cash such amount of accrued and unpaid interest (including PIK Interest) and original issue discount (as defined in Section 1273(a)(1) of the Code) on this Note, if any, as may be necessary to ensure that this Note shall not be considered an “applicable high yield debt obligation” within the meaning of Section 163(i) of the Code (it being understood and agreed that if the Company fails to ensure that all such amounts are paid in cash no later than the date that is five days prior to the end of the Final Accrual Period, an Event of Default shall be deemed to have occurred).

The Company shall pay interest on this Note, at the election of the Company on each Interest Payment Date, (a) by increasing the principal amount of this Note (“PIK Interest”), (b) in cash to the Holder (“Cash Interest”) or (c) by any combination of (a) and (b), in an aggregate amount equal to the accrued and unpaid interest on such date. Any interest due on an Interest

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Payment Date that is not paid by the Company as Cash Interest on such Interest Payment Date shall be deemed paid as PIK Interest with no further action required on the part of the Company. Following an increase in the principal amount of this Note as a result of PIK Interest, this Note shall bear interest on such increased principal amount from and after the date of such Interest Payment Date.

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ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“Acquisition Agreement” means that certain Contribution and Equity Interest Purchase Agreement, by and among ConAgra Foods, Inc., ConAgra Foods Food Ingredients Company, Inc., Freebird Holdings, LLC, Freebird I, LLC, Freebird II, LLC and the Company, dated as of [                    ], 2008.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation;

(b) with respect to a partnership, the board of directors of the general partner of the partnership; and

(c) with respect to any other Person, the board or committee of such Person or other Person (such as a managing member) serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(a) in the case of a corporation, capital stock;

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(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $1,000,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AAA by S&P or AAA by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of such securities generally; (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; and with respect to any Foreign Subsidiaries of the Company, the approximate equivalent of any of clauses (a) through (f) above in any jurisdiction in which any such subsidiary is organized or engages in material operations.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of (i) the Company and its Subsidiaries, taken as a whole, or (ii) the Company Subsidiaries (including CTG), taken as a whole, in either case, to any Person other than Sponsor;

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(b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Sponsor or any of its direct or indirect parent entities, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, of 50% or more of the total voting power of the Voting Stock of the Company or the right to dispose of 50% or more of the total Capital Stock of the Company; or

(c) the first day on which Sponsor fails to hold (directly or indirectly) at least 20% of the total voting power of the Voting Stock of the Company or the right to dispose of at least 20% of the Voting Stock of the Company, provided that a Change of Control shall not include any contribution of the Capital Stock of the Company or any of its direct or indirect parent entities in exchange for the Capital Stock of a newly-formed company, in which the transferors of the Capital Stock of the Company or its direct or indirect parent entities own 100% of the total voting and dispositive power of the Voting Stock of such newly-formed company immediately following such contribution.

“Change of Control Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 3.9 to the Holder.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Company” means Freebird Intermediate Holdings, LLC, a Delaware limited liability company, and any successor thereto.

“Company Leverage Ratio” means at any date the number resulting from dividing (i) the sum of all Junior Indebtedness of the Company and its Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) and all capital accounts (as adjusted for distributions) of the members of the Company by (ii) the aggregate principal amount of all outstanding PIK Notes together with all accrued and unpaid interest thereon (other than PIK Interest) as of such date of calculation.

“Company Portion” means 50%, as may be adjusted from time to time pursuant to Section 3.13(b).

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“Company Subsidiary” means, at any time, any direct or indirect Subsidiary (including any Foreign Subsidiary) of the Company.

“Consolidated Adjusted Net Income” means for any period the sum of:

(i) Consolidated Net Income for such period; plus

(ii) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted (and not previously added-back) for depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash losses, charges or expenses (including, without limitation, PIK Interest); plus

(iii) without duplication, (A) expense related to employee stock or other equity compensation plans and (B) other non-cash losses included in the determination of Consolidated Net Income for such period, which result in a decrease in non-current assets or an increase in non-current liabilities; minus

(iv) without duplication, other non-cash gains included in the determination of Consolidated Net Income for such period, which result in an increase in non-current assets or a decrease in non-current liabilities.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of the Company and the Company Subsidiaries which may properly be classified as current assets on a consolidated balance sheet thereof in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Company and the Company Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet thereof in accordance with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount equal to the sum of:

(i) the amount for such period of Consolidated Adjusted Net Income, plus

(ii) cash and Cash Equivalents received as net proceeds in connection with sales of businesses, investments and property, plant and equipment and other non-current assets not made in the ordinary course of business as determined in accordance with GAAP, minus

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(iii) the sum, without duplication, and solely to the extent not included in the determination of Consolidated Net Income for the applicable period, of the amounts for such period of:

(a) repayments of Indebtedness for borrowed money (excluding repayments of revolving loans except to the extent a corresponding amount of the revolving commitments in respect thereof are permanently reduced in connection with such repayments);

(b) all cash payments in respect of Consolidated Capital Expenditures;

(c) cash payments during such period in respect of acquisitions and investments and acquisitions of other non-current assets made by the Company or any Company Subsidiary during such period;

(d) without duplication, cash payments during such period for the reduction or settlement of other non-current liabilities;

(e) without duplication, cash payments related to settlement of employee stock or other equity compensation plans; and

(f) the aggregate amount of all Restricted Payments allowed under Section 3.6(a) or (c) and actually paid in cash during such period,

in each case except to the extent paid, directly or indirectly, with proceeds of any equity issuance (other than issuances of Disqualified Stock) not included in the determination of Consolidated Net Income for the applicable period; plus

(iv) to the extent not included in the determination of Consolidated Net Income for the applicable period, any return on or in respect of acquisitions and investments received in cash during such period;

(vi) minus any increase in the amount of Net Working Capital from the beginning of the period through the date of determination; or plus any decrease in the amount of Net Working Capital from the beginning of the period through the date of determination.

“Consolidated Net Income” means, for any period, (i) the net income (or net loss) after taxes and before dividends of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; minus (ii) (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (b) any after tax gains or losses attributable to asset sales referred to in clause (ii) of the definition of Consolidated Excess Cash Flow, (c) any after tax gains or losses attributable to returned surplus assets of any pension plan and (d) the income of any Company Subsidiary or other Person (including any minority-owned joint venture or other investment accounted for on the equity method), all or a portion of the income or loss of which was included in the determination of the net income (or net loss) of the Company and the Company Subsidiaries for such period on a consolidated basis in accordance with GAAP, to the extent that the declaration or payment of Restricted Payments or similar distributions by such Company Subsidiary or Person of that income is not at the time (i) permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Company Subsidiary and (ii) otherwise fully accessible by the Company at any time in the absence of the approval or consent of any Person (unless such approval or consent has in fact been obtained at such time).

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“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Credit Agreement” means that certain credit agreement, to be dated as of the Issue Date, to be entered into among the Company or CTG as borrower and the various financial institutions party thereto as lenders providing, as of the Issue Date, at least $1.5 billion of revolving credit (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that in any such case, such amendment, modification, restatement, supplement, renewal, replacement or refinancing is not prohibited by Section 3.13).

“CTG” means Freebird II, LLC, a Delaware limited liability company, and any successor thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness” means, with respect to the Company:

(i) means any and all amounts payable under or in respect of the Credit Agreement (to the extent constituting Senior Indebtedness), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; and

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(ii) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Note.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the six-year anniversary of the Issue Date or the date this Note is no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distribution Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 3.6(d) to the Holder.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (including any debt security or other instrument that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fiscal Quarter” means each fiscal quarter of the Company.

“Fiscal Year” means each fiscal year of the Company.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of this Note, except for any reports required to be delivered pursuant to Section 3.2, which shall be prepared in accordance with GAAP in effect on the date thereof.

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“guarantee” means a guarantee (including any Contingent Obligation) other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Governmental Authority” means any foreign or domestic, federal, state, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Holder Multiplier” means one (1.0), as may be adjusted from time to time pursuant to Section 3.13(b).

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money or

(ii) evidenced by bonds, notes, debentures or similar instruments,

if and to the extent that any of the foregoing Indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Capitalized Lease Obligations;

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(d) Disqualified Stock of such Person, and

(e) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person).

The amount of Indebtedness of any person under clause (e) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

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“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or in either case an equivalent rating by a substitute nationally recognized rating agency if one of the two named rating agencies ceases publishing ratings of the type at issue generally, unless the Majority PIK Noteholders reasonably object to such substitute rating agency.

“Issue Date” means [                    ], 2008.

“Junior Indebtedness” has the meaning set forth in the Acquisition Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give a security interest in such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” shall mean [to follow] (as amended, restated, supplemented or otherwise modified from time to time).1

“Majority PIK Noteholders” means, at any time, holders of a majority of the aggregate principal amount of the PIK Notes outstanding at such time. For the avoidance of doubt, in determining the composition of the Majority PIK Noteholders, (a) no regard shall be given to the date of issuance, interest rate, scheduled maturity, yield or any other term in respect of any of the PIK Notes outstanding at such time (other than the outstanding principal amount thereof) and (b) PIK Notes owned by the Company, the Sponsor or any Affiliate of either shall be disregarded as though they were not outstanding.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

[1]

The Company will enter into a Management Agreement with one or more affiliates of Ospraie Advisors, L.P. pursuant to which such affiliate(s) will be entitled to receive (a) customary and reasonable transaction success fees (including in connection with the closing of the transactions contemplated by the Acquisition Agreement), (b) customary and reasonable periodic management fees and (c) reimbursement of customary and reasonable expenses.

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“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by notice to the Holder, offering to purchase up to the aggregate principal amount of this Note set forth in such Offer at the purchase price set forth in such Offer (in each case as determined pursuant to this Note). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 10 Business Days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of this Note (or a portion thereof) within five (5) Business Days after the Expiration Date. The Offer shall contain all instructions and materials necessary to enable the Holder to tender the Note (or a portion thereof) pursuant to the Offer to Purchase. In connection with any Offer to Purchase, the Company shall promptly provide any additional information that the Holder reasonably requests in connection with the Offer. The Offer shall also state:

(1) the Section of this Note pursuant to which the Offer to Purchase is being made and that (a) the Company is making Restricted Payments pursuant to Section 3.6(d) hereof or (b) a Change of Control has occurred or is expected to occur, as applicable;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of this Note offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 3.6(d) hereof) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $1,000 principal amount of Note accepted for payment (as determined pursuant to Section 3.6(d) hereof or Section 3.9 hereof, as applicable) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of this Note and that any portion of this Note tendered must be tendered in denominations of $1,000 principal amount or integral multiples of $1,000 thereof;

(6) the place or places this Note (or a portion thereof) is to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, if this Note (or any portion thereof) is accepted for purchase pursuant to the Offer to Purchase, it will cease to accrue interest on and after the Purchase Date, but that any portion of this Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon the portion of this Note accepted for payment pursuant to the Offer to Purchase;

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(9) that the Holder electing to tender this Note (or a portion thereof) pursuant to the Offer to Purchase will be required to surrender this Note (or such portion thereof) at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder);

(10) that the Holder will be entitled to withdraw all or any portion of this Note tendered if the Company receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of this Note the Holder tendered and a statement that the Holder is withdrawing all or a portion (and in such case specifying such portion) of its tender;

(11) that (a) if a portion (or all) of this Note having an aggregate principal amount less than or equal to the Purchase Amount is duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all of such portion (or this Note) and (b) if a portion of this Note having an aggregate principal amount in excess of the Purchase Amount is tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase a portion of this Note having an aggregate principal amount equal to the Purchase Amount (with such adjustments as the Company may reasonably deem appropriate so that only denominations of $1,000 principal amount or integral multiples of $1,000 thereof shall be purchased); and

(12) if applicable, that, if this Note is purchased only in part, the Company shall execute and deliver to the Holder without service charge, a new Note in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of this Note so tendered.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or principal accounting officer of the Company.

“Permitted Assign” means a transferee of this Note or a portion hereof pursuant to a Transfer in accordance with Section 7.1 hereof.

“Permitted Junior Securities” means unsecured debt or Equity Interests of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then outstanding Senior Indebtedness of the Company (and any debt securities issued in exchange for Senior Indebtedness), at least to the same extent that the Note is subordinated to the payment of all Senior Indebtedness of the Company, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Company, as applicable, outstanding on the date of consummation of any such plan of

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reorganization or readjustment is not paid in full in cash on such date, the class of holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Notes” means the Purchase Price PIK Notes and the 10.75% Earnout Amount PIK Note, as defined in and delivered pursuant to the Acquisition Agreement.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Subsidiaries sells their accounts receivable to either (A) a Person that is not a Company Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Company Subsidiary.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Related Party” means (a) with respect to Sponsor, (i) any investment fund controlled by or under common control with Ospraie Advisors, L.P., any officer or director of Ospraie Advisors, L.P. or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer or director of the Company or its Subsidiaries, (i) such officer or director or any spouse or lineal descendant (including by adoption and stepchildren) of such officer or director and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by beneficiaries, stockholders, partners or owners, as applicable, who are any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

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“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding, including, without limitation, any payment in respect of Equity Interests in connection with any merger or consolidation involving the Company, except a dividend payable solely in shares of Common Stock to the holders of Common Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding; (iv) payment of any periodic management fees payable to Sponsor or any of its Affiliates (but not reimbursement of out-of-pocket costs or expenses, customary directors’ fees to outside directors, or payment of Transaction Expenses) and (v) the payment of any amount, including principal, interest or premium, with respect to any Junior Indebtedness.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Senior Indebtedness” means all Indebtedness of the Company that is secured by assets of the Company, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding), it being understood that the Credit Agreement constitutes Senior Indebtedness, and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Company; provided, however, that Senior Indebtedness shall not include, as applicable:

(i) any obligation of the Company to any Subsidiary of the Company,

(ii) any liability for federal, state, local or other taxes owed or owing by the Company,

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(iv) any Indebtedness or obligation of the Company that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company (including the Company’s guaranty of the Credit Agreement), including any Senior Subordinated Indebtedness,

(v) any obligations with respect to any Capital Stock, or

(vi) any Indebtedness incurred in violation of this Note (other than borrowings under the Credit Agreement).

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If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

“Senior Subordinated Indebtedness” means, with respect to the Company, this Note and any Indebtedness that ranks pari passu in right of payment to this Note.

“Significant Subsidiary” means any Company Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

“Sponsor” means Ospraie Advisors, L.P. and Ospraie Management, LLC and each of their respective controlled investment Affiliates (other than a portfolio operating company thereof), or any group of one or more of the foregoing.

“Subordinated Indebtedness” means with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to this Note.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Company Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transfer” means to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), but explicitly excluding the redemption or purchase by the Company of this Note or a portion hereof pursuant to the terms hereof.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Company Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

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“Transactions” means (i) the transactions contemplated by the Acquisition Agreement and each of the exhibits thereto, (ii) the entry into the Credit Agreement and incurrence of Indebtedness thereunder on the Issue Date by the Company and the guarantors thereunder, (iii) the issuance of the PIK Notes, (iv) the payment of fees and expenses related to each of the foregoing and (v) all other transactions relating to any of the foregoing in each case, as contemplated as of the Issue Date pursuant to the terms of the Acquisition Agreement.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Company Subsidiary” is any Wholly Owned Subsidiary that is a Company Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Acceleration Notice”	5.2
“Accrual Period”	Cover
“Act”	7.9
“Affiliate Transaction”	3.8
“Authorization Date”	7.1(b)
“Blockage Notice”	6.3
“Cash Interest”	Cover
“Event of Default”	5.1
“Final Accrual Period”	Cover
“Holder”	Cover
“incur”	3.7
“Interest Payment Date”	Cover
“Interest Rate”	Cover
“Limited Covenants”	7.1
“Non-Payment Default”	6.3
“Note”	Cover
“Offer Amount”	2.7
“pay the Notes”	6.3
“Payment Blockage Period”	6.3
“Payment Default”	6.3
“PIK Interest”	Cover
“Redemption Price”	2.5
“Sale Notice”	7.1(b)
“Scheduled Maturity Date”	Cover
“Securities Act”	Cover
“Successor Company”	4.1
“Tax Distributions”	3.6(a)

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SECTION 1.3 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) the term “consolidated” with respect to any Person means such Person consolidated with its Subsidiaries;

(4) “or” is not exclusive;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) unless otherwise specified, any reference to Section or Article refers to such Section or Article of this Note;

(8) provisions apply to successive events and transactions; and

(9) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

REDEMPTION, OFFER TO PURCHASE AND PREPAYMENT

SECTION 2.1 Notices to Holder.

If the Company elects to redeem this Note pursuant to the optional redemption provisions of Section 2.5 hereof, it shall furnish to the Holder, at least ten Business Days or such shorter period as is acceptable to the Majority PIK Noteholders before a redemption date, an Officers’ Certificate setting forth (i) the redemption date, (ii) the principal amount of this Note to be redeemed and (iii) the Redemption Price. The Company will also provide the Holder with any additional information that the Holder reasonably requests in connection with any redemption.

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SECTION 2.2 Effect of Notice of Optional Redemption.

Once notice of optional redemption is mailed in accordance with Section 2.1 hereof, the portion of this Note called for redemption becomes irrevocably due and payable on the redemption date stated in such notice at the Redemption Price, provided, however, that such redemption may be conditioned upon the closing of financing to fund such redemption.

SECTION 2.3 Payment of Redemption or Purchase Price.

(a) On or before 1:00 p.m. (New York City time) on each redemption date or Purchase Date, the Company shall pay to the Holder in cash money sufficient to pay the Redemption Price or aggregate Purchase Price, as applicable, of the portion of this Note to be redeemed or purchased on that date.

(b) If this Note (or a portion hereof) is called for redemption or tendered and not withdrawn in an Offer to Purchase and paid on the redemption date or Purchase Date, as applicable, interest, if any, shall cease to accrue on this Note or such portions on the redemption date or Purchase Date, as applicable. If this Note (or any portion hereof) is called for redemption and is not so paid upon surrender for redemption because of the failure of the Company to comply with Section 2.3(a), interest shall continue to accrue on the unpaid principal from the redemption date until such principal is paid at the rate provided in this Note, including in Section 3.1(b) hereof. If this Note (or any portion thereof) is tendered in an Offer to Purchase and is not purchased as required by this Note following such tender, interest shall continue to accrue on the unpaid principal, from the Purchase Date until such principal is paid at the rate provided in this Note, including in Section 3.1(b) and on the cover pages hereto.

(c) Any and all interest payable upon any redemption or pursuant to any Offer to Purchase shall be payable in cash.

SECTION 2.4 Note Redeemed or Purchased in Part.

Upon surrender and cancellation in part of this Note, the Company shall issue a new Note equal in principal amount to the unredeemed or unpurchased portion of this Note (including accrued and unpaid PIK Interest) but on terms otherwise identical to this Note.

SECTION 2.5 Optional Redemption.

This Note may be redeemed, in whole or in part, at any time prior to maturity, at the option of the Company upon notice in accordance with Section 2.1, at a redemption price equal to 100% (or, if such redemption occurs at any time prior to the first anniversary of the Issue Date, 92.5%) of (a) the principal amount of the portion of this Note to be redeemed and (b) accrued and unpaid interest to the applicable redemption date (such amount, the “Redemption Price”); provided that in connection with the redemption of less than the total amount outstanding under this Note, including all accrued and unpaid interest hereon through the applicable Redemption Date, the Company shall redeem a portion hereof representing an aggregate principal amount of no less than $1,000,000 and integral multiples of $1,000,000. The identity and relative portions (subject to the immediately preceding proviso) of the PIK Notes to be purchased in any optional redemption of PIK Notes will be at the sole discretion of the Company.

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SECTION 2.6 Mandatory Redemption.

Except as set forth under Sections 2.7, 3.6(d) and 3.9 hereof, the Company shall not be required to make mandatory redemption, repurchase or sinking fund payments with respect to this Note.

SECTION 2.7 Offer to Purchase.

If the Company is required to commence an Offer to Purchase pursuant to a Change of Control Offer or a Distribution Offer, the Company shall follow the procedures specified in this Article II, including below, and in the definition of Offer to Purchase. On the Purchase Date, the Company shall purchase the aggregate principal amount of this Note required to be purchased pursuant to Section 3.6(d) hereof or Section 3.9 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, the portion of this Note tendered in response to the Offer to Purchase.

ARTICLE III

COVENANTS

SECTION 3.1 Payment of Note.

(a) The Company shall pay or cause to be paid the principal of and interest on the Note on the dates and in the manner provided herein. All payments (other than PIK Interest) hereunder (including payments made pursuant to an Offer to Purchase) shall be made in lawful money of the United States by wire transfer of immediately available funds to such account or accounts as the Holder may designate in writing to the Company with reasonable advance notice from time to time. Principal and interest shall be considered paid for all purposes hereunder on the date that by 1:00 p.m. (New York City time), and to the extent that, the Company deposits immediately available funds in such amounts sufficient to pay such principal and interest into such account or accounts.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, overdue installments of interest and other overdue obligations (without regard to any applicable grace period) at the rate equal to 2% per annum in excess of the then applicable interest rate on the Note to the extent lawful.

(c) All payments hereunder (including payments made pursuant to an Offer to Purchase) shall be made without regard to any counterclaim, claim of setoff or other defense, including any claim against the Holder that may be made for amounts owed or alleged to be owed pursuant to the Acquisition Agreement or any other agreement or for any other reason by the Holder or any Affiliate thereof. Similarly, notwithstanding anything to the contrary in any other agreement, all payments owing by any Holder or Affiliate thereof to the Company or any Company Subsidiary (hereunder or under any other agreement or for any other reason) shall be made by such Person

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without regard to any counterclaim, claim of setoff or other defense, including any claim of setoff against the Company in respect of amounts owing by it hereunder.

(d) To the extent required by applicable law, the Company shall make all payments hereunder net of any required withholding or other tax.

SECTION 3.2 Reports.

The Company will deliver to the Holder:

(a) Monthly and Quarterly Financial Statements. [Monthly and quarterly financial statement reporting requirements to be inserted, upon issuance of final PIK Notes at Closing, that are substantially the same as those included in the Credit Agreement, provided such requirements are reasonably acceptable to the Holder.]

(b) Annual Financial Statements. [Annual financial statement reporting requirements (including budgets) to be inserted, upon issuance of final PIK Notes at Closing, that are substantially the same as those included in the Credit Agreement, provided such requirements are reasonably acceptable to the Holder.]

(c) Notice of Default. Promptly upon any Officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or (ii) that any Person has given any written notice to the Company or any of its Subsidiaries alleging the existence of, or taken any material enforcement action with respect to, any event or condition that could reasonably be expected to give rise to a Default or an Event of Default under Section 5.1(4), a certificate of an Officer of the Company specifying the nature and period of existence of such condition or event, or specifying any notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto; and

(d) Other Information. All (i) material written information required under the Credit Agreement to be provided by the Company or a Company Subsidiary to the senior lenders of the Company and its Subsidiaries, as and when so required to be delivered to such senior lenders, (ii) final written (whether in electronic or other format) presentations provided by the Company or any Company Subsidiary in respect of corporate or debt ratings thereof to any rating agency, promptly after delivery to such rating agency and (iii) other information materially relevant (as determined in the reasonable judgment of the Holder) to the value of the PIK Notes or the Warrant (as defined in and delivered pursuant to the Acquisition Agreement) or as may otherwise be reasonably requested by the Holder from time to time, promptly following any such request.

SECTION 3.3 Compliance Certificate.

The Company shall deliver to the Holder, within 90 days after the end of each Fiscal Year beginning with the Fiscal Year ended [                    ], an Officers’ Certificate stating the Company is not in default in the performance or observance of any of the terms, provisions and conditions of this Note (or, if a Default or Event of Default shall have occurred, describing all

24

such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

SECTION 3.4 Taxes.

(a) The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all taxes, charges, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not reasonably likely to have a material adverse effect upon the business, operations, condition (financial or otherwise), assets or properties of the Company and the Company Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Note.

(b) For the avoidance of doubt, the Company and each Holder shall treat this Note and the obligations evidenced hereby as indebtedness for U.S. Federal, state, local and foreign tax purposes.

SECTION 3.5 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that, as between it and the Holder, it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Note; and, as between it and the Holder, the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.6 Limitation on Restricted Payments.

The Company shall not, and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, pay, make or set apart, or agree to declare, pay, make or set apart any sum for any Restricted Payment except that:

(a) for so long as the Company is a pass-through or disregarded entity for United States Federal income tax purposes, the Company may make cash distributions to its members to provide them with funds to pay the tax liability attributable to their share of the taxable income of the Company (or, if such members are themselves pass-through or disregarded entities, to provide such members with funds to make distributions to their members so that their direct or indirect members have funds to pay the tax liability attributable to their share of the taxable income of the Company) (“Tax Distributions”), equal to the product of (i) the amount of taxable income of the Company allocated to the members for such taxable year, times (ii) the Top Marginal Rate. The amount of taxable income allocated to the members shall be calculated to take into account, to the extent permitted as a current deduction under applicable law, (x) items of deductible loss or expense allocated to the members for the taxable year and (y) the taxable losses and items of deductible loss or expense for all prior taxable years taking into account only

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items of income and loss of the Company allocated to the members (except to the extent such taxable losses and items of deductible loss or expense have previously been taken into account). “Top Marginal Rate” means a single rate equal to the highest aggregate marginal statutory Federal, state and local income tax rate (determined taking into account the deductibility of state and local income taxes for Federal income tax purposes) applicable to a U.S. corporation or an individual resident of New York City, (whichever rate is higher) subject to full income taxes including any alternative minimum tax.

(b) any Company Subsidiary may make Restricted Payments to the Company, any other Company Subsidiary, and to any other holder of Common Stock of such Subsidiary (pro rata based on the Common Stock ownership interest of such holders);

(c) the Company may make Restricted Payments to redeem or repurchase Equity Interests from officers, employees, consultants and directors or managers of the Company or any Company Subsidiary (or their estates, spouses, descendants or former spouses) pursuant to any management equity subscription agreement, employment agreement, option agreement or the like upon the death, disability, retirement or termination of such Person’s employment, consulting services, directorship or managership; provided, that the aggregate amount of all cash paid in respect of all such Equity Interests so redeemed or repurchased in any Fiscal Year shall not exceed the sum of (i) $[            ]2 plus (ii) all amounts obtained by the Company during such Fiscal Year from the sale of Equity Interests to other present or former officers, employees, consultants and directors or managers in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such Fiscal Year plus (iv) any unused amounts under subclause (i) of this clause (c) from the immediately preceding Fiscal Year;

(d) so long as (i) no Event of Default shall have occurred and be continuing or shall be caused thereby and (ii) no amounts have been deferred and remain unpaid under any PIK Note, then prior to the Scheduled Maturity Date, the Company may make Restricted Payments in cash in an amount equal to up to the Company Portion of cumulative Consolidated Excess Cash Flow from the Issue Date, less any amounts previously paid from Consolidated Excess Cash Flow (including for both Restricted Payments and Offers to Purchase) pursuant to this Section 3.6(d); provided that

(1) as a condition precedent to making any such Restricted Payment, the Company shall make an Offer to Purchase (with the Purchase Date in respect thereof concurrent with or prior to the making of such Restricted Payment) for portions of the PIK Notes in a principal amount, together with all accrued and unpaid interest thereon as of the applicable Purchase Date, equal to the product of the Holder Multiplier times the amount of such Restricted Payment and shall purchase PIK Notes validly tendered pursuant to such Offer to Purchase (provided

[2]	Amount to be no less than equivalent cap in the Credit Agreement.

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that the identity and relative portions (as opposed to the aggregate amount) of the PIK Notes to be purchased in such Offer to Purchase shall be at the sole discretion of the Company) on the applicable Purchase Date; and

(2) the making of such Restricted Payment and the consummation of such Offer to Purchase will not (A) if prior to such Restricted Payment the Indebtedness under the Credit Agreement has an Investment Grade Rating, cause such Indebtedness to fail to have an Investment Grade Rating (as confirmed in advance by updated ratings that take into account such proposed Restricted Payment and the consummation in full of such Offer to Purchase) or (B) if prior to such Restricted Payment such Indebtedness does not have an Investment Grade Rating, cause the Company Leverage Ratio to be less than two (2.0) (as calculated on a pro forma basis, assuming the payment of such Restricted Payment and that such Offer to Purchase is accepted in its entirety).

(e) so long as (i) no Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) the Indebtedness under the Credit Agreement has an Investment Grade Rating and (iii) the sum of (A) the aggregate cash contributed or otherwise paid to the Company by investors on or before the Issue Date for Capital Stock (other than Disqualified Stock) and (B) the aggregate cash received by the Company on or before the Issue Date from the issuance of Junior Indebtedness of the Company, less (C) the aggregate amount of all Restricted Payments made pursuant to this Section 3.6(e) or Section 3.6(f), exceeds $900 million, the Company may make Restricted Payments in cash in an amount equal to up to 100% of such excess pursuant to this Section 3.6(e); provided that the making of such Restricted Payment will not cause the Indebtedness under the Credit Agreement to fail to have an Investment Grade Rating (as confirmed in advance by updated ratings that take into account such proposed Restricted Payment).

(f) prior to and on the first anniversary of the Issue Date, so long as (i) no Event of Default shall have occurred and be continuing or shall be caused thereby and (ii) the sum of (A) the aggregate cash contributed or otherwise paid to the Company by investors on or before the Issue Date for Capital Stock (other than Disqualified Stock) and (B) the aggregate cash received by the Company on or before the Issue Date from the issuance of Junior Indebtedness of the Company, less (C) the aggregate amount of all Restricted Payments made pursuant to Section 3.6(e) or this Section 3.6(f), exceeds the sum of (X) $700 million and (Y) the aggregate principal amount of all outstanding PIK Notes together with all accrued and unpaid interest thereon (other than PIK Interest) as of the date of such Restricted Payment, the Company may make Restricted Payments in cash in an amount equal to up to 100% of such excess pursuant to this Section 3.6(f).

(g) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, the Company may make Restricted Payments within 30 days of the receipt of, and in an amount not to exceed the aggregate amount of, net proceeds from the issuance of Junior Indebtedness of the Company.

(h) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, the Company and its Subsidiaries may make payments pursuant to the

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Management Agreement; provided, however, that the periodic management fees paid to the Sponsor pursuant to this Section 3.6(h) may not exceed an aggregate amount of (i) $5 million in any Fiscal Year plus (ii) any unused amounts under subclause (i) of this clause (h) from the immediately preceding Fiscal Year;

(i) the Company and its Subsidiaries may redeem, repurchase, retire or otherwise acquire Capital Stock of the Company so long as no cash payment is made in respect thereof upon either (i) the exercise of warrants, options or similar rights or (ii) the vesting of any compensatory Capital Stock of the Company if such Capital Stock constitutes all or a portion of the exercise price or is surrendered in connection with satisfying any federal, state or local income tax obligation incurred in connection with such exercise or vesting, provided, however, that if Capital Stock is surrendered in connection with satisfying any federal, state, or local income tax obligation, the Company shall be permitted to make a cash payment of the amount necessary (but not more than such amount) (i) to enable the holder of the Capital Stock to satisfy such income tax obligation, or (ii) to the extent the Company is required under applicable law to withhold any amount of such cash payment, to enable the Company to satisfy such withholding obligation to the applicable Governmental Authority; and

(j) the Company and its Subsidiaries may make nominal cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant.

SECTION 3.7 Limitation on Incurrence of Indebtedness and Issuance of Equity.

The Company shall not:

(a) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Indebtedness incurred to refinance existing Indebtedness, but excluding revolving borrowings under the Credit Agreement) that ranks senior in right of payment to or pari passu with the PIK Notes, the proceeds of which are used or are to be used to fund Restricted Payments (other than Restricted Payments made pursuant to Section 3.6(a)) to any holder of Equity Interests of the Company or any Company Subsidiary other than a Wholly Owned Company Subsidiary;

(b) permit any Company Subsidiary (including CTG) to incur any Indebtedness (including Indebtedness incurred to refinance existing Indebtedness, but excluding revolving borrowings under the Credit Agreement), the proceeds of which are used or are to be used to fund Restricted Payments (other than Restricted Payments made pursuant to Section 3.6(a)) to any holder of Equity Interests of the Company or any Company Subsidiary other than a Wholly Owned Company Subsidiary;

(c) permit any Company Subsidiary (including CTG) to guarantee any Indebtedness referred to in (a) or (b) above;

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(d) guarantee, or permit any Company Subsidiary (including CTG) to guarantee, any Indebtedness of the Company (other than Indebtedness incurred under the Credit Agreement and hedge agreements and cash management related to the Credit Agreement) or any Person other than any Company Subsidiary (including CTG); or

(e) issue, or permit any Company Subsidiary (including CTG) to issue, Disqualified Stock, the proceeds of which are used or are to be used to fund Restricted Payments to any holder of Equity Interests of the Company or any Company Subsidiary other than a Wholly Owned Company Subsidiary;

provided however, that the restrictions set forth in clauses (a), (b), (c) and (e) of this Section 3.7 shall not apply with respect to, but only to the extent of, Restricted Payments made pursuant to Section 3.6(g).

SECTION 3.8 Limitation on Transactions with Affiliates.

The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction (including any sales or issuances of Equity Interests of any Company Subsidiary (including CTG) or the capital contribution of cash or assets to any Company Subsidiary), contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any Company Subsidiary or any Related Party of the Company, any Company Subsidiary or Sponsor (each, an “Affiliate Transaction”) unless such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Company Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Company Subsidiary with a Person that is not an Affiliate of the Company or such Company Subsidiary or a Related Party of the Company, any Company Subsidiary or Sponsor, provided that (x) in no event shall any Equity Interests of any Company Subsidiary, joint venture or other entity whose capital stock is owned by the Company or any Company Subsidiary be issued, sold or otherwise transferred to the Sponsor or any Related Party thereof and (y) to the extent any Affiliate Transaction or any series of related Affiliated Transactions involve aggregate payments or other property with a fair market value in excess of $55 million, the Company or relevant Company Subsidiary shall obtain an opinion as to the fairness of such transaction or series of related transactions to the Company or such Company Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor of recognized national standing and deliver the same to Holder. The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Section 3.8:

(1) any transaction between the Company or a Company Subsidiary, on one hand, and a Company Subsidiary, joint venture or similar entity, on the other, which would constitute an Affiliate Transaction solely because the Company or a Company Subsidiary owns an equity interest in or otherwise controls such Company Subsidiary, joint venture or similar entity, provided the Sponsor or any Related Party of the Sponsor does not have an equity interest in or control of such second Person other than through the Company;

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(2) Restricted Payments permitted by this Note;

(3) payments in respect of employment, consulting, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) current or former officers, directors or managers, employees or consultants of the Company or any Company Subsidiary, in the ordinary course of business and on reasonable terms (including the creation of, and amounts paid pursuant to, employee benefit plans, employee stock options or the like);

(4) any transaction permitted by Section 4.1;

(5) any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(6) letters of credit entered into in the ordinary course of business at market prices;

(7) any sale or issuance of Equity Interests of the Company (or, if to the Company or a Wholly Owned Company Subsidiary, of any Company Subsidiary);

(8) the Transactions and the payment of the Transaction Expenses;

(9) making loans or advances to officers, employees or consultants of the Company or any Company Subsidiary in respect of business expenses in the ordinary course of business for bona fide business purposes of the Company or any Company Subsidiary; and

(10) the entry into and making of payments pursuant to the Management Agreement.

SECTION 3.9 Offer to Purchase upon Change of Control.

(a) If a Change of Control occurs, unless the Company at such time has given notice of redemption under Section 2.5 with respect to all amounts outstanding under this Note, the Holder will have the right to require the Company to repurchase all or any part of this Note pursuant to a Change of Control Offer on the terms set forth in this Note. In the Change of Control Offer, the Company will offer a payment in cash equal to 100% of the aggregate principal amount of the portion of this Note to be repurchased plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under Section 2.5 with respect to all amounts outstanding under this Note, or, at the Company’s option, in advance of a Change of Control, the Company will make an Offer to Purchase containing information describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Note on the specified Payment Date pursuant to the procedures required by this Note and described in such notice.

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(b) The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Note applicable to a Change of Control Offer made by the Company and purchases this Note (or the portions thereof) when properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 2.5 of this Note unless and until there is a default in the payment of the applicable Redemption Price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(c) The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Note are applicable.

SECTION 3.10 Existence.

Subject to Article IV hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.11 Compliance with Laws.

The Company will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except for any noncompliance that would not reasonably be expected to have a material adverse effect upon the business, operations, condition (financial or otherwise), assets or properties of the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.12 Permitted Activities of the Company.

The Company shall not (a) engage in any material business or activity or own any material assets other than (i) holding, directly or indirectly, Capital Stock, (ii) performing its obligations and activities incidental thereto under the PIK Notes and the Credit Agreement and, to the extent not inconsistent therewith, the Acquisition Agreement and the agreements expressly referenced therein; (iii) issuing its own Equity Interests or Indebtedness (including guarantees of Indebtedness) subject to the terms hereof; (iv) preparing reports to governmental authorities and to its equity holders; (v) holding Board of Directors and equity holders meetings, preparing partnership, corporate or limited liability company records and other partnership, corporate or limited liability company activities required to maintain its separate partnership, corporate or

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limited liability company structure or to comply with applicable requirements of law, (vi) making Restricted Payments (including the holding of any notes) to the extent permitted by the terms hereof and (vii) activities and assets incidental to the foregoing clauses (i) through (vi) or in support of or incidental to the business of the Company Subsidiaries; or (b) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

SECTION 3.13 Restrictions on Amendments to and New Restrictions in the Credit Agreement.

(a) The Company will not, and shall not permit any of its Subsidiaries to, amend, modify, restate, supplement, renew, replace or otherwise change Section [        ]3 of the Credit Agreement in a manner which would subject Restricted Payments (as defined in the Credit Agreement) to be used to make payments on the PIK Notes to more restrictive provisions than those applicable to Restricted Payments (as defined in the Credit Agreement) for the purpose of making payments (other than Tax Distributions) to the holders of the equity interests in the Company (i) in respect of their equity interests or (ii) in the form of periodic management fees pursuant to the Management Agreement.

(b) In the event that (i) the Company or any of its Subsidiaries amends, modifies, restates, supplements, renews, replaces or otherwise changes, in each case in a manner that would make more restrictive, any provision of the Credit Agreement expressly restricting the ability of the Company to make payments on the PIK Notes (or any of the related definitions contained or referenced in any such provision) or (ii) the Company fails to use its commercially reasonable best efforts to prevent any future impediments under the Credit Agreement (including increases in the restrictiveness of existing impediments thereunder), or under the terms of any future Indebtedness, to cash payments under this Note that are otherwise due upon the Scheduled Maturity Date, then the Company Portion shall be adjusted to 25% and the Holder Multiplier shall be adjusted to three (3.0) until such time as the relevant provision or impediment is cured, upon which cure, the Company Portion shall be adjusted to 50% and the Holder Multiplier adjusted to one (1.0).

[3]	Section number of Restricted Payment covenant in Credit Agreement to be inserted upon issuance of the PIK Notes.

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ARTICLE IV

SUCCESSORS

SECTION 4.1 Merger, Consolidation or Sale of Assets.

(a) The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)(a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation. partnership or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under this Note pursuant to agreements reasonably satisfactory to the Holder;

(3) immediately after such transaction, no Event of Default exists; and

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, the Company or Successor Company, as the case may be, has a consolidated tangible net worth (determined in accordance with GAAP on a consolidated basis for such entity and its Subsidiaries) at least equal to the consolidated tangible net worth of the Company and its Subsidiaries (determined as set forth above) immediately prior to such transaction and related financing transactions, if any.

(b) Notwithstanding the foregoing, clauses (3) and (4) above will not be applicable to (a) any Company Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company and (b) the Company merging with a Company Subsidiary solely for the purpose of reforming the Company, as the case may be, in another jurisdiction and/or changing the form of organization of the Company (e.g., to a corporation).

(c) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Company Subsidiaries, which properties and assets, if held by the Company instead of such Company Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

(d) In connection with any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company contemplated by this Section 4.1, the Successor Company shall expressly assume the obligations under this Note and shall execute and deliver to the Holder an agreement, in form and substance reasonably satisfactory to the Majority PIK Noteholders, evidencing such succession together with an Officers’ Certificate stating that such consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company contemplated by this Section 4.1 and such agreement in respect thereto complies

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with this Section 4.1 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with and that such agreement constitutes the legal, valid and binding obligation of the successor entity.

SECTION 4.2 Successor Company Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 4.1 hereof, the successor Person formed by or resulting from such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Note referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Note with the same effect as if such successor Person had been named as the Company herein.

ARTICLE V

DEFAULTS AND REMEDIES

SECTION 5.1 Events of Default.

Each of the following constitutes an “Event of Default”:

(1) the Company defaults in payment when due and payable, upon redemption, mandatory purchase pursuant to an Offer to Purchase, acceleration or otherwise, of principal of this Note;

(2) the Company defaults in the payment when due of interest on or with respect to this Note;

(3) the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Note (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clause (1) or (2) above) and such default or breach continues for a period of 30 days after the notice specified below;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Company Subsidiary or the payment of which is guaranteed by the Company or any Company Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B)

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the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $[            ]4 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) the failure by the Company or any Significant Subsidiary to pay final judgments (to the extent such judgments are not paid or covered by insurance) aggregating in excess of $[            ]5 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable; or

(6)    (i) the Company, any Company Subsidiary that is a Significant Subsidiary or any group of Company Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(b) commences a voluntary case,

(c) consents to the entry of an order for relief against it in an involuntary case,

(d) consents to the appointment of a custodian of it or for all or substantially all of its property,

(e) makes a general assignment for the benefit of its creditors, or

(f) generally is not paying its debts as they become due;

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(g) is for relief against the Company or any Company Subsidiary that is a Significant Subsidiary or any group of Company Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(h) appoints a custodian of the Company or any Company Subsidiary that is a Significant Subsidiary or any group of Company Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

[4]	To equal the corresponding threshold in the Credit Agreement plus 10%.

[5]	To equal the corresponding threshold in the Credit Agreement plus 10%.

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(i) orders the liquidation of the Company or any Company Subsidiary that is a Significant Subsidiary or any group of Company Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and such order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 5.2 Acceleration.

If an Event of Default (other than an Event of Default specified in clause (6) of Section 5.1 above with respect to the Company) shall occur and be continuing, the Majority PIK Noteholders may declare the principal of the PIK Notes (including this Note) and any accrued interest thereon to be due and payable by notice in writing to the Company specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest on all of this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.

If an Event of Default specified in clause (6) of Section 5.1 above with respect to the Company occurs and is continuing, then all unpaid principal of and accrued and unpaid interest on all of the outstanding Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.

SECTION 5.3 Other Remedies.

If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of principal and interest on this Note or to enforce the performance of any provision of this Note.

A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

ARTICLE VI

SUBORDINATION

SECTION 6.1 Agreement To Subordinate.

The Company agrees, and the Holder by accepting this Note agrees, that the payment of all obligations owing in respect of this Note is subordinated in right of payment, to the extent and in the manner provided in this Article VI, to the prior payment in full of all existing and future Senior Indebtedness of the Company and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. This Note shall in all respects rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, and will be senior in right of payment to all existing and future Subordinated

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Indebtedness of the Company; and only Indebtedness of the Company that is Senior Indebtedness shall rank senior to this Note in accordance with the provisions set forth herein. All provisions of this Article VI shall be subject to Section 6.12.

SECTION 6.2 Liquidation, Dissolution, Bankruptcy.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a reorganization of or similar proceeding relating to the Company or its property:

(a) the holders of Senior Indebtedness of the Company shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the Holder of this Note shall be entitled to receive any payment; and

(b) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which the Holder of this Note would be entitled but for the subordination provisions of this Note shall be made to holders of such Senior Indebtedness as their interests may appear, except the Holder of this Note may receive and retain Permitted Junior Securities; and

(c) if a distribution is made to the Holder that, due to the subordination provisions, should not have been made to it, the Holder is required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

SECTION 6.3 Default on Senior Indebtedness of the Company.

The Company shall not pay principal of, premium, if any, or interest on this Note (or pay any other obligations relating to this Note, including fees, costs, expenses, indemnities and rescission or damage claims) and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) (except that the Holder of this Note may receive and retain Permitted Junior Securities), if either of the following occurs (a “Payment Default”):

(a) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Company occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Company is not paid when due, or

(b) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness of the Company is accelerated in accordance with its terms,

unless, in either case, the Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided,

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however, that the Company shall be entitled to pay this Note without regard to the foregoing if the Company receives written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company shall not pay this Note (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. With respect to Indebtedness under the Credit Agreement, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (i) by written notice to the Company from the Person or Persons who gave such Blockage Notice; (ii) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Designated Senior Indebtedness has been repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first paragraph of this Section 6.3 and Section 6.2 hereof), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default exists, the Company shall be permitted to resume paying this Note after the end of such Payment Blockage Period (including any missed payments). This Note shall not be subject to more than one Payment Blockage Period in any consecutive 360 day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Company by or on behalf of the holders of Designated Senior Indebtedness of the Company (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Blockage Notice within such period. However, in no event shall the total number of days during which any Payment Blockage Period or Periods on the Note is in effect exceed 179 days in the aggregate during any consecutive 360 day period. Notwithstanding the foregoing, however, no default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions of the Designated Senior Indebtedness under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

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SECTION 6.4 Acceleration of Payment of Notes.

If payment of this Note is accelerated because of an Event of Default, the Company shall promptly notify the holders of the Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article VI. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay this Note until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay this Note only if this Note otherwise permits payment at that time.

SECTION 6.5 When Distribution Must Be Paid Over.

If a distribution is made to the Holder that, due to the subordination provisions, should not have been made to it, the Holder is required to hold it in trust for the holders of Senior Indebtedness of the Company, and pay it over to them as their interests may appear.

SECTION 6.6 Subrogation.

After all Senior Indebtedness of the Company is paid in full and until this Note is paid in full, the Holder shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article VI to holders of such Senior Indebtedness which otherwise would have been made to the Holder is not, as between the Company and the Holder, a payment by the Company on such Senior Indebtedness.

SECTION 6.7 Relative Rights.

This Article VI defines the relative rights of the Holder and holders of Senior Indebtedness of the Company. Nothing in this Note shall:

(a) impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms;

(b) prevent the Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Company to receive payments or distributions otherwise payable to the Holder and such other rights of such holders of Senior Indebtedness as set forth herein; or

(c) affect the relative rights of the Holder and creditors of the Company other than their rights in relation to holders of Senior Indebtedness.

SECTION 6.8 Subordination May Not Be Impaired by the Company.

No right of any holder of Senior Indebtedness of the Company to enforce the subordination of the Indebtedness evidenced by this Note shall be impaired by any act or failure to act by the Company or by their failure to comply with this Note.

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SECTION 6.9 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Company, the distribution may be made and the notice given to their Representative (if any).

SECTION 6.10 Article VI Not To Prevent Events of Default or Limit Right To Accelerate.

The failure to make a payment pursuant to this Note by reason of any provision in this Article VI shall not be construed as preventing the occurrence of a Default. Nothing in this Article VI shall have any effect on the right of the Holder to accelerate the maturity of the Note.

SECTION 6.11 Holder Entitled To Rely.

Upon any payment or distribution pursuant to this Article VI, the Holder shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 6.2 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Holder or (c) upon the Representatives of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.

SECTION 6.12 Reliance by Holders of Senior Indebtedness of the Company on Subordination Provisions.

The Holder by accepting this Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Company may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Article VI or the obligations hereunder of the Holder to the holders of the Senior Indebtedness of the Company, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness of the Company, or, except as otherwise expressly provided in this Note, otherwise amend or supplement in any manner Senior Indebtedness of the Company or any instrument evidencing the same or any agreement under which Senior Indebtedness of the Company is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness of the Company;

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(iii) release any Person liable in any manner for the payment or collection of Senior Indebtedness of the Company; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Transfer of Note.

(a) The Holder may Transfer all or any portion of this Note representing at least $25 million in principal amount, together with all of the Holder’s rights hereunder, but only after December 31, 2008 and only in accordance with this Section 7.1; provided that the Holder may Transfer this Note on or prior to December 31, 2008 as provided above, but in such case, unless such Transfer is to an Affiliate of the Holder, the Holder’s rights under Sections 3.2, 3.3, 3.6 through 3.13, inclusive and 4.1 (collectively, the “Limited Covenants”) shall not be transferred. For the avoidance of doubt:

(1) notwithstanding anything to the contrary herein, in the event of a transfer of this Note or any portion thereof on or prior to December 31, 2008 other than to an Affiliate of the Holder, the Company shall have no obligations under the Limited Covenants vis-à-vis the transferee of this Note or such portion thereof and such transferee shall have no rights or remedies with respect to any of the Limited Covenants (or under Section 3.1(b) or Article V in respect thereof);

(2) in connection with any transfer after December 31, 2008 and in accordance with the Section 7.1, the Limited Covenants shall transfer with this Note or portions hereof, and the Company shall continue to have obligations under the Limited Covenants vis-à-vis the transferee of this Note or such portion thereof and such transferee shall have rights or remedies with respect to the Limited Covenants (and under Section 3.1(b) and Article V in respect thereof), in each case, as a Holder of this Note; and

(3) notwithstanding anything to the contrary herein, in no event shall any Person other than ConAgra Foods, Inc. and its Affiliates have any rights or remedies vis-à-vis the Company with respect to Section 3.2(d)(ii), and the rights under such Section shall not be transferable other than to an Affiliate of ConAgra Foods, Inc.

(b) Prior to making any Transfer of this Note or a portion hereof (other than to Affiliates of the Holder), the Holder will give written notice (the “Sale Notice”) to the Company. The Sale Notice will disclose in reasonable detail the terms and conditions of the proposed Transfer. The Holder will not consummate any Transfer until 45 days after the Sale Notice has been given to the Company, unless the parties to the transfer have been finally determined pursuant to this Section 7.1 prior to the expiration of such 45-day period. (The date of the first to occur of such events is referred to herein as the “Authorization Date”.)

(c) The Company may elect to purchase this Note (or the same portion thereof) upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of

41

such election to the Holder within 30 days after the Sale Notice has been given to the Company. If the Company does not deliver such written notice within such time frame, the Holder may transfer this Note (or the portion hereof specified in the Sale Notice) at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following the Authorization Date. If this Note (or the portion hereof specified in the Sale Notice) is not transferred within such 60-day period, it will be subject to the provisions of this Section 7.1 upon subsequent (or attempted) transfer.

(d) The restrictions set forth in this Section 7.1 shall continue with respect to this Note following any Transfer. If this Note (or a portion hereof) is transferred in accordance with the provisions of this Section 7.1, the transferor and transferee shall provide notice to the Company within 10 Business Days of such Transfer, which notice shall specify the date and amount of such Transfer and the identities and addresses of the transferor and transferee, and shall be accompanied by the Note subject to such Transfer. Upon receipt and in exchange for such Note, the Company shall execute and deliver, without service charge, to the transferee a replacement Note (or, in the case of a Transfer in part of this Note, to the transferee a replacement Note in an aggregate principal amount equal to the portion of the aggregate principal amount of this Note so Transferred and to the transferor a replacement Note in an aggregate principal amount equal to the remaining portion of the aggregate principal amount of this Note that is not being Transferred). Such Persons shall execute such replacement Note(s), agreeing to be bound by the provisions thereof. The Company shall maintain a register of the holders of this Note (or any portion hereof) and promptly enter therein all Transfers properly effected pursuant to this Section 7.1.

(e) Except as provided above, any transferee of this Note pursuant to a Transfer in accordance with this Section 7.1 shall, upon notification thereof to the Company in compliance with Section 7.1(d) and entry by the Company of such Transfer in the register described in Section 7.1(d), succeed to all of the rights of the Holder under this Note and shall be deemed to be the Holder for all purposes of this Note as of the date of such Transfer. Any purported transfer of this Note or a portion hereof that does not comply with the provisions of this Section 7.1 (including the required surrender and reissuance thereof) shall be null and void and of no effect.

SECTION 7.2 Notices.

Any notice or communication by the Company or the Holder to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

[ ]

Facsimile: ( ) -

Attention:

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With a copy to:

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Robert F. Kennedy, Esq.

Telephone: (212) 326-3835

Facsimile: (212) 755-7306

and

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Charles N. Bensinger III, Esq.

Telephone: (212) 326-3797

Facsimile: (212) 755-7306

If to the Holder:

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

Attention:        Treasurer

Telephone: (402) 595 4000

Facsimile: (402)

With a copy to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Attention:        Michael G. Timmers, P.C.

Telephone: (312) 861 2224

Facsimile: (312) 861 2200

The Company or the Holder, by notice to the other, may designate additional or different addresses for subsequent notices or communications. Upon a Transfer of this Note or a portion hereof in accordance with Section 7.1 hereof, notices to the Holder shall include notice to the transferee at the address specified in the notice delivered pursuant to Section 7.1(d) hereof or otherwise specified by such transferee by notice to the Company.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail (registered, or certified, return receipt requested and postage prepaid), if mailed; when receipt is acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next Business Day delivery.

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SECTION 7.3 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, will have any liability for any obligations of the Company under this Note or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of this Note. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 7.4 Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE.

SECTION 7.5 No Adverse Interpretation of Other Agreements.

This Note may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Note.

SECTION 7.6 Successors.

All agreements of the Company in this Note shall bind its successors. Other than in compliance with Article IV, the Company may not assign its rights or obligations hereunder or any interest therein. All agreements of the Holder in this Note shall bind and shall inure to the benefit of Holder and its successors and Permitted Assigns. Nothing in this Note, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and Permitted Assigns) any legal or equitable right, remedy or claim under or by reason of this Note.

SECTION 7.7 Severability.

In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7.8 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 7.9 Acts of Holder.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Note to be given or taken by the Holder may be embodied in and evidenced by

44

one or more instruments of substantially similar tenor signed by the Holder in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holder signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Note and conclusive in favor of the Company, if made in the manner provided in this Section 7.9.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Company deems sufficient.

(c) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder shall bind every future Holder in respect of anything done, omitted or suffered to be done by the Company in reliance thereon, whether or not notation of such action is made upon this Note.

SECTION 7.10 Confidentiality.

The Holder shall hold confidential all non-public information regarding the Company and its Subsidiaries and their businesses provided by the Company pursuant to the requirements hereof, it being understood and agreed by the Company that, in any event, the Holder may make (i) to the extent necessary to the administration hereof, disclosures on a confidential basis of such information to Affiliates of the Holder and to their agents and advisors, (ii) disclosures of such information reasonably required by any bona fide or potential transferee in connection with the contemplated Transfer of this Note or any portion thereof pursuant to Section 7.1 hereof, provided such potential transferee first executes a confidentiality agreement with the Company containing substantially the same terms as this Section 7.10, (iii) disclosure to any rating agency when required by it, provided that such rating agency shall preserve the confidentiality of any confidential information relating to the Company and its Subsidiaries received by it from the Company in accordance with customary market practice, (iv) disclosures necessary for the preservation and enforcement of Holder’s rights hereunder and (v) disclosures required by law, including as requested by any governmental agency or representative thereof or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, the Holder shall make reasonable efforts to notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non public information prior to disclosure of such information. Notwithstanding anything above to the contrary in this Section 7.10, each Person otherwise subject hereto may disclose any information relating to the tax treatment and tax

45

structure of this Note; provided, however, that any information relating to such tax treatment and tax structure shall remain subject to the confidentiality provisions in this Section 7.10 to the extent reasonably necessary to enable such Person, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the Note.

SECTION 7.11 Amendment, Supplement and Waiver.

(a) Except as provided below in this Section 7.11, this Note may be amended or supplemented with the consent of the Company and the Majority PIK Noteholders, and any existing Default or Event of Default or compliance with any provision of this Note may be waived with the consent of the Company and the Majority PIK Noteholders (and/or any acceleration of the amounts owing under this Note pursuant to Section 5.2 rescinded and annulled), even if, for the avoidance of doubt, the Holder of this Note does not consent thereto. In connection with any approved amendment of this Note, the Holder of this Note shall promptly surrender the same to the Company for cancellation, and the Company shall upon receipt thereof promptly issue in favor of the Holder an amended Note in exchange therefor, such amended Note to contain the approved amendments but to be on terms otherwise identical to this Note and upon the issue of such amended Note, this Note shall be deemed null and void with no further action required on the part of the Company or the Holder. After an amendment, supplement or waiver under this Section 7.11 becomes effective, the Company shall mail to the holders of PIK Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

The Majority PIK Noteholders may waive compliance in a particular instance by the Company with any provision of this Note. However, without the consent of each Holder of a PIK Note affected, an amendment or waiver under this Section 7.11 may not (with respect to any PIK Notes held by a non-consenting Holder):

(i) reduce or forgive or change the time for payment of the principal amount of PIK Notes;

(ii) reduce or forgive the principal of, or change any date fixed for the payment of any amounts in respect of , any PIK Note;

(iii) reduce the rate of or change the time for payment of interest on any PIK Note;

(iv) waive a Default or Event of Default in the payment of principal of, or interest on, the Note (except a rescission of acceleration of the Note by the Majority PIK Noteholders and a waiver of the payment default that resulted from such acceleration);

(v) make any change in the provisions of this Note relating to waivers of past Defaults or the rights of the Holder of this Note to receive payments of principal of, or interest on, the Note;

46

(vi) amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase pursuant to Section 3.6(d) in accordance therewith after the obligation to make such an Offer to Purchase has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change in Control in accordance with Section 3.9 after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto; provided that, with respect to any amendment, change or modification of Section 3.9 (or any definition relating thereto) prior to the occurrence of such Change of Control, such amendment, change or modification must be approved by Holders of 66 2/3% of the aggregate principal amount of the PIK Notes then outstanding; or

(vii) make any change in the foregoing amendment and waiver provisions.

(b) Until an amendment, supplement or waiver becomes effective, a consent to it by the Holder of this Note is a continuing consent by such Holder and every subsequent Holder of a this Note or portion thereof, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Company receives written notice of revocation before the date the Majority PIK Noteholders agree thereto. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds the Holder, even if the Holder has not consented thereto.

(c) The Company may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter issued by it, and at the written request of any Holder of a PIK Note shall issue such Holder a replacement PIK Note that reflects the amendment, supplement or waiver. Lack of notation of any such amendment, supplement or waiver, or issuance of a new Note reflecting any such amendment, supplement or waiver, shall not affect the validity and effect of any such amendment, supplement or waiver.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed.

Dated:

COMPANY:

Freebird Intermediate Holdings, LLC

By:
Name:
Title:

Acknowledged and Agreed:

HOLDER:

[ConAgra Foods, Inc.]

By:
Name:
Title:

EXHIBIT B [RESERVED]

EXHIBIT C

WHEAT BY-PRODUCTS SUPPLY AGREEMENT

THIS AGREEMENT, made this      day of                     , 2008 (the “Effective Date”), by and between ConAgra Trade Group, Inc., a Delaware corporation, (“CTG”) and ConAgra Foods Food Ingredients Company, Inc., a Delaware corporation (“Supplier”). CTG and Supplier shall be referred to herein individually as “Party” and collectively as “Parties.”

RECITALS:

WHEREAS, Supplier owns volumes of Wheat Midds, Red Dog, Pellets and Organic Midds (“Wheat By-Products”) and desires to sell Wheat By-Products to CTG.

WHEREAS, CTG desires to purchase Wheat By-Products from Supplier.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the Parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

1. PURCHASE OF PRODUCT. Subject to the terms of this Agreement, Supplier agrees to sell exclusively to CTG, and CTG agrees to purchase, all Wheat By-Products produced at Supplier Flour Mills. The term “Supplier Flour Mills” shall include those flour mills listed on Exhibit “A” attached hereto and incorporated herein.

2. PRICE AND PAYMENT.

A. PRICE. Each Wheat By-Product purchased by CTG shall be priced pursuant to the daily midds bid sheet CTG provides to Supplier (the “Bid Sheet”), except (i) all Wheat By-Products produced in pellet form at CTG’s request shall include a $10.00 per ton upcharge, and (ii) all Red Dog and Organic midds prices will be increased by an amount equal to the then current Red Dog and Organic midds market price spreads and all Red Dog and Organic midds shipments will be applied to midds contracts. Bid Sheets will contain the current market-based bids for midds for each Supplier Flour Mill by month for the next 12 month period and shall be effective until CTG’s next Bid Sheet is provided to Supplier. CTG agrees, at a minimum, to provide an updated Bid Sheet to Supplier daily and CTG reserves the right to update the Bid Sheet on an intraday basis. The purchase price for the Wheat By-Products sold hereunder will be based on the daily bid as listed on the Bid Sheet corresponding to the date of order and shall be set forth in a written confirmation signed by the Parties.

B. LIQUIDITY. Each day, Supplier shall be allowed to price up to one thousand five hundred (1,500) tons per month per Supplier Flour Mill for each of the twelve (12) months listed on the Bid Sheet subject, however, to a total daily maximum of 25,000 tons; provided, however, Supplier may not price more than its aggregate average monthly production (such average based on the monthly production during the twelve (12) month period immediately prior to the date each Bid Sheet is provided to Supplier) at the applicable Supplier Flour Mill for any given month. CTG agrees to make a reasonable attempt to accommodate Supplier’s

1

additional liquidity and may, in its reasonable discretion, purchase from Supplier volumes in addition to the amounts provided for above; provided, however, the sales will be made via a verbal confirmation of the price and volume from CTG to Supplier, with a written confirmation to follow. The parties shall use their commercially reasonable efforts to apply all contract volumes evenly over the contracted period.

C. INVOICING, SHIPMENT ORDERS, BILLING AND PAYMENT. CTG and Supplier agree to work together on an ongoing basis to maintain or enhance transaction process efficiencies; including, but not limited to, establishing an automated daily order entry and invoicing process to manage costs for both Supplier and CTG. Supplier shall invoice CTG daily for all Wheat By-Products sold hereunder. The terms of invoice payment shall be net 15 days after invoice date.

3. MARKET INFORMATION. An important component of the service Supplier provides to its flour milling customers is to inform its customers of general market and industry conditions, including information relating to the mill feed industry. Upon Supplier’s request, CTG will provide Supplier with CTG’s general insight and opinions on market, economic and political factors and conditions which may impact or affect the mill feed industry generally.

4. TERM. The term of this Agreement shall begin on the Effective Date and shall continue for four (4) years (the “Initial Term”). The term of this Agreement may be extended on a one year basis (the “Renewal Term”) upon mutual written agreement of the parties executed at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term.

5. SALES TO THIRD PARTIES. The Parties hereby acknowledge that from time to time a third party may be willing to pay a higher price for a Wheat By-Product than CTG’s price for such Wheat By-Product set forth on the Bid Sheet. Supplier shall have the right to sell such Wheat By-Product to such third party, subject to the following terms:

A. The Wheat By-Product sale is for delivery more than 30 days in the future.

B. The Wheat By-Product sale is subject to CTG’s right to match the price offered by the third party. Any such sale is subject to CTG’s right, for a period of four (4) hours after notice from Supplier, to match the third-party purchaser’s higher price. If CTG notifies Supplier of its decision to match the third-party purchaser’s price, within such time period, the sale will not be consummated by Supplier to the third-party. CTG’s failure to notify Supplier within four (4) hours of its decision to match the third-party purchaser’s price shall be a waiver of CTG’s right to match the third-party purchaser’s price.

C. At Supplier’s option, CTG will purchase the Wheat By-Product from Supplier and immediately re-sell the Wheat By-Product to the third party at the third party offered price; provided, however, Supplier will continue to be responsible for all credit risk associated with the third party’s payment of the invoice resulting from such sale. The Parties acknowledge and agree that CTG’s facilitation of Supplier’s third party Wheat By-Products sales enhance efficiencies relating to such matters as order scheduling and fulfillment, transportation logistics and the like, with the goal of providing the most competitive flour prices to Supplier’s flour customers.

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D. Supplier will reimburse CTG for expenses related to Supplier’s use of a CTG Private Car, where applicable. In the event the shipment of Wheat By-Products is made to a third party in a CTG Private Car, CTG and Supplier agree to calculate freight rates for third party sales based on the tariff rates plus CTG’s reasonably incurred costs associated with the CTG Private Car. CTG will invoice Supplier for such expenses. “CTG Private Car” shall mean any railcar provided by CTG, whether owned, leased, borrowed or contracted.

6. QUALITY. All Wheat By-Products sold and delivered hereunder shall conform to the specifications listed on Exhibit “B” hereto. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6 AND SECTION 10 BELOW, SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE WHEAT BY-PRODUCTS INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. In the event any mill feed used to manufacture Wheat By-Products hereunder is expected to contain vomotoxin levels greater than 5 ppm, then the Parties shall work together in good faith to determine the price to be paid by CTG for such Wheat By-Products.

7. WEIGHTS/GRADES. The Wheat By-Products will be weighed on certified scales in accordance with the applicable procedures and methods of the state in which the Wheat By-Products are loaded. Weights shall be final at the time of loading of the Wheat By-Products on CTG’s transportation carriers at Supplier Flour Mills. The Parties agree that such weights shall govern for purposes of this Agreement and that all invoices shall be settled accordingly; provided, however, in the event that the certified scales are determined to be inaccurate, then appropriate adjustments shall be made and the Parties shall settle on the newly determined accurate weight.

8. SUPPLIER SCHEDULING RESPONSIBILITIES. Supplier agrees to provide to CTG, on a daily basis, the following information to allow CTG to arrange for and make scheduling decisions with respect to transportation carriers: (a) Wheat By-Product inventories; (b) a seven (7) day Wheat By-Product production forecast; and (c) twenty-four (24) hour advance notice of any additions or reductions in Supplier Flour Mill operation and runtime.

9. SHIPPING TERMS

A. RISK OF LOSS. All Wheat By-Products purchased hereunder shall be F.O.B. Supplier Flour Mills. Supplier shall be responsible for inspecting all applicable transportation equipment for debris, foreign material or ruminant animal products that are prohibited under applicable laws or industry standards and immediately notify CTG upon the discovery of or suspicion of the presence of such debris. CTG shall be responsible to remove any such contaminants and clean such transportation equipment so it is fit for purposes of transporting the Wheat By-Products or arrange for substitute transportation equipment. CTG agrees to provide transportation equipment that is approved by Supplier and complies with all applicable laws and industry standards. Supplier will be responsible for maintaining all

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appropriate inspection records, in a manner consistent with past practice and in accordance with applicable laws. Supplier retains title and risk of loss to the Wheat By-Products until the same are loaded on the transportation equipment supplied by CTG.

B. SUPPLIER LOADING OBLIGATIONS. Supplier shall (i) provide adequate labor and loading hours to accommodate the loading schedule agreed upon by Supplier and CTG and (ii) load all transportation equipment to full visible capacity, not to exceed the maximum legal gross weight limit. In the event the transportation equipment is not loaded to capacity, Supplier shall pay that portion of freight charges allocable to the unused capacity of the applicable transportation equipment and shall notify CTG within one (1) business day of the occurrence of such partial load. In the event CTG’s transportation equipment departs from Supplier Flour Mill prior to being loaded to capacity, Supplier will not be liable for the freight charges allocable to the partial load.

C. CTG’S DEMURRAGE OBLIGATIONS. CTG shall be responsible for demurrage that occurs prior to the arrival of CTG’s transportation equipment at the Supplier Flour Mills for receipt of the Wheat By-Products, and after delivery and acceptance of the Wheat By Products by CTG.

D. SUPPLIER’S DEMURRAGE OBLIGATIONS. Supplier shall be solely responsible for demurrage, as applicable, in the following manner: demurrage for the delivery of empty rail cars to the Supplier Flour Mill begins to accrue forty eight (48) hours after the rail car has reached the Supplier Flour Mill provided that the rail car arrives at the Supplier Flour Mill between the hours of 7:00 a.m. and 3:00 p.m., Monday through Friday, excluding holidays observed by the Chicago Board of Trade, Chicago, Illinois, USA (“Normal Operating Hours”), otherwise demurrage will begin to accrue forty eight (48) hours after the start of Normal Operating Hours following the arrival of the rail car to the Supplier Flour Mill. Demurrage for the delivery of empty trucks to the Supplier Flour Mill begins to accrue after the second (2 nd) hour that the truck waits to be loaded at the Supplier Flour Mill provided the truck arrived during Normal Operating Hours.

10. TITLE. Supplier represents and warrants that it has the full right to sell Wheat By-Products to CTG and that it has and will have good title to all Wheat By-Products to be sold and delivered hereunder and that the same shall be free from all liens, claims and encumbrances of whatsoever nature. In the event any of the Wheat By-Products sold to CTG is encumbered in any manner, Supplier agrees to furnish CTG, in a form acceptable to CTG, a sworn statement listing all liens, if any, to which the load of Wheat By-Products is subject, together with authorization and release of liens in a form acceptable to CTG from the person or entity holding a lien on the Wheat By-Products prior to loading of the Wheat By-Products. Supplier agrees to indemnify and hold CTG harmless, in addition to indemnifications listed in Section 13, from any and all costs, damages, claims or expenses, including attorneys’ fees, CTG may incur as a result of Supplier breaching the provisions of this Section 10.

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11. INVENTORY HANDLING AND TRANSFERS; RECORDS. CTG’s obligations with respect to inventory handling and records include the following:

A. CTG will arrange for shipping of the Wheat By-Products from Supplier Flour Mills. Supplier shall cooperate with CTG in connection with all such shipments. Supplier shall provide and be responsible for the loading of all Wheat By-Products into the transportation equipment arranged by CTG.

B. CTG agrees to provide Supplier with reasonable logistical and scheduling support to ensure a smooth execution of all loading and shipping activities related to the Wheat By-Products. CTG will also advise Supplier on tracking railcar locations with respect to the transportation of Wheat By-Products as well as estimated arrival times of such transportation equipment to Supplier Flour Mills in an effort to avoid and reduce demurrages and related costs. CTG will also work directly with Supplier’s staff to adjust shipment schedules to production and manage around unexpected increases and decreases in production.

C. CTG agrees to dedicate railcars to the performance of its obligations under this Agreement (“Dedicated Railcars”), with the initial number of Dedicated Railcars detailed on Exhibit “C”. CTG shall update Exhibit “C” on a quarterly basis during the Initial and any Renewal Term of this Agreement and Supplier’s obligations under this Agreement with respect to the Dedicated Railcars shall be to those Dedicated Railcars reflected on the most recently updated version of Exhibit “C”. If Supplier breaches any of its obligations under this Agreement, fails to cure such breaches as set forth herein, and such uncured breach causes CTG to be unable to fulfill its lease obligations with respect to the Dedicated Railcars, Supplier shall be responsible for any resulting damages during the Term of this Agreement relating to the Dedicated Railcars which are solely and directly due to such uncured breach including, but not limited to, Supplier’s assumption of the Dedicated Railcar leases at market prices. If CTG breaches any of its obligations under this Agreement and fails to cure such breaches as set forth herein, in addition to all other rights and remedies available to Supplier hereunder in connection with such breach, CTG shall assign to Supplier the Dedicated Railcar leases at market prices and Supplier shall assume CTG’s obligations under such Dedicated Railcar leases which accrue from and after the date of assignment.

D. CTG agrees to take delivery of the Wheat By-Products according to the terms provided in this Agreement. In the event CTG’s failure to take delivery for the Wheat By-Products solely and directly causes a Supplier Flour Mill to shut down, CTG shall pay Supplier $2,000 per hour of such shutdown.

12. CTG’s WARRANTY. CTG warrants that it will sell the Wheat By-Products purchased from Supplier Flour Mills exclusively to customers who operate in whole or in part as animal feed processors. CTG makes no warranty beyond that stated herein and makes no warranty as to any subsequent sales by any of its customers or affiliates. Notwithstanding the foregoing, as between Supplier and CTG, CTG shall be solely liable for any breaches of this provision by CTG’s customers and shall indemnify Supplier from any and all claims, losses, costs and expenses asserted against Supplier relating to sales of Wheat By-Products outside animal feed channels.

13. SUPPLIER’S INDEMNITY. Except as otherwise provided in this Agreement, Supplier shall indemnify, defend and hold CTG and its officers, directors, employees and agents

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harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, and demands that CTG or its officers, directors, employees or agents may suffer, sustain or become subject to, or result from or arise in connection with (a) any misrepresentation or breach of warranty, covenant or agreement of Supplier contained herein or (b) Supplier’s negligence or willful misconduct. In connection with the foregoing, Supplier agrees to maintain in force and effect, during the term of this Agreement, commercial and general liability insurance coverage, including products liability, with an insurance carrier that maintains an A.M. Best rating of “A” or better, with CTG named as an additional insured for claims arising from Supplier’s negligence with minimum limits of Five Million Dollars ($5,000,000) per occurrence. Supplier shall furnish CTG with a certificate of such insurance within thirty (30) days and will require insurer to notify CTG thirty (30) days in advance of any cancellation or adverse change in coverage.

14. CTG’S INDEMNITY. Except as otherwise provided in this Agreement, CTG shall indemnify, defend and hold Supplier and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, and demands that Supplier or its officers, directors, employees or agents may suffer, sustain or become subject to, or result from or arise in connection with (a) any misrepresentation or breach of warranty, covenant or agreement of CTG contained herein or (b) CTG’s negligence or willful misconduct. In connection with the foregoing, CTG agrees to maintain in force and effect, during the term of this Agreement, commercial and general liability insurance coverage, including products liability, with an insurance carrier that maintains an A.M. Best rating of “A” or better, with Supplier named as an additional insured for claims arising from CTG’s negligence with minimum limits of Five Million Dollars ($5,000,000) per occurrence. CTG shall furnish Supplier with a certificate of such insurance within thirty (30) days and will require the insurer to notify Supplier thirty (30) days in advance of any cancellation or adverse change in coverage.

15. FORCE MAJEURE. In the event either Party hereto is rendered unable, wholly or in part, by Force Majeure, as defined below, to carry out its obligations under this Agreement, upon such Party giving written notice and full particulars of such Force Majeure to the other Party as soon as possible after the occurrence of the cause relied on, the obligations of the Party giving such notice, so far as they are affected by Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. The term “Force Majeure”, as used in this Agreement, shall mean any cause not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome. Such term shall include, but not be limited to: acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, acts of terrorism, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrest or restraints of rulers or peoples and civil disturbances

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16. DEFAULTS/REMEDIES.

A. DEFAULTS. The occurrence of any one or more of the following events shall constitute a default and breach of this Agreement:

(i) The failure of a Party to observe or perform any of the agreements, covenants, warranties, or duties under this Agreement to be observed or performed by such Party where such failure shall continue for a period of ten (10) days after written notice thereof is received by the defaulting Party from the other Party hereto.

(ii) The making by a Party of any general assignment or general arrangement for the benefit of creditors; the filing by or against any Party of a petition to have such Party adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy; the appointment of a trustee or receiver to take possession of substantially all of a Party’s assets where possession is not restored to such Party within ten (10) days or such longer time as reasonably required, but not to exceed 30 days; or the attachment, execution or other judicial seizures of substantially all of such Party’s assets or such seizures not discharged within seven (7) days or such longer time as required by law, but not to exceed thirty (30) days.

(iii) The making of a materially incorrect or misleading representation or warranty under this Agreement or any other agreement, contract, guaranty or understanding between the Parties.

(iv) The failure of either Party to provide adequate assurances of its ability to perform all of its obligations under this Agreement, within two (2) business days of a written request to do so served in compliance with Paragraph 17 of this Agreement when the other Party has reasonable grounds for insecurity.

B. REMEDIES. In the event of any such default or breach of this Agreement by either Party, the other Party may at any time hereafter, with or without notice or demand and without limiting such Party in the exercise of any right or remedy which such Party may have at law or equity by reason of such default or breach, including, without limitation, the right to exercise any one or more of the following remedies:

(i) Exercise all rights and remedies available to a secured party under applicable federal or state law, including, without limitation, applicable states’ Uniform Commercial Code.

(ii) Terminate and cancel this Agreement without any fault or liability whatsoever and to liquidate any or all effective transactions. The liquidation shall be conducted by closing-out each transaction being liquidated (whereupon they shall automatically be terminated, except for the payment obligation referred herein), calculating the loss, if any, for each such transaction, and aggregating or netting such amounts and (at the non-defaulting Party’s election) any or all other amounts owing under this Agreement to a single liquidated settlement payment that will be due and payable within one (1) business day after the liquidation is completed.

(iii) Pursue any other remedy now or hereafter available under applicable laws or judicial decisions.

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17. NOTICES. All notices given under this Agreement shall be deemed to be properly served if delivered in writing personally, or sent by facsimile and regular United States Mail, postage prepaid, to the following address, provided, however, either Party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder:

If to CTG:	ConAgra Trade Group, Inc.
Eleven ConAgra Drive
Omaha, NE 68102-5009
Attn: Contract Administration

If to Supplier:	ConAgra Foods Food Ingredients Company, Inc.
Eleven ConAgra Drive
Omaha, NE 68102-5009
Attn: Contract Administration

18. BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their perspective heirs, successors and, subject to Section 19 below, assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

19. ASSIGNABILITY. Except as set forth in this Section 19, neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld. CTG shall assign this Agreement to a purchaser of, or successor to, its merchandising and trading business. In the event Supplier sells, transfers or conveys in whole or in part any Supplier Flour Mill, this Agreement shall terminate as to such Supplier Flour Mill on the first to occur of (i) nine (9) months after the completion of said transaction, or (ii) the expiration of the then current Initial or Renewal Term, with a corresponding reduction in the number of Dedicated Railcars committed by CTG hereunder, and the Parties shall be released from all claims, liabilities and obligations under this Agreement with respect to such Supplier Flour Mill. In the event of any sale, contribution, merger, consolidation, conveyance, change in control or similar transaction involving all or a portion of Supplier’s flour milling business, this Agreement shall terminate on the first to occur of (i) nine (9) months after completion of said transaction, or (ii) the expiration of the then current Initial or Renewal Term, and the Parties shall be released from all claims, liabilities and obligations under this Agreement, including CTG’s obligation to provide the Dedicated Railcars.

20. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, discussions or negotiations, either oral or in writing, between the Parties hereto with respect to the subject matter hereof and contains all of the covenants, agreements, discussions and understandings between the Parties hereto with respect to the subject matter hereof.

21. RELATIONSHIP OF PARTIES. It is understood and agreed between the Parties that each of CTG’s and Supplier’s activities, and those of its respective employees and representatives, are at all times under CTG’s and Supplier’s respective direction and control, as

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the case may be. This Agreement is not intended to constitute and shall not be construed to constitute either Party as the joint venturer, partner, agent, or legal representative of the other. Neither Party is authorized to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind the other Party in any manner or thing whatsoever.

22. GOVERNING LAW. This Agreement shall be interpreted and construed under the laws of Nebraska.

23. CAPTIONS. The captions and headings herein are inserted for the convenience of the Parties only and shall not be construed to affect the meaning or intent of the terms of this Agreement.

24. DISPUTE RESOLUTION. The parties to this Agreement shall attempt in good faith to resolve any and all controversies of any kind or nature between the parties arising out of or in connection with the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach arising out of or relating to this Agreement (each a “Dispute”), promptly by negotiating between the senior executives of the parties who have authority to settle the Dispute. The disputing party shall give the other party written notice of the Dispute. The parties’ executives shall meet at a mutually acceptable time and place within seven (7) days of the date of the disputing party’s notice and thereafter as often as they reasonably deemed necessary to exchange relevant information in an attempt to resolve the Dispute. If the matter has not been resolved within seven (7) days of the disputing party’s notice, either may initiate the mediation of the Dispute in accordance with the mediation rules and procedures of JAMS. If the Dispute has not been resolved pursuant to the mediation procedures within fifteen (15) days of initiation of such procedure, then either party shall be free to pursue the resolution of the Dispute in accordance with and pursuant to all rights and remedies available under this Agreement and/or at law or equity.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

ConAgra Trade Group, Inc.		ConAgra Foods Food Ingredients Company, Inc.

By:		By:
Gregory A. Heckman
President and Chief Operating Officer

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Exhibit “A”

List of Supplier Flour Mills

Oakland and Colton, California

Denver and Commerce City, Colorado

“Omaha A and B” and Fremont, Nebraska

Sherman and Saginaw, Texas

Alton and Chester, Illinois

New Prague and Hastings, Minnesota

Decatur, Alabama

Columbus and Loudonville, Ohio

Macon, Mississippi

Tampa, Florida

Martins, Creek, Highspire, Triechlers, York, and Red Lion, Pennsylvania

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Exhibit “B”

Quality Specifications and Standards

Wheat By-Products as defined by the Association of American Feed Control Officials (“AAFCO”) industry standards with the following specifications:

PROTEIN	MIN. 14%
FAT	MIN. 3%
FIBER	MAX. 9.5%
ASH	MAX. 5%
MOISTURE	MAX. 14%

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Exhibit “C”

Dedicated Railcars

[To be provided.]

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EXHIBIT D

GRAIN STORAGE AND HANDLING AGREEMENT

THIS GRAIN STORAGE AND HANDLING AGREEMENT (the “Agreement”) dated                 , 2008 (the “Commencement Date”) is between CONAGRA FOODS FOOD INGREDIENTS COMPANY, INC., a Delaware corporation (“ConAgra”) and CONAGRA TRADE GROUP, INC., a Delaware corporation (“CTG”).

RECITALS:

WHEREAS, ConAgra is the owner of a flour mill located in Saginaw, Texas, which requires a consistent supply of grain for ConAgra’s operations; and

WHEREAS, to establish the necessary supply of grain for its flour mill, an affiliate of ConAgra purchased a grain elevator located in Saginaw, Texas, on real property more particularly described on the attached Exhibit “A” (the “Elevator”), which Elevator is adjacent to and connected with ConAgra’s flour mill; and

WHEREAS, such affiliate subsequently transferred and conveyed legal title to the Elevator to CTG which, prior to the date hereof, was also an affiliate of ConAgra; and

WHEREAS, CTG provided ConAgra with grain storage and handling services at the Elevator; and

WHEREAS, on the date hereof, ownership and control of CTG was transferred and conveyed to                     , an entity unrelated to ConAgra, and

WHEREAS, as ConAgra and CTG are now unrelated entities, each party desires to enter into this Agreement relating to the grain storage and handling services at the Elevator to be provided to ConAgra by CTG on a basis consistent with past practices.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein set forth, and other good and valuable consideration, ConAgra and CTG hereby covenant and agree as follows:

1. Elevator. Subject to the terms and conditions of this Agreement, CTG agrees to provide to ConAgra up to seven million (7,000,000) total bushels of grain storage space at the Elevator. Thereafter, at least thirty (30) days prior to the first day of each calendar quarter during the Initial Term and any Renewal Term of this Agreement (“Calendar Quarter”), ConAgra shall advise CTG in writing of ConAgra’s total bushels of grain storage space it requires at the Elevator during said Calendar Quarter; provided, however, without CTG’s prior consent, in no event shall ConAgra be entitled to more than seven million (7,000,000) total bushels of grain storage space at the Elevator during any Calendar Quarter. Notwithstanding the foregoing, in the event ConAgra requests additional storage space at the Elevator during any Calendar Quarter, and CTG has such space available, CTG shall make such additional space available to ConAgra during such Calendar Quarter subject to the terms and conditions of this Agreement. All grain stored at the Elevator for ConAgra under this Agreement shall at all times be identity-preserved. All grain unloaded and stored at the Elevator by ConAgra shall at all times remain the sole and exclusive property of ConAgra.

2. Term.

2.1	Initial Term. The “Initial Term” of this Agreement shall be twenty (20) years after the Commencement Date.

2.2	Renewal Term. Upon termination of the Initial Term, this Agreement shall automatically renew for four (4) additional terms of twenty (20) years (each, a “Renewal Term”), unless ConAgra provides written notice to CTG not later than 180 days prior to the expiration of the then-current term of ConAgra’s desire to terminate the Agreement as of the end of the then-current term. The fees due CTG under this Agreement shall remain unchanged for five (5) years after the Commencement Date, with such fees then adjusted according to the methodology set forth in the attached Exhibit “B” every two (2) years thereafter.

3. Put Through Services. CTG agrees to provide all labor and equipment necessary to put ConAgra’s grain through the Elevator and to perform other standard put through services as reasonably requested by ConAgra, all on a basis consistent with the put through services at the Elevator provided by CTG to ConAgra prior to the date hereof. The put through services provided hereunder by CTG shall be on a gross-in, gross-out basis in respect to wheat dockage. ConAgra acknowledges that the Elevator is designed to accommodate only certain types of trucks and railcars. ConAgra agrees to deliver grain to the Elevator via trucks and railcars for which the Elevator is designed. Throughout the Initial Term or any Renewal Term, CTG shall have the right to reject delivery of any grain which CTG reasonably finds in non-warehousable condition (as established in the grain warehouseman’s industry).

4. Truck and Car Unloading and Loading. ConAgra shall pay to CTG $.025 per bushel for each bushel of grain unloaded into the Elevator from shuttle train railcars, $.04 per bushel for each bushel of grain unloaded from trucks or non-shuttle train railcars, and another $.025 per bushel for each bushel of grain loaded out of the Elevator to shuttle train railcars and $.03 per bushel for each bushel loaded out to trucks or non-shuttle train railcars. Additionally, 100% of the incentive payments to either CTG or ConAgra from what is commonly known as the Origin Efficiency Program of Burlington Northern Santa Fe Railroad Company (such company, “Railroad”) and 100% of the incentive payments to either CTG or ConAgra from what is commonly known as the Railroad’s Destination Efficiency Program for any grain loaded into the Elevator from rail or loaded onto rail from the Elevator shall be paid over to or retained by CTG. With respect to any train re-loading incentive payments paid by Railroad to either ConAgra or CTG for grain loaded out to railcars at the Elevator immediately following delivery of grain to the Elevator from such railcars, all such incentive payments shall be divided equally if both parties participate in either unloading or loading (i.e., each party hereto either takes ownership of the grain unloaded from such train or owns some portion of the grain loaded onto such train) the train. If either ConAgra or CTG unload and subsequently reload the same unit train (i.e., if all grain unloaded from the train is purchased by one party hereto and all grain loaded onto such train is owned by such party), 100% of the re-load incentive will accrue to the respective party. Accounts will be reconciled and settled at the end of the month in which either party receives the incentive. Railcars and trucks shall be unloaded in the order received at the Elevator. CTG shall guarantee the unloading of up to fifty (50) cars/day with prior approval from CTG in any seven (7) day period with no demurrage for the account of ConAgra so long as CTG has an agreement in place with Railroad under which no demurrage is charged to CTG for trains delivered to the Elevator as long as CTG meets certain average unloading requirements at the Elevator as set forth in such agreement. CTG shall receive a five (5) day pre-advice on all inbound billed non-shuttle railcars to the Elevator. All 110-car shuttle trains must be pre-approved by CTG and in addition to the incentive payment allocation set forth above, CTG shall

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receive all other destination unload incentives. CTG will use commercially reasonable efforts to accommodate shuttle trains and will not unreasonably withhold or delay its approval. If ConAgra has obtained CTG’s prior approval for a shuttle train or has given CTG five (5) day pre-advice on any other train, then demurrage for any such train will be for the account of CTG. In the event that CTG is unable to take a shuttle train after having given prior approval or unable to take any other train after five (5) day pre-advice from ConAgra, then ConAgra shall not be obligated to pay the storage fee under Section 10 below with respect to the total bushel volume of the unit train not taken by CTG. CTG shall be responsible for all demurrage charges in connection with the activities contemplated under this Agreement except ConAgra shall be responsible for demurrage that occurs prior to the arrival of ConAgra’s transportation equipment at the Elevator for delivery of ConAgra grain.

5. Turning, Conditioning, Blending and Transfers. CTG shall turn and condition grain within bins and transfer and blend grain between bins as requested by ConAgra. ConAgra shall select the bins to be used as a result of the turning, conditioning, blending or transferring of the grain. Turning and conditioning within bins and transfers and blending between bins shall be charged at a rate of $.025 per affected bushel for each turn or transfer. CTG will notify ConAgra’s appointed contact of grain temperatures and quality (including a description reasonably acceptable to ConAgra) on a weekly basis.

6. Capital Expenditures. Attached hereto as Exhibit “C”, is a list of all equipment owned by ConAgra which is located at the Elevator and a list of all capital expenditure projects currently in progress at the Elevator for the benefit of ConAgra’s Saginaw flour mill (the “Projects”). ConAgra shall be responsible to complete the Projects, and CTG shall provide ConAgra, its contractors and subcontractors reasonable access to the Elevator in order to complete the Projects. In addition, during the Initial Term and any Renewal Term of this Agreement, CTG shall allow ConAgra to undertake any reasonable capital project at the Elevator for the benefit of ConAgra’s Saginaw flour mill, on terms and conditions to be mutually agreed upon by the parties. ConAgra shall be responsible for its contractors’ and subcontractors’ actions while at the Elevator and will instruct its contractors and subcontractors to observe CTG’s written rules and regulations while at the Elevator.

7. Shrinkage on Inventory. CTG shall be entitled to take a shrink of ..25% on all inbound bushels of grain, without regard to actual shrink, as compared to the bushels of grain loaded out. Shrink during transport to the Elevator is handled in accordance with Section 8 below. All inbound shipments of grain by ConAgra (including all rail/shuttle shipments) shall be settled at the destination (Elevator) scale. If non-shuttle train grain or truck grain is purchased on the basis of origin weights, any differential between origin weights and destination weights shall be for ConAgra’s account.

8. Weights and Grades. CTG will accept first official certified weights on all incoming shuttle train grain as defined by the National Grain & Feed Association trade rules. If ConAgra desires certified weights and grades, an official inspection and certification will be done by a mutually agreed upon inspection agency. House standard weighing and certification charges are included in the unloading charges set forth above. Any cost of official inspections or certified weights is the responsibility of ConAgra. Charges for house truck weighing and grading are included in the put through price. ConAgra shall have the right to use the Elevator’s truck scale 24 hours per day, 365 days per year for an annual fixed fee of $2,000.00 per year. In addition, ConAgra shall have the right to unload trucks of grain at the Elevator during the same days and hours that CTG unloads trucks of its grain at the Elevator but in all events, ConAgra shall have the right to unload trucks of grain at the Elevator during normal business hours, five (5) days per week and during such extended business hours at the Elevator during harvest season.

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9. Inventory Reports. CTG shall provide daily inventory bin reports based upon inbound ConAgra grain received and outbound ConAgra grain transferred the previous day. In addition, CTG shall provide ConAgra with monthly inventory reports based upon soundings of the bins in which ConAgra’s grain is stored. ConAgra shall pay all taxes and assessments of whatever nature levied or assessed against ConAgra’s grain at the Elevator.

10. Storage Charges. Storage charges of $.02 per bushel per month will be charged to ConAgra for each bushel of storage space at the Elevator reserved by ConAgra pursuant to the terms of Section 1 above.

11. Fumigation. CTG shall fumigate ConAgra’s grain as requested by ConAgra or as determined to be necessary by CTG. Insect infestation control shall be the responsibility of CTG. Fumigation of ConAgra’s grain will be charged to ConAgra at a rate of $.015 per bushel fumigated in addition to terms of Section 5. CTG shall notify ConAgra when an insect infestation of ConAgra’s grain is occurring.

12. Payment. All amounts due hereunder shall be paid by ConAgra to CTG within twenty five (25) days following ConAgra’s receipt of CTG’s invoice therefor. CTG shall invoice ConAgra for payments due hereunder on a monthly basis in arrears.

13. Quality. ConAgra grain loaded out of the elevator by CTG shall be the same quality as ConAgra grain when loaded in the elevator.

14. Right of First Refusal. CTG hereby grants to ConAgra the right of first refusal for any sale contract for grain at the Elevator (each, a “Contract”) into which CTG proposes to enter during the Initial Term or any Renewal Term. ConAgra shall have four (4) hours after verbal notice from CTG of a proposed Contract during which ConAgra may exercise its right to enter into the Contract with CTG. If ConAgra fails to exercise its right to enter into the Contract within such time period, then CTG shall have the right to enter into the Contract, provided the right of first refusal will remain in effect for such subsequent proposed Contracts during the Initial Term or any Renewal Term.

15. Indemnities.

15.1

ConAgra shall indemnify, defend and hold harmless CTG, its parent, subsidiaries and affiliates and their directors, officers, employees and agents (collectively, the “CTG Indemnities”) from and against any and all demands, claims, causes of action, damages, losses, liabilities, judgment, and expenses, including without limitation, reasonable attorneys’ fees and court costs (collectively “Claims”) to the extent arising from the negligent act or omission or willful misconduct of any of the ConAgra Indemnities (below defined) at the Elevator or the violation at the Elevator by any of the ConAgra Indemnities of any applicable laws, ordinances, or regulations, including any laws designed to protect human health or the environment during the term of this Agreement. In connection with the foregoing, ConAgra agrees to maintain in force and effect, during the term of this Agreement, commercial and general liability insurance coverage, including products liability, with an insurance carrier that maintains an A.M. Best rating of “A” or better, with CTG named as an additional insured for claims arising from ConAgra’s negligence with minimum limits of Five Million Dollars ($5,000,000)

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per occurrence. ConAgra shall furnish CTG with a certificate of such insurance within thirty (30) days and will require its insurer to notify CTG thirty (30) days in advance of any cancellation or adverse change in coverage.

15.2	CTG will indemnify, defend and hold harmless ConAgra, its parent, subsidiaries and affiliates and their directors, officers, employees and agents (collectively, the “ConAgra Indemnities”) from and against any and all Claims to the extent arising from the use, milling, loading, unloading, storage, transfer, handling or other operation or occupation of the Elevator by any of the CTG Indemnities or the violation at the Elevator by any of the CTG Indemnities of any applicable laws, ordinances, or regulations, including any laws designed to protect human health or the environment, except to the extent caused by any negligent act or omission or willful misconduct of any of the ConAgra Indemnities. In connection with the foregoing, CTG agrees to maintain in force and effect, during the term of this Agreement, commercial and general liability insurance coverage, including products liability, with an insurance carrier that maintains an A.M. Best rating of “A” or better, with ConAgra named as an additional insured for claims arising from CTG’s negligence with minimum limits of Five Million Dollars ($5,000,000) per occurrence. CTG shall furnish ConAgra with a certificate of such insurance within thirty (30) days and will require its insurer to notify ConAgra thirty (30) days in advance of any cancellation or adverse change in coverage.

16. Insurance.

16.1	Insurance on Grain in Storage. During the term of this Agreement, CTG agrees that it will maintain an “all risk” property insurance policy which will extend coverage over “property of others” in its care, custody and control. The policy limit for this specific coverage item will be at full replacement value of the grain in the Elevator at the time of loss. CTG will also maintain automobile liability insurance with a minimum limit of Two Million Dollars ($2,000,000) per occurrence, and carry and maintain workers’ compensation and employer’s liability insurance in accordance with the statutory requirements of the State of Texas. As to any loss or damage to the Elevator not required to be insured hereunder, CTG shall bear the cost of repairing the same. CTG shall be deemed to be a self-insurer as to the deductible, self-insurance retention, or co-insurance applicable to such insurance coverage and shall pay any such amount applicable in the event of such loss or damage.

16.2	General. The policy or policies of insurance will be issued by a company or companies licensed in the State of Texas, will provide that such policy or policies will not be cancelled without the insurance company first giving ConAgra and CTG prior written notice thereof at least thirty (30) days before such cancellation shall become effective and shall contain a waiver of subrogation.

17. Elevator Operations. Without first obtaining ConAgra’s prior written consent, such consent not to be unreasonably withheld, CTG will not use the Elevator to support or service any business operation unrelated to grain or by-product supply located or to be located near or adjacent to the Elevator, or use its property comprising the Elevator, in any manner which would materially impact the flour milling operations at Saginaw (e.g., any adverse impact on sanitation, rodent or pest control; increase in noise, air, smoke or dust emissions, etc.).

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18. Assignment, Sublease, Sale or Mortgage. This Agreement shall not be assigned or transferred by either party hereto without the prior written consent of the other party hereto, which consent may be withheld for any reason. Provided, however, in the event of any assignment, conveyance, transfer, lease or change of control of either ConAgra’s Saginaw, Texas flour mill or the flour milling division of ConAgra to any third party, then ConAgra shall have the right to assign this Agreement and its rights hereunder to such third party without CTG’s consent. In addition, in the event of any assignment, conveyance, transfer, lease or change of control at either the Elevator or CTG to any third party, then CTG shall require such third party to assume this Agreement and all of CTG’s obligations hereunder.

19. Compliance.

19.1	Sanitation, Inspections, Compliance with Laws. CTG shall maintain the entire Elevator in a reasonably sanitary condition including an ongoing program of reasonable insect and rodent control. CTG shall comply, and cause the Elevator to comply, with all applicable laws, ordinances, and regulations. ConAgra may (but shall not in any way or for any reason be obligated to) make reasonable inspections of the Elevator and any grain stored therein during normal workday working hours, as reasonably set by CTG. ConAgra may request information pertaining to the condition of the grain in storage at the Elevator and information pertaining to handling of such grain in storage.

19.2	Licenses and Bonds. CTG shall maintain, at its sole cost and expense, all licenses, bonds and other governmental approvals necessary for its operations at the Elevator.

19.3	Audits. During the Initial Term and any Renewal Term of this Agreement, CTG shall provide ConAgra upon prior written notice, the reasonable right to perform supervised inspections of the Elevator and CTG’s grain storage and handling procedures at the Elevator. If ConAgra reasonably determines and demonstrates that any of CTG’s procedures relating to grain storage and handling are not in accordance with the flour milling industry standard, CTG shall take reasonable action at its sole cost to correct its grain storage and handling procedures. In addition, upon prior written notice and details of the intended scope of the Elevator inspection, CTG shall grant supervised access to the Elevator to any relevant third party constituent of ConAgra’s flour milling business (e.g., customer, governmental agency, American Institute of Baking, etc.) to inspect the Elevator and/or CTG’s storage and handling procedure at the Elevator for the grain used in ConAgra’s flour milling operation at Saginaw. ConAgra shall share the results of all such inspections with CTG. CTG and ConAgra agree that the American Institute of Baking (AIB) Consolidated Standards for Grain Handling Facilities, as amended from time to time (“AIB Standards”), and the United States Warehouse Act shall together serve as the basis for determining the standard of CTG’s grain handling and storage practices at the Elevator. In the event any provision of the foregoing two standards should conflict, then the United States Warehouse standard shall prevail. CTG agrees to maintain at the Elevator a minimum AIB rating of 800 (as defined in the AIB Standards) during the Initial Term and any Renewal Term of this Agreement.

19.4

Sanitation Boundaries. ConAgra agrees at its sole expense to provide, install and maintain barricades that sufficiently restrict access to all areas immediately beneath the eighteen (18) designated mill bins located in the Elevator’s Northeast

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Annex, excluding the Elevator’s main reclaim belt conveyor. ConAgra is responsible for all sanitation measures within the aforementioned area, including the area immediately surrounding the outside bucket elevator legs feeding the Saginaw flour mill and CTG hereby grants ConAgra with access to such area, 24 hours per day, 365 days per year to perform all sanitation procedures. CTG retains the unconditional right of access to the aforementioned designated area.

19.5	Integrated Pest Management. The parties agree to utilize Integrated Pest Management incorporating pheromone traps or similar technology to track trends of insect levels to establish action levels for control, including spraying, cleaning, fumigation, fogging and bin cleaning to maintain adequate sanitation levels for ConAgra to service its customers.

19.6	ConAgra Equipment. ConAgra shall be responsible to maintain, repair and replace all ConAgra owned equipment currently located at the Elevator, all equipment to be located at the Elevator as a result of any Project, and any equipment to be located at the Elevator as a result of any future capital project agreed to by the parties (all such present or future items of equipment referred to herein as the “Equipment”). CTG hereby grants ConAgra the right of access 24 hours a day, 365 days a year, to that part of the Elevator where any Equipment is or shall be located. In addition, the Equipment is connected to and controlled by ConAgra’s computer system located at its Saginaw flour mill and CTG hereby agrees at all times under this Agreement to allow all such Equipment to be connected to and controlled by ConAgra’s computer system. All such maintenance, repair and replacement activities shall be performed by ConAgra in accordance with all applicable regulations including, but not limited to, OSHA regulations.

20. Damage or Destruction to Premises. Without affecting any other rights or remedies, ConAgra and CTG each hereby release and relieve the other, and their respective officers, employees, and agents and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. If the Elevator or any portion thereof in which ConAgra’s grain is stored shall be damaged or destroyed to such an extent that in the opinion of ConAgra or CTG, the Elevator or the portion of thereof in which ConAgra’s grain is stored cannot economically be used for the storage and elevation of grain, the parties shall cooperate to identify another portion of the Elevator in which ConAgra’s grain may be stored until CTG can repair the damaged bins. This Agreement shall continue in full force and effect, and CTG shall proceed with reasonable diligence to repair the damaged bins. If the parties cannot agree on the other portion of the Elevator to be used (neither party shall unreasonably object to alternate portions proposed by the other party) then the parties shall implement the dispute resolution mechanism set forth in Section 23.9 below.

21. Default/Remedies.

21.1	Defaults Generally. The occurrence of any one or more of the following events shall constitute a default and breach of this Agreement (each, an “Event of Default”):

21.1.1	The failure of a party to observe or perform any of the agreements, covenants, warranties or duties under this Agreement to be observed or performed by such party where such failure shall continue for a period of seven (7) days after written notice thereof is received by the defaulting party from the other party hereto.

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21.1.2	The making by a party of any general assignment or general arrangement for the benefit of creditors; the filing by or against any party of a petition to have such party adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy; the appointment of a trustee or receiver to take possession of substantially all of a party’s assets where possession is not restored to such party within ten (10) days or such longer time as reasonably required, but not to exceed thirty (30) days; or the attachment, execution or other judicial seizures of substantially all of such party’s assets or such seizures not discharged within seven (7) days or such longer time as required by law, but not to exceed thirty (30) days.

21.1.3	The making of a materially incorrect or misleading representation or warranty under this Agreement or any other agreement, contract, guaranty or understanding between the parties.

21.1.4	The failure of either party to provide adequate assurances of its ability to perform all of its obligations under this Agreement, within two (2) business days of a written request to do so served in compliance with Section 23.1 of this Agreement when the other party has reasonable grounds for insecurity.

21.2	Remedies. In the event of any Event of Default by either party, the other party may at any time after complying with the provisions of Section 23.9 below, with or without notice or demand and without limiting such party in the exercise of any right or remedy which such party may have at law or equity by reason of such default or breach, exercise any one or more of the following remedies:

21.2.1	Exercise all rights and remedies available to a secured party under an applicable federal or state law, including, without limitation, applicable states’ Uniform Commercial Code.

21.2.2	Terminate and cancel this Agreement without any fault or liability whatsoever.

21.2.3	Pursue any other remedy now or hereafter available under applicable laws or judicial decisions.

21.3

CTG Default. In the event of any Event of Default by CTG, in addition to the remedies set forth in Section 21.2, ConAgra shall have, and CTG hereby grants to ConAgra, the immediate right to purchase the Elevator for a cash amount equal to the Elevator’s then market value, less the net book value of any ConAgra Equipment located at the Elevator, with such market value determined on the basis of the Elevator as a stand-alone operation in Saginaw, Texas and disregarding from such market value determination the location and/or operations and financial impact of the adjacent flour mill. ConAgra shall exercise its right to purchase the Elevator by providing CTG with written notice of ConAgra’s election and, within fifteen (15) days thereafter, ConAgra and CTG shall immediately appoint a mutually acceptable appraiser to establish the market value of the

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Elevator determined in accordance with the provisions of this Section 21.3. All costs and expenses of the appraiser shall be split equally between CTG and ConAgra. The market value established by such appraiser shall become the market value of the Elevator for purposes of this Section 21.3. At the closing of the sale of the Elevator to ConAgra, CTG shall deliver to ConAgra an executed general warranty deed, in recordable form, transferring and conveying good and marketable fee simple title to the Elevator, free and clear of all liens, mortgages, deeds of trust, judgments, claims and encumbrances, except covenants, restrictions, easements and rights-of-way of record. The closing of ConAgra’s purchase of the Elevator shall be on the date and time specific in ConAgra’s notice to CTG of ConAgra’s exercise of its right to purchase the Elevator. ConAgra shall have the right to deduct from the purchase price for the Elevator all amounts necessary to pay, satisfy and extinguish any liens, mortgages, deeds of trust, judgments, claims and encumbrances existing against the Elevator which have not been extinguished or removed from title to the Elevator at the time of closing.

22. Right of First/Last Negotiation to Purchase. Notwithstanding the terms of Section 18 above, if, during the Initial Term or any Renewal Term of this Agreement, CTG desires to sell all or a portion of its fee interest in the Elevator to any third party (a “Transaction”), then CTG shall, before entering into negotiations or agreeing to any Transaction, give written notice to ConAgra of such Transaction and afford ConAgra the opportunity to make an offer to purchase the Elevator and CTG shall enter into good faith negotiations with ConAgra to sell and convey the Elevator to ConAgra. If CTG and ConAgra shall fail to enter into a written agreement providing for the sale of the Elevator to ConAgra within ninety (90) days after the date of CTG’s written notice to ConAgra, CTG may thereafter negotiate the Transaction for a price, and upon terms and conditions which are not materially different nor materially more favorable to the third party purchaser than those terms and conditions offered to ConAgra or negotiated by ConAgra and CTG. Prior to entering into any agreement relating to any Transaction, CTG must first provide ConAgra not less than thirty (30) days notice in writing that it has negotiated in principle a Transaction, in either event setting forth the name and address of the third party, and the price, terms and conditions relating to the sale of such interest, and ConAgra shall have the right to purchase the interest in question at the same price and on the same terms and conditions negotiated with such third party, it being understood that in the event ConAgra does not give notice of its intention to purchase the interest in question within said period, this Agreement, and all of its terms and conditions, including the rights set forth in this Section 22, shall remain in full force and effect and CTG and any purchaser or purchasers of the interest in question shall each be bound thereby, and in the event that the Transaction is not completed for any reason, ConAgra shall have, on the same condition and notice, the continuing rights set forth in this Section 22.

23. General Provisions.

23.1	All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or deposited in the United States mail (registered or certified), postage prepaid, or deposited with a reputable overnight delivery service, with delivery charges prepaid, in each case addressed or transmitted to the appropriate address as follows (or as otherwise designated by a party as to itself by notice given in accordance with this Section):

If to ConAgra:

ConAgra Foods Food Ingredients Company, Inc.
Eleven ConAgra Drive
Omaha, NE 68102
Attention:

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If to CTG:

ConAgra Trade Group, Inc.
Eleven ConAgra Drive
Omaha, Nebraska 68102
Attention:

23.2	Titles. The titles to the Sections of this Agreement are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof.

23.3	Prior Agreements. This Agreement contains all of the agreements of the parties hereto with respect to the put through of grain for ConAgra at the Elevator. No provision of this Agreement may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall not be effective or binding on any party until fully executed by both parties hereto.

23.4	Severability. Any provision of this Agreement which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

23.5	Choice of Law. This Agreement shall be governed by Texas law, excluding laws relating to choice of law, and the United States Warehouse Act.

23.6	Force Majeure. Each party to this Agreement shall be relieved of its responsibilities and obligations hereunder (except for financial obligations already accrued) to the extent its performance is commercially impracticable because of reasons beyond such party’s reasonable control such as, but not limited to, fire, explosion, acts of terrorism, strike, accident, governmental regulations or intervention, acts of God, epidemic, quarantine restrictions, interruption in the sources of supply, labor, raw materials, electrical power or other utilities, or other similar or dissimilar contingency beyond the party’s reasonable control.

23.7	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. The signatures on this Agreement may be executed on separate pages and when attached to this Agreement shall constitute one complete document.

23.8	Trackage. During the Initial Term and each Renewal Term, ConAgra shall have reasonable right of access 24 hours per day, 365 days per year to all railroad tracks located at the Elevator to deliver grain to the Elevator or the adjacent flour mill and to ship flour from the adjacent flour mill and CTG shall at all times reasonably cooperate with ConAgra with regard to the placement and movement of all ConAgra railcars at the Elevator.

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23.9	Dispute Resolution. The parties to this Agreement shall attempt in good faith to resolve any and all controversies of any kind or nature between the parties arising out of or in connection with the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach arising out of or relating to this Agreement (each a “Dispute”), promptly by negotiating between the senior executives of the parties who have authority to settle the Dispute. The disputing party shall give the other party written notice of the Dispute. The parties’ executives shall meet at a mutually acceptable time and place within seven (7) days of the date of the disputing party’s notice and thereafter as often as they reasonably deemed necessary to exchange relevant information in an attempt to resolve the Dispute. If the matter has not been resolved within seven (7) days of the disputing party’s notice, either may initiate the mediation of the Dispute in accordance with the mediation rules and procedures of JAMS. If the Dispute has not been resolved pursuant to the mediation procedures within fifteen (15) days of initiation of such procedure, then either party shall be free to pursue the resolution of the Dispute in accordance with and pursuant to all rights and remedies available under this Agreement and/or at law or equity.

IN WITNESS WHEREOF, the parties hereto, have executed this Agreement as of the day and year first above written.

CONAGRA TRADE GROUP, INC.	CONAGRA FOODS FOOD INGREDIENTS COMPANY, INC.

By:	By:
Its:	Its:

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EXHIBIT “A”

LEGAL DESCRIPTION

See attached legal description.

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EXHIBIT “B”

The fees due CTG under Sections 4, 5, 8, 10 and 11 of this Agreement shall be adjusted at the times set forth in Section 2.2 of the Agreement by the percent changes (whether up or down) in the Bureau of Labor and Statistics Producer Price Index for General Warehousing and Storage. Should the Bureau of Labor and Statistics cease reporting the Producer Price Index for General Warehousing and Storage, then the adjustments shall be based on the percentage changes in the Bureau of Labor and Statistics Producer Price Index for Finished Goods using the same base and end months.

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EXHIBIT “C”

CONAGRA EQUIPMENT AND CAPITAL PROJECTS

ConAgra Equipment

6	each	Slide Gates
6	each	Grates
6	each	Tube Screw Conveyors and drive (Bins 3108 thru 3113)
6	each	FCA flow controllers (Bins 3114 thru 3119)
1	each	Tramco Drag Collection Conveyor and drive (Bins 3108 thru 3119)
14	each	High Pressure Sodium 175 Watt Light Fixtures
1	each	Incline Conveyor and drive to Leg
1	each	Bucket Elevator Leg and drive
1	each	Bridge to Mill
1	each	Drag conveyor and drive to Mill

Capital Projects

Post Expansion project equipment
Equipment (from bins 3108 thru 3119)
12	each	Slide Gates
12	each	Grates
12	each	Tube Screw Conveyors and drive (Bins 3108 thru 3119)
1	each	Tramco Drag Collection Conveyor and drive to Leg (Bins 3108 thru 3119)
14	each	High Pressure Sodium 175 Watt Light Fixtures
1	each	Bucket Elevator Leg and drive
1	each	Bridge to Mill
1	each	Drag conveyor and drive to Mill
Equipment(from Bins 5114 thru 5119)
6	each	Slide Gates
6	each	Grates
6	each	Tube Screw Conveyors and drive (Bins 5114 thru 5119)
1	each	Tramco Drag Collection Conveyor and drive (Bins 5114 thru 5119)
1	each	Tramco Drag Cross Conveyor and drive to leg
8	each	High Pressure Sodium 175 Watt Light Fixtures
1	each	Bucket Elevator Leg and drive
1	each	Tramco Drag Conveyor and drive to Mill

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EXHIBIT E

SUBLEASE

AGREEMENT OF SUBLEASE made this     day of                     , 2008 by and between CONAGRA FOODS, INC., formerly known as ConAgra, Inc., a Delaware corporation (“Sublessor”) and                     , a                     (“Sublessee”).

W I T N E S S E T H:

WHEREAS, pursuant to a Lease Agreement (the “Prime Lease”) dated May 20, 1998, as amended by First Addendum thereto dated May 1, 1999 and Second Amendment thereto dated July 11, 2005, between Opus Estates Corporation (“Prime Landlord”) as landlord and Sublessor as tenant, Prime Landlord leased to Sublessor that certain property described as the Global Trading Building located at 11 ConAgra Drive, Omaha, Nebraska (the “Building”).

WHEREAS, Sublessee desires to sublease the second floor of the Building from Sublessor, (the “Subleased Premises”).

NOW THEREFORE, the parties hereto agree as follows:

1. Sublease. Sublessor hereby subleases to Sublessee, and Sublessee hereby hires and subleases from Sublessor, on the terms, covenants and conditions hereinafter provided, the Subleased Premises. The Subleased Premises shall also include the right to use the furniture (“Furniture”) located in the Subleased Premises. Sublessee is obligated to pay for any replacement or new furniture, at Sublessor’s cost. Sublessee shall also be allocated the use of 191 unreserved parking stalls located in the parking lot immediately south of the Building (including the parking structure in said parking lot), as well as 11 reserved parking stalls located within the Building. The parking stalls described in this Section 1 may only be used by Sublessee and its officers and employees. Sublessee’s business invitees shall be entitled to use the visitor parking stalls designated in front of the Building. Sublessee, Sublessee’s employees and business invitees must comply with all Sublessor’s reasonable rules and regulations applicable to any parking facilities, which rules shall be enforced in a non-discriminatory manner. Sublessee shall also have the right to purchase, on a monthly basis, the right to use additional parking stalls located in the south parking lot at the rate of $25.00 per stall per month, based on availability, Sublessee acknowledging that there is no guaranty that said additional parking stalls will be available at any time.

2. Term. The initial term (the “Initial Term”) of this Sublease shall commence on                     , 2008 (the “Commencement Date”) and shall expire on                     , 2010 (the “Termination Date”) unless sooner terminated by reason of or pursuant to any provision set forth herein or in the Prime Lease. Sublessee shall have the right to renew the term of this Sublease for two additional terms of one year each by providing written notice to Sublessor of Sublessee’s intent to renew, which notice, to be effective, must be received by Sublessor at least 180 days prior to the expiration date of the then current Initial Term or first renewal term (as applicable). Such renewal terms, if validly exercised, shall be on the same terms and conditions as effective during the Initial Term of this Lease. Provided, however, Sublessee shall not have the right to exercise the said renewal options if, at the time of the exercise of said renewal options, Sublessee is then in default under any of the terms and conditions of this Sublease which default or defaults have not yet been cured by Sublessee after written notice and within any applicable grace period (if any).

Sublessee shall have the right to terminate this Sublease at any time upon first providing to Sublessor at least 180 days prior written notice of Sublessee’s intent to terminate this Sublease. Sublessor shall have the right to terminate this Lease at any time upon first providing to Sublessee at least 180 days prior written notice of Sublessor’s intent to terminate this Sublease, provided said termination date may only be effective after the Initial Term.

3. Rent. Sublessee shall pay rent (“Monthly Rent”) in equal monthly installments of $92,112.61 in advance on the 1st day of each and every month during the term of this Sublease. All rent payments, and any other payments due hereunder, shall be paid to Sublessor at its address set forth in Section 22 below. In the event any Monthly Rent payment or any other payment due under this Sublease is not received within five days after its due date for any reason whatsoever, in addition to the past due amount, Sublessee shall pay to Sublessor as a late charge an amount, as additional rent, equal to 5% of the amount past due in order to compensate Sublessor for its administrative and other overhead expense, and it is agreed that the amount thus due shall bear interest at the rate of 12% per annum, such interest to accrue continuously on any unpaid balance due to Sublessor by Sublessee during the period commencing on the aforesaid due date and terminating on the date on which Sublessee makes full payment of all amounts owed to Sublessor. Monthly Rent or additional rent payable for any partial month shall be prorated based on the exact number of days in such month.

4. Use of Certain Areas. The parties hereto acknowledge that Sublessor retains exclusive control and use of that portion of the Building not included with any Subleased Premises including, but not limited to all “common areas” in the Building, including lobbies, hallways, elevators and restrooms, located on the second floor of the Building otherwise included in the Subleased Premises, for access to and use and enjoyment of all portions of the Building not otherwise included in the Subleased Premises.

Sublessee and its employees shall, at no cost, be entitled to use the exercise facility (the “Exercise Facility”) located in the Building (but not within the Subleased Premises) and shall have access to and use of the Exercise Facility at the same times and on the same terms as made available to Sublessor’s employees. Sublessee’s employees must comply with all of Sublessor’s rules and regulations applicable to the Exercise Facility.

Sublessee and its employees shall, at no cost, except as provided in the following sentence, be entitled to use the learning center located on the first floor of the Building as the same is available and upon mutually agreed upon reservation procedures to be established between Sublessor and Sublessee. Notwithstanding the foregoing, Sublessee shall be responsible for paying for any additional fees concerning the learning center related to catering, specialized audio-visual requirements and other additional costs which are to be paid by Sublessee, prior to use, which will be billed to Sublessee at cost.

Sublessor shall allow Sublessee’s employees and invitees access to Sublessor’s cafeterias (the “Cafeterias”) located in the Building and in Sublessor’s Corporate Building (the “Corporate Building”) located at 1 ConAgra Drive and Sublessee’s employees shall have access to the Corporate Building by way of Sublessor’s tunnel system connecting the Building to the Corporate Building, subject to Sublessor’s right to temporarily close all or a portion of said tunnel system for repair, maintenance, security or emergency. Sublessee and its employees may also use the Cafeteria for catering and special events as the same is available and upon mutually agreed upon reservation procedures to be established between Sublessor and Sublessee. Sublessee shall be responsible for paying any fees for catering or special event services at the Cafeterias which are to be paid by Sublessee, prior to use, which will be billed to Sublessee at cost.

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Sublessor shall allow Sublessee’s employees access to Sublessor’s company store (“Company Store”) located at Six ConAgra Drive, Omaha, Nebraska, as long as the Sublessor continues to operate the Company Store at that location.

Sublessor shall have access to the Subleased Premises twenty-four hours a day, seven days per week, subject to the provisions of the Prime Lease and reasonable security rules by Sublessor. When obtaining access to the Building, Sublessee shall require its employees, officers, agents, invitees and licensees to comply with the same building and parking security requirements as required of Sublessor’s employees, officers, agents, invitees and licensees, including exhibiting any employee access cards or other authorizations before being admitted to the Building.

5. Use. The Subleased Premises shall be used for office purposes and lawful uses ancillary or incidental thereto, and for no other purpose. Sublessee may not install any vending machines or provide any copy service or food sales in the Subleased Premises.

6. Assignment and Subleasing. Sublessee shall not assign this Sublease nor sublet the Subleased Premises in whole or in part, and shall not permit Sublessee’s interest in this Sublease to be vested in any third party by operation of law or otherwise, without first obtaining Sublessor’s consent, which consent may be withheld by Sublessor for any reason. Conditioned upon Sublessee obtaining the Prime Landlord’s consent to the extent required by the Prime Lease, Sublessee shall be entitled upon prior written notice to Sublessor to allow the Subleased Premises, or a portion thereof, to be occupied by or subleased to an affiliate of Sublessee. Any assignment, sublease or under grant of rights by Sublessee pursuant to this Section 6 shall relieve Sublessee of liability under this Sublease.

7. Prime Lease Costs. If Sublessor shall be charged for additional rent or other sums pursuant to the provisions of the Prime Lease, Sublessee shall be liable for 36.98% (the “Sublessee’s Percentage”) of such additional rent or sums. If Sublessee shall procure any services from the building or the Prime Landlord, Sublessee shall pay for the same at the rates charged therefor by the Prime Landlord and shall make such payment to Sublessor or the Prime Landlord, as Sublessor shall direct. Sublessor shall provide Sublessee with copies of Prime Landlord’s invoice for all charges submitted to Sublessee for payment pursuant to this Section 7.

8. Operating Costs.

(a) Sublessee shall pay to Sublessor as additional rent, at the same time installments of Monthly Rent are due, an amount equal to 1/12th of Sublessee’s Percentage of all Operating Expenses. On or before the Commencement Date and on or after January 1 of each calendar year subsequent to the Commencement Date, Sublessor will notify Sublessee of Sublessor’s estimate of the Operating Expenses payable by Sublessee for the current calendar year. Notwithstanding the foregoing, if any of said Operating Expenses are solely attributable to Sublessee, the Subleased Premises or Sublessee’s use of the Subleased Premises, Sublessee shall pay all of said Operating Expenses in full.

(b) As further additional rent, Sublessee shall pay to Sublessor, at the same time installments of Monthly Rent are due, an amount equal to 1/12th of Sublessee’s Percentage of all Service Expenses. On or before the Commencement Date and on or after January 1 of each calendar year subsequent to the Commencement Date, Sublessor will notify Sublessee of Sublessor’s estimate of the Service Expenses payable by Sublessee for the current calendar year. Notwithstanding the foregoing, if any of said Services Expenses are solely attributable to Sublessee, the Subleased Premises or Sublessee’s use of the Subleased Premises, Sublessee shall pay all of said Services Expenses in full after receipt of an invoice together with reasonable back-up documentation.

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(c) On or after January 1 of each calendar year subsequent to the Commencement Date, Sublessor will notify (the “Accounting Notice”) Sublessee of the amount of any additional rent due from Sublessee, on account of the difference between the additional rent paid by Sublessee for the preceding calendar year and the actual additional rent for the preceding calendar year due pursuant to Sections 8(a) and (b) herein. Sublessee shall, upon receipt of the Accounting Notice, pay to Sublessor the balance of the additional rent due from Sublessee for the preceding calendar year. If Sublessor’s estimate of additional rent is more than the actual additional rent for any calendar year the amount of such excess paid by Sublessee shall be credited against the next installments of Monthly Rent as they become due. In the event the term of this Sublease or any extension or renewal hereof ends on a day other than the last day of a month, the amount of additional rent payable by Sublessee for such partial month shall be prorated on the basis of a 30 day month. Notwithstanding that this Sublease has terminated, the amount of any additional rent due hereunder shall be payable promptly upon receipt of a statement from Sublessor which shall include copies of back-up documentation received by Sublessor from the Prime Landlord, and conversely any credit due Sublessee for any excess additional rent actually paid shall be promptly refunded after Sublessor’s calculation thereof, subject to Sublessor’s right to apply any credit due Sublessee against any sums due Sublessor hereunder.

(d) “Operating Expenses” shall be defined as the sum of any and all costs, expenses and disbursements of every kind and character which Sublessor shall incur, pay or become obligated to pay in any calendar year in connection with the operation, maintenance, repair and security of the Building and land upon which the Building is located and all related improvements and appurtenances thereto and compliance with the terms and conditions of the Prime Lease, which shall include but not be limited to the following: real estate taxes and assessments; rent taxes; gross receipts taxes; water and sewer charges; insurance premiums; license, permit and inspection charges; utilities; service contracts; labor; management of the Building; air conditioning and heating; elevator maintenance; supplies; materials; equipment; tools; security; garbage service; maintenance and upkeep costs of all parking areas, drives, lawns, trees, shrubbery and common areas; snow removal; and the cost of contesting by appropriate proceedings increases in real estate taxes and assessments and the applicability to, or the validity of, any statute, ordinance, rule or regulation affecting the Building or land which might increase operating expenses. “Operating Expenses” shall not include: the cost of capital improvements; expenses for repairs, replacements, and general maintenance paid by proceeds from insurance; alterations attributable solely to tenants of the Building other than Sublessee; depreciation; and leasing commissions.

(e) “Service Expenses” shall be defined as the sum of any and all costs, expenses and disbursements of every kind and character which Sublessor shall incur, pay or become obligated to pay in any calendar year in connection with mail services, private telephone switchboard (PBX), and security services supplied to the Building. “Service Expenses” shall not include the cost of any postage, shipping or third-party courier services. Service Expenses shall also include the cost of coffee provided by Sublessor at the Subleased Premises and a proportionate allocation of the cost of coffee provided at the Building cafeteria.

9. Prime Lease. This Sublease is subject and subordinate to the Prime Lease. All the terms, covenants and conditions in the Prime Lease shall be applicable to this Sublease and the terms hereof solely with respect to the Subleased Premises with the same force and effect as if Sublessor were the landlord under the Prime Lease and Sublessee were the tenant thereunder, but

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not including the obligation to pay “Basic Rent” as provided in Article 4.1 of the Prime Lease and the obligation to carry insurance as provided in Articles 8.1 and 8.2(b) of the Prime Lease. Further, the following Articles of the Prime Lease shall not be applicable to this Sublease: 3, 4.4, 10.1, 10.2, 13.1, 15, 17, 18, 20, 25, 28, and 29, and Section 1 of the First Amendment to the Prime Lease. Sublessee shall be required to comply with Articles 11.1 and 11.2 of the Prime Lease only to the extent applicable to Sublessee’s use of the Subleased Premises. In case of any breach hereof by Sublessee, Sublessor shall have all the rights against Sublessee as would be available to the landlord against the tenant under the Prime Lease if such breach were by the tenant thereunder after written notice and the expiration of any applicable grace period provided in the Prime Lease.

10. Insurance. Sublessee shall carry the same commercial general liability insurance required under Section 8.2(a) of the Prime Lease which shall be applicable to this Sublease with the force and effect as if Sublessor were the landlord under the Prime Lease and Sublessee were the tenant thereunder. Sublessee shall also maintain insurance coverage on Sublessee’s personal property or the personal property of others kept, stored or maintained on the Subleased Premises, including the Furniture, against loss or damage by fire, wind storm or other casualties or causes in the amount of the replacement value of the same, and Sublessee agrees that such policy shall contain a waiver of subrogation clause as to Sublessor.

Sublessee shall also carry worker’s compensation insurance in accordance with the statutory requirements of the State of Nebraska and employer’s liability insurance in the minimum amount of $1,000,000.

11. Alterations/Signs. Notwithstanding the provisions of Section 24.1 of the Prime Lease and subject to Sublessor’s reasonable approval, Sublessee, at Sublessee’s cost, may only erect a sign at the entrance of the Subleased Premises. Upon request by Sublessee and at Sublessee’s expense, Sublessor shall place Sublessee’s name on the door at main entrance of the Building. No other signs on the exterior or interior of the Building may be erected by the Sublessee. Notwithstanding the provisions of Section 26.1 of the Prime Lease, Sublessee may not make any alterations or improvements to the Subleased Premises without first obtaining Sublessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, and otherwise complying with the requirements of the Prime Lease. Provided, however, Sublessee may reconfigure cubicles and furniture located within the Subleased Premises so long as Sublessee does not permanently modify any such cubicles or furniture and Prime Landlord’s consent is not required for such alterations. If Sublessee desires to move any cubicles, the same shall be done under Sublessor’s direction but at Sublessee’s sole cost, including the cost of routing or re-routing any electrical, phone or data cables.

12. Services Provided by Prime Landlord. Except as otherwise specifically provided for herein, the only services or rights to which Sublessee is entitled hereunder are those to which Sublessor is entitled under the Prime Lease and for all such services and rights, Sublessee will look only to the Prime Landlord under the Prime Lease.

13. Sublessee’s Obligation and Sublessor’s Right to Perform Sublessee’s Obligation. Sublessee, with respect to the Subleased Premises, will duly and faithfully observe all the terms and restrictions and perform all the obligations imposed on Sublessor as tenant under the Prime Lease. Sublessor shall have the right (but not the obligation) to take at the sole expense of Sublessee any and all actions required to be taken by Sublessee pursuant to the provisions hereof or the Prime Lease, but not timely taken by Sublessee which may be necessary to prevent a default under or to assure complete compliance with the terms of this Sublease or the Prime Lease. All costs and expenses incurred by Sublessor, including, but not limited to attorneys’ fees, for any actions taken pursuant to this Section 13 shall be payable by Sublessee, as additional rent, within five (5) days after delivery of a statement of any such costs to Sublessee.

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14. Sublessor Not Liable for Defaults of Prime Landlord. Sublessor shall not be responsible, answerable, or liable to Sublessee for or by reason of any defaults by the Prime Landlord as the landlord under the Prime Lease, except to the extent the default is caused by the acts or omissions of Sublessor and not caused by or contributed to, in whole or in party, by the acts and omissions of Sublessee.

15. Sublessee Not to Cause Default. Sublessee shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the landlord under the Prime Lease.

16. Indemnity. Each party shall indemnify and hold the other party harmless from and against all claims of any kind whatsoever by reason of any breach or default of this Sublease on the part of the breaching party or any breach under the Prime Lease caused by such party. This indemnity shall exclude consequential damages except to the extent expressly included by the terms and conditions of this Sublease or recoverable by the Prime Landlord under the Prime Lease.

17. Condition of Subleased Premises. Sublessee hereby accepts the Subleased Premises in their current “as is” condition. Upon the expiration or termination of the term of this Sublease, Sublessee shall quit and surrender the Subleased Premises “broom clean”, in the same condition as on the Commencement Date, ordinary wear and tear and insured casualty excepted, and Sublessee shall comply in all respects with the provisions of the Prime Lease, as incorporated herein.

18. Surrender of Premises. Upon termination of this Sublease for any reason whatsoever, in addition to complying with Section 27.5 of the Prime Lease, Sublessee shall also remove all of Sublessee’s personal property from the Subleased Premises. The Furniture shall be surrendered to Sublessor at the termination of this Sublease. Sublessee agrees that time shall be of the essence with respect to Sublessee’s obligation to surrender possession of the Subleased Premises to Sublessor upon the termination of the term of this Sublease, and further agrees that in the event that Sublessee does not promptly surrender possession of the Subleased Premises to Sublessor upon such termination, Sublessor, in addition to any other rights and remedies Sublessor may have against Sublessee for such holding over, shall be entitled to bring summary proceedings against Sublessee, and Sublessee agrees to reimburse Sublessor for Sublessor’s damages, consequential (only to the extent Sublessor is liable under the Prime Lease) as well as direct, sustained by Sublessor by reason of such holding over, including without limitation, Sublessor’s reasonable attorneys’ fees and disbursements incurred in connection with the exercise by Sublessor of its remedies against Sublessee. Consequential damages shall include but not be limited to: (a) Sublessor’s costs incurred as a result of Sublessor’s inability to occupy the Subleased Premises including additional moving expenses and increased construction costs, if any, relating to any improvements to the Subleased Premises planned by Sublessor upon termination of the Sublease; and (b) any amounts owed to the Prime Landlord for failure to surrender the premises leased under the Prime Lease upon termination of the Prime Lease.

19. Entire Agreement. This Sublease constitutes the entire agreement between the parties hereto and no earlier statements or prior written matter shall have any force or effect. Sublessee agrees that it is not relying on any representations or agreements of the other, except those contained in this Sublease. This Sublease shall not be modified or cancelled or amended except by written instrument subscribed by both parties.

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20. Successors. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of Sublessor and Sublessee and their respective successors and their assigns.

21. Notice. Any notice required or desired to be given to any party hereto shall be given by certified mail, return receipt requested, and be addressed to the parties hereto at their addresses as set forth below:

If to Sublessor:	ConAgra Foods, Inc.
Five ConAgra Drive
Omaha, NE 68102
Attn: Vice President Real Estate & Facilities

With Copies to:	ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102
Attn: General Counsel

If to Sublessee:
Eleven ConAgra Drive
Omaha, NE 68102
Attn: John Neppl

With Copies to:
Eleven ConAgra Drive
Omaha, NE 68102
Attn: Katie Flaherty

Sublessee shall, at all times during the term of this Sublease, send Sublessor copies of all notices it receives from the Prime Landlord and any government entity in connection with the Subleased Premises and Sublessee’s occupancy thereof promptly upon Sublessee’s receipt thereof.

22. Time of the Essence. Sublessee acknowledges and agrees with Sublessor that time is of the essence of this Sublease and of all covenants herein contained.

23. Prime Landlord’s Consent. This Sublease is conditioned upon Sublessor’s obtaining the Prime Landlord’s written consent to this Sublease. Sublessor will seek the Prime Landlord’s consent pursuant to the Prime Lease. If such consent is refused or if the same is not obtained in writing within 15 business days after the date hereof, this Sublease shall be null and void, of no force or effect and all sums that Sublessee shall have paid or delivered hereunder to Sublessor shall be promptly returned to Sublessee.

24. Brokers. Sublessee covenants, warrants, and represents that it has not dealt with any broker in connection with this Sublease. Sublessee agrees to indemnify and hold Sublessor harmless from any and all liability, damage, costs, expenses and fees (including attorneys’ fees) which Sublessor may incur or be required to pay as a result of Sublessee’s dealings with any broker or Sublessee’s breach of the foregoing representation and warranty.

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25. Backup Power System. The Subleased Premises is served by a backup generator and monitoring of the electrical power delivery system. Sublessor shall not be liable for any reason for any interruption whatsoever in any utility service or any backup generators or batteries, including but not limited to direct or consequential damages related thereto.

26. Certain Additional Sublessor Representations and Warranties. Sublessor represents and warrants to Sublessee as follows:

(a) Sublessor has received no notice of any violation of any Legal Requirements or Insurance Requirements affecting the Subleased Premises or any portion thereof, nor does Sublessor have any knowledge of any condition in or about the Subleased Premises which would constitute a violation of any Legal Requirements or Insurance Requirements. The term quasi-governmental authority as included in the definition of Legal Requirements shall be deemed to include, without limitation, the Board of Fire Underwriters or any other fire rating organization having jurisdiction over the Subleased Premises.

(b) Sublessee has been provided with a true, accurate and complete copy of the Prime Lease and with respect to the Prime Lease, Sublessor represents and warrants as follows:

(1) Sublessor is not in default in the payment of any rent or any other sum of money due and payable thereunder or in default of any other term, covenant or provision thereof;

(2) Sublessor has received no notice from Landlord with regard to the existence of any default under the Prime Lease and is aware of no state of facts which with notice and passage of time would constitute a default thereunder;

(3) Landlord is not in default, to the knowledge of Sublessor, with respect to any of its obligations under the Lease;

(4) Except as described herein, there have been no modifications or amendments of or changes to the Prime Lease and the Prime Lease is in full force and effect; and

(5) To the best of Sublessor’s knowledge, the Subleased Premises do not contain any material classified as toxic or hazardous in violation of any applicable Legal Requirements, including without limitation, asbestos containing materials.

27. Additional Agreements of Sublessor and Rights of Sublessee.

(a) Sublessor shall duly pay each installment of rent under the terms of the Prime Lease and will duly observe and perform every term and condition of the Prime Lease to the extent that such term or condition is not provided in this Sublease to be observed or performed by Sublessee, and except to the extent that any failure so to pay or any failure in such observance or performance shall have resulted, directly or indirectly, from any default by Sublessee (including, without limitation, the failure of the Sublessee to pay any amount of Rent hereunder). Sublessor shall not do or permit any act, condition, or thing to occur which would or may constitute a default under the Prime Lease, except to the extent that such occurrence shall have resulted, directly or indirectly, from a default by Sublessee (including without limitation, the failure of Sublessee to pay any amount of Rent hereunder).

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(b) Sublessor shall not surrender the Prime Lease or modify the Prime Lease in a manner which has a material adverse affect on the rights of Sublessee under this Sublease without the prior written consent of Sublessee.

(c) Sublessor will provide copies of any notice, statement or report received from Landlord under the Prime Lease or sent to Landlord, to the extent the subject matter of such notice, statement or report relates to or affects the Premises or Sublessee’s rights or obligations hereunder, including without limitation, any audit or statement to back up the Sublessor’s calculation of Tax Payments , Insurance or Operating Expense Payments under the Lease

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written, in multiple counterparts, all of which shall be deemed to be one and the same agreement.

CONAGRA FOODS, INC.
Sublessor

By:
Title:

Sublessee

By:
Title:

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The undersigned hereby consents

to the foregoing agreement:

OMAHA REAL ESTATE INVESTMENT PARTNERSHIP II, L.L.C.,
a Delaware limited liability company, successor to Opus Estates Corporation (Prime Landlord)

By:
Title:

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EXHIBIT F

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (“Agreement”) is made and entered into this              day of                      , 2008, by and between CONAGRA FOODS, INC., a Delaware corporation (“ConAgra Foods”), FREEBIRD I, LLC, a Delaware limited liability company (“LLC”) and FREEBIRD II, LLC, a Delaware limited liability company (“LLC II”).

RECITALS:

(a)	ConAgra Foods, LLC II and LLC have entered into this Agreement pursuant to that Contribution and Equity Interest Purchase Agreement dated March __, 2008 (the “Purchase Agreement”) by and among ConAgra Foods, ConAgra Foods Food Ingredients Company, Inc., LLC, Freebird Holdings, LLC and Freebird Intermediate Holdings, LLC. Capitalized terms used without definition herein shall have the meaning specified in the Purchase Agreement.

(b)	ConAgra Foods, together with certain of its subsidiaries (collectively, “CAG”), has heretofore provided certain corporate and other services to the CTG Business, and the CTG Business has heretofore provided certain services to CAG.

(c)	LLC has requested that CAG continue to provide or cause to be provided the services described in Schedule “A” (the “CAG Services”) to the CTG Business, and CAG has requested that LLC continue to provide or cause to be provided the services described in Schedule “B” (the “LLC Services”) to CAG. The CAG Services and LLC Services, together with other services identified in the body of this Agreement are collectively referred to herein as the “Services.”

(d)	The parties are willing to enter into this Agreement and to provide or cause to be provided the Services upon the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated with and made a part of this Agreement, and in further consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Services. Subject to the terms and conditions set forth herein: (i) CAG agrees to provide or cause to be provided the CAG Services to the CTG Business in a manner consistent with the manner in which the CAG Services have historically been provided to the CTG Business; and (ii) LLC agrees to provide or cause to be provided the LLC Services to CAG in a manner consistent with the manner in which the LLC Services have historically been provided to CAG.

2. Term. The CAG Services shall be provided for the periods set forth on Schedule “A” or otherwise in the Agreement, provided LLC shall have the right to terminate one or more of the CAG Services by providing CAG with written notice of such termination as specified under “Required Notice for Early Termination” in Schedule “A” or otherwise in the Agreement. The LLC Services shall be provided for the periods set forth on Schedule “B” or otherwise in the Agreement, provided CAG shall have the right to terminate one or more of the LLC Services by providing LLC with written notice of such termination as specified under “Required Notice for Early Termination” on Schedule “B” or otherwise in this Agreement. Any extension to the term of any Service hereunder shall require the prior written agreement of CAG and LLC.

3. Consideration.

3.1	As consideration for the performance of the Services hereunder:

3.1.1	LLC shall pay CAG the fees set forth on Schedule “A” (the “CAG Fees”), and CAG shall pay LLC the fees set forth on Schedule “B” (the “LLC Fees”).

3.1.2	Each party shall pay the other any third-party fees and charges (including consent fees) incurred by the other party in connection with performance of the Services, including any special or one-time set-up, separation, transfer, service or other fees required to provide the Services, and any amounts required to be paid to any licensors of software or any third party providers of any goods or services that are used by the CTG Business or otherwise in connection with the provision of any Services hereunder. Notwithstanding the foregoing sentence and except as set forth on Schedule “A” for Services related to taxes, neither party shall incur any individual third-party fee or charge (including consent fees but excluding a payment obligation associated with an individual participant’s or beneficiary’s benefits under a CAG Health and Welfare Benefit Plan (as such term is defined in Section 4 of this Agreement)) in excess of $25,000 without first obtaining the other party’s consent (the “Prior Consent”). At the time Prior Consent is sought, the party seeking consent must advise the other party of any additional Services, the provision of which are dependent on the continuation of the Service directly related to the Prior Consent (a “Dependent Service”). If Prior Consent is denied, the party seeking consent is entitled to terminate the Service directly related to the Prior Consent and any Dependent Service, in each case upon 30 days notice. For avoidance of doubt, the parties acknowledge that these provisions apply in connection with CAG’s attempts to provide participation in enterprise procurement contracts in accordance with CAG Service EP1 included on Schedule “A”.

3.1.3	Each party shall pay the other for all sales, use or similar taxes payable in connection with the Services provided by the other party.

3.2	Invoice Process and Payment.

3.2.1

Except as set forth otherwise in this Agreement (including in Schedule “A”), CAG Fees for the direct provision of CAG Services shall be invoiced on a single invoice to LLC and LLC Fees for the direct provision of LLC Services shall be invoiced on a single invoice to CAG, in each case as of the 15th day of each calendar month or, if the 15th day is not a business day, the next business day.

3.2.2	Pass-through costs (i.e., third-party fees and charges paid on behalf of the other party) will be paid in cash in advance to the party remitting payment to the third-party. Such advance payments shall be made pursuant to procedures to be mutually agreed upon between the parties.

3.2.3	Except as otherwise agreed pursuant to Section 3.2.2, each party shall make payment of all amounts due to the other party hereunder within fifteen (15) days after the receipt of an invoice from the other party. All payments shall be made by ACH or wire transfer. A late payment charge equal to one and one-half percent (1.5%) per month shall be paid on all amounts due but not received on or before the due date. Neither party shall be entitled to any pro-ration of monthly fees for Services which are terminated hereunder and which are performed for a partial month.

3.3	If the term of any Service is extended pursuant to Section 2, the parties shall renegotiate the applicable fee for such Service.

4. Employee Benefits. For purposes of this Agreement (including Schedule “A”), “CAG Health and Welfare Benefit Plans” shall mean the plans and programs identified on Schedule “E”. CAG may invoice LLC for amounts related to CAG Services identified as “HRSC” on Schedule “A” independently of the invoice referenced in Section 3.2.1, provided Sections 3.1.2 (including its exceptions), 3.1.3 and Section 3.2.3 shall apply to such amounts. LLC acknowledges and agrees that claims by Transferred US Employees under CAG Health and Welfare Benefit Plans may take two (2) years or more to be paid by third party administrators and will be invoiced as paid. CAG will cooperate to the extent reasonably requested by LLC to assist LLC and/or the CTG Business in their efforts to obtain stop loss insurance with respect to claims by Transferred US Employees in connection with their continued participation under CAG Health and Welfare Benefit Plans.

5. Vehicle Transfer. As an additional Service hereunder, LLC will continue to operate vehicles included in the CTG Business under CAG license and registration (but not CAG’s U.S. DOT number) until the earlier of sixty (60) days after the date hereof and the date replacement documents are obtained by LLC. Any accident, incident, liability or claim arising from operation of vehicles of the CTG Business after Closing will be the responsibility of the LLC, regardless of license and registration.

6. Cooperation. Each party shall cooperate fully with the party performing the Services by promptly providing all information reasonably requested by the party performing the Services in connection with the performance of the Services. Subject to Section 3.1.2, the party performing the Services will use its commercially reasonable efforts to obtain any consent that may be required from licensors or other third parties in order to provide any of the Services. The use of commercially reasonable efforts shall not require the party performing the Services to expend money, commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

7. Enterprise Procurement.

7.1	For a period of no more than three months following the date hereof (subject to extension if mutually agreed by the parties in writing), at no charge to CAG, the CAG employees identified on Schedule "C" will have desks on, and access to, the LLC's trading floor during normal business hours.

7.2	For a period of no more than four months following the date hereof, at no charge to CAG (except as set forth on Schedule “B”), the LLC shall provide the following services to CAG (which shall be additional "LLC Services" hereunder):

7.2.1	assistance in preparing the daily EaR analysis, as well as training and support in connection with CAG's development of tools necessary to prepare this calculation independently;

7.2.2	assistance in the set-up of CAG risk management benchmarks as requested by CAG;

7.2.3	transition to CAG of all current accounting functions associated with historical energy risk management activities, including scorecards and usage of the Derivative Tracking System (“DTS”); and

7.2.4	reasonable availability to consult on and respond to questions from CAG personnel on FAS 133 accounting matters and the use of DTS.

8. Protection of Computers, Software and Data.

8.1	With regard to computer hardware that is a part of or used to provide the Services (including the CTG Computing Platform (as defined in Section 9 below)) (the “Hardware”), the party performing such Services shall use commercially reasonable efforts, consistent with past practice, to minimize any scheduled Hardware outages or downtime including, without limitation, through the use of an uninterruptible power supply and conducting regular technical support and maintenance on the Hardware. In the event of scheduled downtime, the party performing the Services shall provide the other party with prior notice of such downtime consistent with past practice and, as to all other events requiring or causing Hardware downtime, shall provide the other party with as much notice as is reasonably possible under the circumstances.

8.2	With regard to computer software that is a part of or used to provide the Services (including the CTG Computing Platform) (the “Software”), the party performing such Services shall use commercially reasonable efforts, consistent with past practice, to minimize scheduled downtime of the Software and to preserve the integrity and availability of data, such as, but not limited to, reasonable virus detection elimination software (with regular updates to the virus database).

9. CTG Computing Platform.

9.1	To support the Services related to information technology as described in Schedule “D”, CAG will establish, within 120 days following the date hereof (“Phase I”), a separate computing platform specific to LLC (“CTG Computing Platform”) within its existing information technology platform. CAG will physically install the infrastructure and LLC will complete all systems setup and installation of the software in the CTG Computing Platform as set forth on Schedule “D”. CAG shall provide support of the CTG Computing Platform hardware as set forth on Schedule “D”. The LLC will be responsible for all systems support and administration of the CTG Computing Platform.

9.2	Within the CTG Computing Platform and any shared technology platforms, LLC shall comply with CAG’s IT standard operating procedures, practices and Sarbanes-Oxley Act of 2002 controls regarding security, access to, use and changes of systems, processes, and master data, and utilize approved, standardized equipment. All system changes after the date hereof shall comply with CAG’s standard approval process and be placed into production based on CAG’s schedule of support/upgrade outage windows.

9.3	Sections 8 and 9.1 of this Agreement notwithstanding, CAG shall not be obligated to support the CTG Computing Platform with disaster recovery capabilities.

9.4	CAG shall not be obligated to provide LLC any CAG datacenter access while the Services are being performed.

9.5	After the date hereof, LLC shall bear all technology refresh expenses, including but limited to new software, desktops, laptops, servers and personal computing devices.

9.6	LLC shall secure proper licensing for all Microsoft server and client software by May 31, 2008. LLC shall remove dependence upon CAG’s phone infrastructure as well as vacate space occupied by the eTrali telephone system and Nice Voice Recording system not later than December 31, 2008.

10. Reserved.

11. Vegetable Oil Services.

11.1	For an initial period of one hundred twenty (120) days following the date hereof and thereafter until either CAG or LLC provides thirty (30) days prior written notice of termination of the Services described in this Section 11, LLC or its subsidiaries (the “LLC Group”) will supply CAG physical cottonseed and palm oil (“Vegetable Oils”) as ordered by CAG from time to time at pricing to be agreed by CAG and the LLC Group at the time of CAG’s order. This supply shall be an additional LLC Service hereunder.

11.2	The parties acknowledge and agree that the LLC Group is a non-exclusive supplier of the Vegetable Oils for CAG, and CAG may purchase Vegetable Oils from other suppliers.

11.3	The LLC Group, at no charge, shall assist CAG with the transition of purchasing functions associated with the supply of Vegetable Oils and management of the CAG railcars used for delivery of the Vegetable Oils (such railcars being those identified on Attachment A to the Schedules to the Purchase Agreement) consistent with historical practice for a period of sixty (60) days following the date hereof, and the LLC Group shall continue to provide CAG such assistance and railcar management after such period for up to six (6) months if requested by CAG, subject to CAG reimbursing the LLC Group for actual, reasonable costs in providing such assistance and railcar management. This assistance shall be an additional LLC Service hereunder.

11.4	Invoices associated with Vegetable Oil Services may be independent of the invoice referenced in Section 3.2 and payment terms, including fees for late payments, negotiated on a transaction by transaction basis.

12. Memphis Toll Refining Services.

12.1	For an initial period of one hundred twenty (120) days following the date hereof and thereafter until either CAG or LLC provides thirty (30) days prior written notice of termination of the Services described in this Section 12, CAG will, on a transaction by transaction basis, toll refine and bleach the LLC Group’s degummed soya oil (“Raw Materials”) at CAG’s vegetable oil refinery in Memphis, Tennessee, and the LLC Group will make Raw Materials available to CAG for refining, subject to available plant capacity and further subject to CAG and the LLC Group’s reaching agreement on price, volume, scheduling and other terms and conditions. This toll refining and bleaching shall be an additional CAG Service hereunder.

12.2	The parties acknowledge and agree that the relationship described in this Section 12 is non-exclusive, and the LLC Group may obtain these Services from other parties and CAG may provide these Services to other parties.

12.3	Refined product provided to the LLC Group by CAG shall be sold and/or distributed only to the bio-diesel industry.

12.4	Invoices associated with Raw Materials Services may be independent of the invoice referenced in Section 3.2 and payment terms, including fees for late payments, negotiated on a transaction by transaction basis.

13. Shared Offices. Immediately prior to the date hereof, the CTG Business shared office space in Hong Kong and Miami, Florida with other CAG operations. Subject to the terms of each lease, including the landlord’s right to consent to any sublease, assignment or office-sharing arrangement, as an additional CAG Service hereunder, for a period of 12 months following the date hereof for the Miami, Florida office and a period ending July 31, 2009 for the Hong Kong office, LLC shall have the right to continue to use such office locations in a manner consistent with past practice. As a condition to the continued use of such office locations by LLC, during LLC’s occupancy LLC or LLC II will maintain commercial general liability insurance covering the use of the offices with minimum limits of one million dollars per occurrence. At the end of the relevant period, the CTG Business shall vacate the office space or, upon 90-days notice prior to the conclusion of the relevant period, request an extension. Any extension, if granted in the sole discretion of CAG and subject to the terms of any CAG lease for each location, will be upon terms and conditions akin to a third-party sub-lease to be negotiated and agreed upon. The rental for the initial period shall be the following: Hong Kong: HK$20,067 per month for base rent, plus thirty three percent of the management fees, government rates, utilities and other charges payable by CAG pursuant to the lease for the Hong Kong office; Miami, Florida: US$1,614 per month for base rent, plus thirty four percent of the additional rent payable by CAG pursuant to the Miami lease. The rental amount shall be invoiced as a Service in accordance with Section 3.

14. Limitations on Services Provided. Neither party shall have any responsibility for providing any services which are not included in the Services specifically set forth in this Agreement, including the Schedules hereto. It is understood and agreed by LLC and CAG that the party performing the Services assumes no liability or responsibility whatsoever to the other party other than to comply with the provisions hereof and perform the Services in good faith in a manner consistent with past practice. Notwithstanding the foregoing, the parties agree to negotiate in good faith if it becomes necessary or desirable to amend this Agreement to add or modify a Service that is determined to have been inadvertently omitted from this Agreement. It is further understood and agreed by LLC and CAG that, so long as the party performing the Services performs the Services in good faith in a manner consistent with past practices, the party performing the Services shall not be liable to the other party with respect to such Services except by reason of acts consisting of willful misconduct or gross negligence. No other warranties, express or implied, are given with respect to the Services provided hereunder, the quality of the Services, or the results achieved from use of the Services. The party performing the Services shall have no liability to the other for lost profits, goodwill or any other special, incidental or consequential damages, or any punitive, exemplary or similar damages, irrespective of the theory therefore, in providing the Services hereunder. Except as provided in this Agreement, the party performing the Services shall not be liable to the other in contract (including under any indemnity), tort, warranty, strict liability or any other legal theory for or any loss that is caused by a breach of this Agreement or any act or omission of the party performing the Services. Notwithstanding anything herein to the contrary, CAG’s cumulative liability in providing the CAG Services hereunder shall not under any circumstances exceed the amount of the CAG Fees paid to CAG pursuant to this Agreement, and LLC’s cumulative liability in providing the LLC Services hereunder shall not under any circumstances exceed the amount of LLC Fees paid to LLC pursuant to this Agreement. Nothing in this Section 14 shall limit claims, liabilities or losses resulting from a breach of Sections 5, 9.2, 9.6, 10, 12.3 or 15.

15. Confidential Information. Each party acknowledges that in connection with this Agreement it may receive certain confidential information of the other, including, without limitation, information, data, knowledge or other materials which unintentionally comes into the possession of the receiving party (“Confidential Information”). The receiving party shall not at any time disclose the Confidential Information to any third party (other than persons employed by the receiving party and having a need to access the Confidential Information) for any reason whatsoever, nor shall the receiving party use the Confidential Information for its benefit or for the benefit of any person, firm, partnership or affiliates unless required by any governmental authority or in response to any valid legal process. Each party shall take all actions necessary to ensure that its employees and representatives having access to the Confidential Information are bound by the terms of this Agreement. Confidential Information shall not include information which (i) was in the receiving party's possession and can be shown to have become first known by the receiving party on a non-confidential basis after the date hereof but prior to disclosure from the disclosing party, (ii) is hereafter independently developed by the receiving party without access to or use of the disclosing party’s Confidential Information, (iii) lawfully comes into the possession of the receiving party after the date hereof, or (iv) is now or subsequently becomes, through no act or failure to act by the receiving party, publicly available.

16. Indemnity.

16.1	During the course of, and upon and after termination of this Agreement for any reason whatsoever, LLC agrees to indemnify and hold CAG harmless from and against any loss, liability, damage or expense whatsoever (including court costs and reasonable attorneys' fees) incident to any claim, action or proceedings against CAG, or any director, officer, employee, subsidiary, or affiliate thereof, which arise out of or relate to the performance of the Services under this Agreement, except for acts of CAG constituting willful misconduct or gross negligence.

16.2

During the course of, and upon and after termination of this Agreement for any reason whatsoever, CAG agrees to indemnify and hold LLC harmless from and against any loss, liability, damage or expense whatsoever (including court costs and reasonable attorneys' fees) incident to any claim, action or proceedings against LLC, or any director, officer, employee, subsidiary, or affiliate thereof, which arise out of or relate to the performance of the Services under this Agreement, except for acts of LLC constituting willful misconduct or gross negligence.

17. Termination. This Agreement may be terminated in whole or in part by either party if: (i) the other party is in material breach of any provision of this Agreement, provided that the party seeking to terminate this Agreement for breach will notify the other party of such breach in writing and provide such other party with thirty (30) days to cure such breach; (ii) the provision of any Service is prohibited by any Legal Requirement, subjects the party performing the Service to increased regulation by any Governmental Body, loss or threatened loss of contractual rights, or requires the party performing the Service to obtain any license or permit not otherwise required of such party, provided that, in such event, the party performing the Service will use commercially reasonable efforts to assist the other party with the transition of such affected Service to the other party or a third party; or (iii) (A) the other party files a petition for bankruptcy or is otherwise declared or adjudicated to be bankrupt or insolvent, (B) a petition for bankruptcy is filed against the other party and such petition is not dismissed within ninety (90) days, or (C) either party discontinues its business or voluntarily submits to, or is ordered by a bankruptcy court to undergo liquidation pursuant to Chapter 7 of the U.S. Bankruptcy Code, as amended, or any successor thereto.

18. Miscellaneous.

18.1	Non-Assignability. Neither party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other party; provided, however, that either party shall have the right to use third parties to provide Services. Any attempted assignment or designation in contravention of this provision shall be void. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the parties and their respective affiliates, successors and assigns.

18.2	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

18.3	Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement are for the benefit of the parties hereto and not for any other person. This Agreement shall not provide any third person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

18.4	No Partnership. Nothing contained in this Agreement shall be deemed or construed to cause either party to be responsible in any way for the debts or obligations of the other party or any other party. The parties acknowledge that each party shall be an independent contractor in the performance of the Services.

18.5	Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given in accordance with the Purchase Agreement.

18.6

Severability and Invalidity. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

18.7	Force Majeure. CAG and LLC shall be excused from its obligations under this Agreement to the extent that any delay or failure in the performance of such obligations results from any cause beyond its reasonable control, including without limitation, performance by third parties, extended power failures of the type not reasonably protected against through use of backup power supply sources, computer equipment or system failures, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, acts of terrorism, fires, explosions, earthquakes, floods, severe weather conditions or labor problems.

18.8	Captions. The section headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.9	Authority. Each party represents and warrants that the officer executing this Agreement on its behalf is duly authorized to so execute this Agreement, and this Agreement, when executed and delivered by such party, shall constitute the valid and binding agreement of such party, enforceable in accordance with its terms.

18.10	Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

18.11	Entire Agreement. This Agreement and the Related Agreements set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, writings, communications, negotiations, discussions and understandings between the parties pertaining to the subject matter hereof.

18.12	Survival. Sections 14, 15, 16, 17 and 18 will survive any expiration or termination of this Agreement.

18.13	CAG Services. LLC hereby acknowledges that CAG provides similar services to itself and its affiliates and subsidiaries and LLC hereby waives any conflict which may be created thereby.

18.14	Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

FREEBIRD I, LLC, a Delaware limited liability company	CONAGRA FOODS, INC., a Delaware corporation

By:	By:

Its:	Its:

FREEBIRD II, LLC, a Delaware limited liability company

By:

Its:

EXHIBIT G

NEITHER THIS WARRANT NOR ANY SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION IN REASONABLY ACCEPTABLE FORM AND SCOPE OF COMPANY COUNSEL THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS.

THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN OPERATING AGREEMENT BY AND AMONG THE COMPANY AND THE MEMBERS OF THE COMPANY WHICH PLACES CERTAIN TRANSFER AND OTHER RESTRICTIONS ON THE SECURITIES ISSUABLE UPON EXERCISE HEREOF. UPON EXERCISE HEREOF, THE PARTY TO WHOM THE UNDERLYING SECURITIES ARE ISSUED SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST OF THE SECRETARY OF THE COMPANY.

WARRANT TO PURCHASE [CLASS1 A1] UNITS OF FREEBIRD HOLDINGS, LLC

[8% of $900 million2]	, 2008 (“Warrant Issue Date”)

Freebird Holdings, LLC, a Delaware limited liability company (the “Company”), hereby certifies that, for value received, ConAgra Foods, Inc., a Delaware corporation (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company during the Exercise Period (defined below)                      (as adjusted pursuant to the terms hereof, the “Warrant Amount”) fully paid and non-assessable Units (defined below) of the Company at the Exercise Price (defined below). The Exercise Price and the number of Units subject to this Warrant are subject to adjustment as provided herein.

[1]	Will be the only class of units issued to Ospraie and non-management co-investors.
[2]	Based on amount of investor equity invested at Closing capped at $900 million. Will be calculated as follows:

X = cash invested at Closing by Ospraie and co-investors (other than management)

Y = number of Class A units issued at Closing to Ospraie and co-investors (other than management) and equals X divided by the price per Class A Unit paid by Ospraie and co-investors, or P.

Warrant Amount = 0.08Y/0.92, but not to exceed 0.08*$900 million/(P*0.92)

Exercise Price (initially) = 2 x P

ARTICLE I

DEFINITIONS

In addition to the other capitalized terms used in this Warrant, the following terms shall have the meanings given to them in this Article I.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise. “Affiliate” also includes any Person who is related by blood or marriage to the Person in question.

“Competitor” means any Person who directly or indirectly engages in or owns, manages, operates, controls or participates in the management, operation or control of a domestic or international grain merchandising, fertilizer distribution, agricultural and/or energy commodities trading and/or services, and/or grain, animal and/or oil seed byproducts merchandising and/or distribution business.

“Drag Transaction” shall mean a sale, lease or other disposition of all or substantially all of the Company’s assets to an Independent Third Party or the Company’s merger with or into or consolidation with any Independent Third Party, or any sale of capital stock or other corporate transaction or reorganization with an Independent Third Party, in which the holders of the Company’s outstanding voting securities immediately prior to such transaction own, immediately after such transaction, securities representing less than a majority of the voting power of the Company or other entity surviving or resulting from such transaction.

“Exercise Price” shall mean $             [price initially based on 16% of $900 million3] per Unit, subject to adjustment, as set forth in Articles V and VI of this Warrant.

“Exercise Gain” shall mean, at the time this Warrant is finally and fully exercised, an amount equal to the Fair Market Value of all Units issued or to be issued hereunder less the aggregate Exercise Price paid by the Holder to exercise this Warrant in full.

“Entry Price” shall mean $             [price initially based on 8% of $900 million4].

“Fair Market Value” shall mean as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Fair Market Value” is being determined and the 20

[3]	See footnote 2.
[4]	See footnote 2.

consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the domestic over-the-counter market, and with respect to any other property, the “Fair Market Value” shall be the fair value thereof determined in good faith by the Board of Managers of the Company; provided, however, that if the Holder disagrees with such determination, such Fair Market Value shall be determined by an independent appraiser jointly selected by the Company and Holder. The determination of such appraiser shall be final and binding on the Company and the Holder, and the fees and expenses of such appraiser shall be paid by the Holder if the Fair Market Value as determined by such appraiser is equal to or greater than 90% of the Fair Market Value as determined by the Board of Managers and less than or equal to 110% of the Fair Market Value as determined by the Board of Managers. In the event the Fair Market Value as determined by the appraiser is less than 90% or greater than 110% of the Fair Market Value as determined by the Board of Managers, the Company will pay the fees and expenses of such appraiser.

“Independent Third Party” means any Person or group within the meaning of Section 13d of the Securities Exchange Act of 1934, as amended, who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Units on a fully diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Operating Agreement” shall mean the Operating Agreement of the Company, dated                     , 2008, as the same may be amended from time to time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a government or any branch, department, agency, political subdivision or official thereof.

“PIK Notes” shall mean those certain PIK Notes issued by Holdco to                      and dated as of                     .

“Tax Distributions” shall mean distributions made pursuant to Section 4.4 of the Operating Agreement.

“Transfer” means any direct or indirect sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift, or attempt to create or grant a security interest or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

“Units” shall mean the [Class A Units] of the Company.

ARTICLE II

NUMBER OF UNITS; VESTING

2.1 Units. Subject to the provisions of Articles V and VI and Sections 2.2 and 3.2 hereof, this Warrant is exercisable for a number of Units equal to the Warrant Amount at the Exercise Price, such right to be fully vested on the date hereof.

2.2 Maximum Value. Notwithstanding anything contained herein to the contrary, in no event shall Holder be issued Units hereunder upon the exercise of this Warrant such that the Exercise Gain to the Holder would be in excess of $             [based on 16% of $900 million5] (the “Maximum Gain”). In the event that the Exercise Gain would exceed the Maximum Gain, then the Warrant Amount shall be adjusted such that upon the final exercise of this Warrant, the Exercise Gain (after giving effect to such adjusted Warrant Amount) equals the Maximum Gain.

ARTICLE III

EXERCISE OF WARRANT

3.1 Exercise Period and Procedure.

(a) This Warrant shall be exercisable by the Holder hereof at any time and from time to time during the period (the “Exercise Period”) beginning on the Warrant Issue Date and ending at 5:00 p.m. (prevailing local time at the principal executive office of the Company) on the earlier to occur of (i) the fourth anniversary of the Warrant Issue Date, or (ii) upon the consummation of a transaction described in Section 6.2 or Section 6.4 hereof.

(b) This Warrant is exercisable by the Holder, during the Exercise Period by the surrender of this Warrant, with the form of Notice of Exercise attached hereto as Annex A duly completed and executed by such Holder, to the Company at its principal executive office, upon payment (subject to any offsets pursuant to Section 3.2) by (i) certified or official bank check or by wire transfer, (ii) surrender of PIK Notes, of an aggregate principal amount, together with accrued and unpaid interest thereon or (iii) any combination of the foregoing, equal to the Exercise Price multiplied by the number of Units being purchased pursuant to such exercise of this Warrant.

3.2 Distributions. If at any time prior to the expiration of this Warrant and prior to the exercise hereof, the Company makes a distribution of assets (including cash or securities or other property, but excluding distributions of any securities of the Company (which are addressed by Section 5.2(b) hereof) and excluding any Tax Distributions to its members) (a “Distribution”), then the Company shall, at least fifteen (15) business days prior to such distribution, provide written notice of such Distribution of assets to the Holder describing in reasonable detail the nature and amount of the Distribution, and the Holder shall be entitled, upon the exercise hereof, to receive, as a credit towards the Exercise Price (in an amount not to exceed the Exercise Price), the per Unit amount of such Distribution as would have been

[5]	See footnote 2.

distributed had it been the holder of record of a Unit as of the date of the Distribution (any property or securities to be valued at Fair Market Value). If the Holder provides to the Company a Notice of Exercise pursuant to Section 3.1(b) at least five (5) business days prior to such Distribution (and does not revoke or withdraw the Notice of Exercise), notwithstanding anything to the contrary in this Warrant or the Operating Agreement, the Holder shall be entitled to participate in such Distribution as a holder of Units.

3.3 No Partial Exercise. This Warrant may not be exercised for less than the full number of Units subject to this Warrant.

ARTICLE IV

DELIVERY OF CERTIFICATES ON EXERCISE; OTHER MATTERS

4.1 Certificates. The Company shall, as promptly as practicable and in any event within seven (7) days of receipt of the notice and payment provided in Section 3.1(b) hereof, (a) if the Units are to be certificated under the Operating Agreement, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the Units so acquired, and (b) establish on the books and records of the Company a capital account (“Capital Account”) in the name of the Holder in accordance with the terms of the Operating Agreement. If applicable, the certificate or certificates so delivered shall be issued in the name of the Holder or such other name or names as shall be designed in such notice. Upon exercise of this Warrant, the Holder or any other Person so designated will be deemed to be a “Member” for all purposes and a holder of record of the Units issued upon such exercise and will be deemed to be the owner of the Capital Account established by the Company on Holder’s behalf as set forth above, as of the date set forth in the aforementioned notice. The Holder shall pay all stamp, documentary and similar taxes payable in connection with the preparation, issuance and delivery of Unit certificates under this provision.

4.2 Admission to Company. Upon the exercise of this Warrant, and prior to the issuance of Units hereunder, (i) the Holder must deliver to the Company written ratification of the Operating Agreement in the form attached hereto as Annex C and its agreement to be bound by it, and (ii) the Company shall deliver to Holder a statement setting forth the dollar value associated with the Capital Account to be established by the Company for the benefit of the Holder in accordance with the terms of the Operating Agreement. The Company shall not amend the LLC Operating Agreement in any manner that would materially adversely (i) affect the Units to be issued hereunder in a manner different from any other Units or (ii) alter the economic benefit of the Units (including the Units to be issued hereunder) generally, unless, in the case of this clause (ii), at the time of such amendment (A) institutional investors other than Ospraie and its Affiliates hold Units and (B) such amendment is approved by the holders of a majority of the Units held by such institutional investors; provided that for the avoidance of doubt, any amendment that is necessary to reflect the issuance of units (whether of an existing or new class of units) or the transfer of units or repurchase of units, shall not be deemed to alter the economic benefit of the Units for purposes of this clause (ii); provided, further, that (for the purposes of this clause (ii)) the Company shall, at least ten (10) business days prior to such amendment, provide written notice of such amendment to the Holder describing in reasonable detail the nature of the amendment and the related issuance, transfer or repurchase, and the Holder shall be entitled, upon the exercise hereof, to the rights of a holder of Units generally with respect to such amendment (and, if applicable, the related issuance, transfer or repurchase). If the Holder provides to the Company a Notice of Exercise pursuant to Section 3.1(b) at least five (5) business days prior to an amendment of the type referred to in clause (ii) of the immediately preceding sentence (and does not revoke or withdraw the Notice of Exercise), notwithstanding anything to the contrary in this Warrant or the Operating Agreement, the Holder shall be entitled to the rights of a holder of Units generally with respect to such amendment (and, if applicable, the related issuance, transfer or repurchase) as a holder of Units.

4.3 Units to Be Fully Paid and Nonassessable. All Units issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable.

ARTICLE V

ADJUSTMENTS

5.1 Adjustments Generally. In order to prevent dilution of the rights granted hereunder in the specific circumstances contemplated by this Article V, the Exercise Price shall be subject to adjustment from time to time in accordance with this Article V. Upon each adjustment of the Exercise Price pursuant to Section 5.3 hereof, the Warrant Amount shall be adjusted to equal the number of Units determined by (a) multiplying (i) the Exercise Price in effect immediately prior to such adjustment by (ii) the Warrant Amount in effect immediately prior to such adjustment, and (b) dividing the product thereof by the Exercise Price resulting from such adjustment.

5.2 Reorganizations; Reclassifications; Dividends.

(a) In case the Company shall at any time subdivide its outstanding Units into a greater number of Units, the Warrant Amount in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding number of Units of the Company shall be combined into a smaller number of Units, the Warrant Amount in effect immediately prior to such combination shall be proportionately decreased.

(b) At any time prior to the expiration of this Warrant and prior to the exercise thereof, if the Company makes a distribution of securities of the Company to its members (the “Dividend”), then the Holder shall be entitled, upon the exercise hereof, to receive, in addition to the Units it is entitled to receive, the same kind and amount of securities as would have been distributed to it in the Dividend had it been the holder of record of the Units receivable upon exercise of this Warrant on the record date for determination of those entitled to receive the Dividend.

5.3 Adjustments to Exercise Price for Dilutive Issuances.

(a) Special Definitions. For purposes of this Section 5.3, the following definitions shall apply:

(i) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Units or Convertible Securities.

(ii) “Convertible Securities” shall mean any evidences of indebtedness, units, membership interests or other securities, in each case, directly or indirectly convertible into or exchangeable for Units, but excluding Options.

(iii) “Additional Units” shall mean all Units, all equity securities of the Company ranking pari passu with or bearing substantially the same economic substance as the Units, Units actually issued upon the exercise, or deemed (for purposes hereof to have the meaning in Section 5.3(d)(iv) hereof) issued upon the deemed exercise, of Options and Units actually issued upon the conversion or exchange, or deemed issued upon the deemed conversion or exchange, of Convertible Securities issued by the Company after the Warrant Issue Date, other than the following (“Exempted Securities”):

(A) Units issued or issuable by reason of a dividend, Unit split, split-up or other distribution on Units (which are addressed by Section 5.2(b) hereof);

(B) Units, Options or Convertible Securities issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company;

(C) Convertible Securities or Options issued; or

(D) Units issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company.

(b) No Adjustment of Exercise Price. No adjustment in the Exercise Price shall be made as the result of the issuance of Additional Units if the consideration per Unit (determined pursuant to Subsection 5.3(d)) for such Additional Units issued by the Company is equal to or greater than the Fair Market Value at the time of issuance of such Additional Units.

(c) Adjustment of Exercise Price Upon Issuance of Additional Units. In the event the Company shall at any time after the Warrant Issue Date issue Additional Units, without consideration or for a consideration or deemed consideration (in either case, determined pursuant to Subsection 5.3(d)) per Unit less than the Fair Market Value, then the Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A) CP2 shall mean the Exercise Price in effect immediately after such issue of Additional Units.

(B) CP1 shall mean the Exercise Price effective immediately prior to such issue of Additional Units.

(C) “A” shall mean the number of Units outstanding and deemed outstanding immediately prior to such issue of Additional Units (on a fully-diluted basis);

(D) “B” shall mean the number of Units that would have been issued if such Additional Units had been issued at a price per Additional Unit equal to the then Fair Market Value of such Additional Units; and

(E) “C” shall mean the number of such Additional Units issued in such transaction.

(d) Determination of Consideration. For purposes of this Section 5.3, the consideration received by the Company for the issue of any Additional Units shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, including amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue; and

(C) in the event Additional Units are issued together with other units, membership interests or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above and allocated in proportion to the Fair Market Value of each of the Additional Units, other units, membership interests or securities or other assets of the Company provided by the Company in exchange for such consideration.

(ii) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Units that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Exercise Price pursuant to the terms of Subsection 5.3(c) above, and such issuance dates occur within a period of no more than 60 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Exercise Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additionally giving effect to any adjustments as a result of any subsequent issuance within such period).

(iii) Deemed Consideration for Options and Convertible Securities. Upon the exercise or conversion of Options or Convertible Securities, the consideration received by the Company shall be deemed to be equal to the sum of (A) any consideration actually received in connection with the issuance of such Options or Convertible Securities (determined pursuant to this Subsection 5.3(d)) and (B) the exercise price of such Options or the conversion or exchange price of such Convertible Securities, as applicable. In the case of the issuance of Options exercisable for Convertible Securities, the consideration received by the Company shall be deemed to be equal to the sum in the immediately preceding sentence, plus, the conversion or exchange price of such Convertible Security.

(iv) Deemed Exercise of Options and Deemed Conversion or Exchange of Convertible Securities. If in connection with a Drag/Tag Transaction or a Reorganization, Options or Convertible Securities are returned to the Company, cancelled or otherwise terminated in exchange for consideration (other than Units upon exercise or conversion, which is addressed by Subsection 5.3(d)(iii)), such Options or Convertible Securities shall be deemed to have been exercised or converted or exchanged, respectively, and the consideration received by the Company shall be deemed to be equal to the sum of (A) any consideration actually received in connection with the issuance of such Options or Convertible Securities (determined pursuant to this Subsection 5.3(d)) and (B) the exercise price of such Options or the conversion or exchange price of such Convertible Securities, as applicable. In the case of the return, cancellation or termination of Options exercisable for Convertible Securities, the consideration received by the Company shall be deemed to be equal to the sum in the immediately preceding sentence, plus, the conversion or exchange price of such Convertible Security.

5.4 Certificate as to Adjustments. Whenever the Exercise Price shall be adjusted as provided in this Article V, the Company shall promptly compute such adjustment and furnish the Holder hereof a certificate setting forth such adjustment and showing in reasonable detail the facts requiring such adjustment, and the Exercise Price and Warrant Amount that will be effective after such adjustment.

ARTICLE VI

TAG-ALONG, DRAG-ALONG RIGHTS

6.1 Tag-Along Rights.

(a) No transaction or proposed transaction (or series of related transactions) that would result, directly or indirectly, in the transfer, sale, exchange, or other disposition of more than fifty percent (50%) of Units outstanding to a single Independent Third Party shall be made, closed, effected or registered on the books or records of the Company, and the Company shall not participate in any manner whatsoever, facilitate the negotiation or closing of, or execute any documents related to, such a transaction, unless the proposed transferee provides to the Holder an irrevocable written offer to purchase (“Proposed Transferee’s Offer”) from the Holder a number of Units issuable upon exercise of this Warrant equal to the Tag-Along Amount, or such lesser amount as the Holder may agree.

(b) The “Tag-Along Amount” shall mean, with respect to the Holder, an amount of Units bearing a proportion to the Units represented by this Warrant that is equal to the proportion that all of the Units being sold in the transaction giving rise to the Proposed Transferee’s Offer bear to the total number of issued and outstanding Units of the Company.

(c) The Proposed Transferee’s Offer shall be made on the same terms and conditions as those offered to Members holding Units, including the same price per Unit; provided that such terms and conditions shall not require the Holder to (i) agree to any non-competition restrictions, or (ii) provide any indemnification other than on a pro rata basis.

(d) The Holder shall have twenty (20) days from the receipt of the Proposed Transferee’s Offer in which to accept such Proposed Transferee’s Offer. If the Holder accepts the Proposed Transferee’s Offer, the Holder shall exercise a portion of this Warrant representing the number of Units to be purchased pursuant to Proposed Transferee’s Offer based on an Exercise Price as adjusted (with respect to only the Units for which this Warrant is being exercised in connection with such Proposed Transferee’s Offer) pursuant to Section 6.3 hereof. Such exercise and the closing of the sale of the Holder’s Units pursuant to the Proposed Transferee’s Offer shall take place simultaneously with the consummation of the transaction giving rise to the Proposed Transferee’s Offer. If the Holder rejects such Proposed Transferee’s Offer, then, for a period of ninety (90) days following such rejection, the proposed transferee may effect the transaction giving rise to the Proposed Transferee’s Offer on terms and conditions, including the price per Unit, no more favorable than were offered to Holder in the Proposed Transferee’s Offer.

6.2 Drag-Along Rights. If the Company or Holders of a majority of the Units outstanding approve and/or initiate a Drag Transaction, then the Company shall provide written notice of such Drag Transaction to Holder at least ten (10) days in advance of the closing thereof and Holder agrees to exercise this Warrant in its entirety and sell the Units received as a result of such exercise on the terms and conditions approved by the Company and/or its Members; provided, that

(a) upon the consummation of such sale of the Units, all of the Members (including, upon exercise of this Warrant pursuant to this Section 6.2, the Holder) shall receive the same form and amount of consideration in proportion to their respective Units;

(b) the exercise of this Warrant pursuant to this Section 6.2 shall be deemed to occur simultaneously with the Closing of the Drag Transaction, and the Holder shall pay the Exercise Price (as adjusted pursuant to Section 6.3 hereof) by reducing the consideration to be received in respect of the Units by such Exercise Price (but only after reducing such Exercise Price pursuant to Section 3.2 hereof, if applicable); and

(c) the terms and conditions of the Drag Transaction shall not require the Holder to (i) agree to any non-competition restrictions, or (ii) provide any indemnification other than on a pro rata basis.

6.3 Adjustment to Exercise Price. In the event of a transaction described in Section 6.1, 6.2 or 6.5 hereof (“Drag/Tag Transaction”), then the Exercise Price shall be the lesser of (a) the then current Exercise Price, or (b) the Exercise Price as calculated below:

(i) If the Drag/Tag Transaction occurs on the first anniversary of the Warrant Issue Date, the Exercise Price shall be the Entry Price multiplied by 1.4;

(ii) If the Drag/Tag Transaction occurs on the second anniversary of the Warrant Issue Date, the Exercise Price shall be the Entry Price multiplied by 1.6;

(iii) If the Drag/Tag Transaction occurs on the third anniversary of the Warrant Issue Date, the Exercise price shall be the Entry Price multiplied by 1.8; and

(iv) If the Drag/Tag Transaction occurs on the fourth anniversary of the Warrant Issue Date, the Exercise Price shall be the Entry Price multiplied by 2.0;

provided, however, that in the event the Drag/Tag Transaction occurs on a date other than an anniversary of the Warrant Issue Date as set forth above, the Exercise Price shall equal the result of the following calculation:

(A) the Entry Price, multiplied by:

(B) the sum of:

(1) the multiplier set forth in this Section 6.3 with respect to the anniversary date immediately preceding such Drag/Tag Transaction (or one if the Drag/Tag Transaction is prior to the first anniversary of the Warrant Issue Date), plus

(2) 0.2, multiplied by a fraction the numerator of which is the number of days since the most recent anniversary date (or the Warrant Issue Date, as applicable) and the denominator of which is 365.

6.4 Corporate Reorganization. If the holders of a majority of the Units cause the Company to incorporate the Company, including by (i) the transfer of all of the assets of the Company, subject to the Company’s liabilities, to a newly-formed corporation in exchange for shares of such corporation and the subsequent distribution of such shares to the holders of the Units on a pro rata basis, (ii) conversion of the Company into a corporation pursuant to 6 Del. C. §18-216 (or any successor section thereto) or (iii) Transfer of Units to a newly formed corporation in exchange for shares of such corporation (including by merger of the Company into a corporation) (any transaction of a kind described in clause (i), (ii) or (iii), a “Reorganization”), (a) this Warrant shall remain outstanding and shall be exercisable for securities of the successor or surviving company (the “Corporation”) of the type or class received by the holders of Units in connection with such Reorganization and (b) the Warrant

Amount shall be adjusted by multiplying the Warrant Amount immediately prior to such Reorganization by the number of securities issued in respect of each Unit in connection with such Reorganization. In connection with any such Reorganization , the holders of a particular class of securities of the Company shall receive the same form of securities and the same amount of securities per unit of such class and if any holders of a class of securities of the Company are given an option as to the form and amount of securities to be received, each holder of such class of securities shall be given the same option. The Holder shall not be liable for any organizational, legal or accounting expenses or filing fees incurred in connection with such incorporation transaction.

6.5 Initial Public Offering. If following a Reorganization, the Corporation notifies the Holder that it intends to sell shares in a firm underwritten public offering (an “IPO”), the Holder agrees to the exercise of this Warrant in full in connection with such IPO, automatically and without further action by the Holder. The exercise of this Warrant pursuant to this Section 6.5 shall be deemed to occur simultaneously with the closing of the IPO to which it relates, and the Holder shall pay the Exercise Price (as adjusted pursuant to Section 6.3 hereof) pursuant to Section 3.1(b) hereof (but only after reducing such Exercise Price pursuant to Section 3.2 hereof, if applicable); provided that if any of the securities held by the Holder as a result of the exercise of the Warrant are to be sold in the IPO, then the Exercise Price with respect to such securities may be paid by reducing the consideration, if any, to be received by the Holder in respect of such securities being sold in connection with such IPO and remitting the amount of such Exercise Price to the Company.

6.6 Affiliate Transfers. For the avoidance of doubt, any direct or indirect Transfers of Units to a Person who is not an Independent Third Party shall not trigger any tag-along or drag-along rights.

ARTICLE VII

COMPANY REPRESENTATIONS

This Warrant is issued and delivered on the basis of and with the Holder’s express reliance upon the following:

(a) Authorization and Delivery. This Warrant has been duly authorized and executed by the Company and when delivered will be the valid and binding obligation of the Company enforceable in accordance with its terms.

(b) Units. The Units issuable pursuant to this Warrant have been duly authorized and reserved for issuance by the Company and, when issued and paid for in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) Capitalization. As of the Warrant Issue Date, (i) [            ] Units are issued and outstanding and (ii) Options and Convertible Securities with respect to [            ] Units are issued and outstanding. As of the Warrant Issue Date, other than this Warrant and instruments and agreements with respect to Units included in the number in (ii) above and as contemplated by the Operating Agreement and the Incentive Plan of the Company, as the same may be amended, modified or replaced from time to time (1) the Company is not a party to any outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued by the Company, or securities or obligations of any kind exchangeable for or convertible into, any limited liability company interest or any other equity security of the Company, (2) the Company is not a party to any outstanding contract or other agreement to purchase, sell, acquire, redeem or otherwise transfer any outstanding limited liability company interest or any other equity security of the Company, or securities or obligations of any kind exchangeable for or convertible into any limited liability company interest or other equity security of the Company and (3) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the equity securities of the Company.

(d) No Inconsistency. The execution and delivery of this Warrant are not, and the issuance of the Units upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Certificate of Formation or Operating Agreement, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound, or require the consent or approval of, the giving of notice to, the registration with, or the taking of any action in respect of or by, any federal, state or local government authority or agency or other Person, except for filings required to be made under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws (together with the Securities Act, the “Acts”).

ARTICLE VIII

REPLACEMENT OF WARRANT

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement reasonably satisfactory to the Company (an affidavit of the Holder shall be deemed satisfactory), or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor and amount.

ARTICLE IX

NEGOTIABILITY

9.1 Owner of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided below.

9.2 Transfer of Warrant. The Company agrees to maintain at its then principal executive office books for the registration of this Warrant and transfers thereof and, subject to the provisions of Sections 9.3, 9.4, 9.5 and 9.6 below, this Warrant and all rights hereunder are transferable, in whole or in part, on said books at said office, upon surrender of this Warrant at said office, together with the Notice of Transfer attached hereto as Annex B duly completed and executed by the Holder, to the Company at its principal executive office, upon payment in cash of funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and payment the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such Notice of Transfer, and this Warrant shall promptly be canceled.

9.3 Restrictions on Exercise and Transfer. Neither this Warrant nor the Units issuable on exercise of this Warrant have been registered under the Acts. Therefore, in order, among other things, to ensure compliance with the Acts notwithstanding anything else in the Warrant to contrary, the Holder of this Warrant, including any successive Holder, agrees by accepting this Warrant as follows: This Warrant and the Units which may be issued upon the exercise hereof, may not be exercised, sold, Transferred, pledged or hypothecated in the absence of (i) an effective registration statement or post-effective amendment thereto for such Warrant, or Units, respectively, under the Acts, or (ii) the Holder’s delivery to the Company of an opinion reasonably satisfactory to the Company, of counsel that an exemption from the registration requirements of the Acts is available.

9.4 Legend on Units. Each certificate (if applicable) for Units initially issued upon exercise of this Warrant, unless at the time of exercise such Units are registered under the Acts, shall bear substantially the following legends (and any additional legend required under said Acts or otherwise):

“The securities represented by this Certificate have not been registered under the Securities Act of 1933 or any state securities acts (the “Acts”) and cannot be transferred except (i) pursuant to a registration statement effective under the Acts, or (ii) pursuant to an exemption from the registration requirements of the Acts.”

“The securities represented by this Certificate are subject to the terms and conditions of an operating agreement by and among the company and its members which places certain restrictions on the transfer and voting of the securities. Any person to whom securities represented by this certificate are transferred shall be deemed to agree to and shall become bound by such agreement. Copies of such agreement may be obtained without charge upon written request from the secretary of the company.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Acts of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the Company, the securities represented thereby need no longer be subject to the transfer restrictions contained in this Warrant. The exercise and transfer restriction provisions of this Warrant shall be binding upon all subsequent Holders of the Warrant.

9.5 Transfer Taxes. The Company shall not be required to pay any federal or state transfer tax or charge that may be payable in respect of any Transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Units in a name other than that of a registered Holder of this Warrant or to issue or delivery any certificates for Units upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the Holder of this Warrant or until it has been established to the Company’s reasonable satisfaction that no such tax or charge is due.

9.6 Company Consent; Right of First Offer; Operating Agreement.

(a) Except as otherwise expressly permitted hereunder, the Holder may not Transfer this Warrant. This Warrant may not be Transferred to a Competitor. Upon compliance with the provisions hereof, this Warrant may only be Transferred in whole and not in part.

(b) This Warrant may be Transferred: (i) with the prior written consent of the Company, which consent may be granted or withheld in the Company’s sole and absolute discretion or (ii) upon compliance with the following procedure:

(1) The Holder shall provide written notice (the “Holder Notice”) to Company of Holder’s desire to Transfer this Warrant. Upon receipt of the Holder Notice, Company may designate to Holder an Affiliate of the Company as the potential buyer of this Warrant (Company or such designated Affiliate, the “Buyer”).

(2) Upon receipt of the Holder Notice, the Holder and the Company will negotiate exclusively and in good faith for thirty (30) days (“Exclusive Negotiation Period”) to reach a binding agreement (either in the form of a term sheet, letter of intent, purchase agreement or otherwise) whereby the Company agrees to purchase this Warrant from the Holder (the “ROFO Purchase Agreement”).

(3) If, at the end of the Exclusive Negotiation Period, the Holder and the Buyer have not executed and delivered a ROFO Purchase Agreement, the Buyer may (but is not required to) deliver to the Holder a written final offer containing the terms and conditions (including without limitation, price) upon which the Buyer would be willing to purchase this Warrant (the “Final Offer”).

(4) If the Holder delivers a Final Offer, the Holder shall have five (5) Business Days from receipt of the Final Offer to accept or reject the Final Offer by delivering written notice to the Buyer of its acceptance or rejection of the Final Offer.

(5) If the Holder accepts the Final Offer, then the Buyer and the Company shall work in good faith and on an exclusive basis to close on the purchase and sale of this Warrant.

(6) If the Buyer does not deliver a Final Offer or if the Holder rejects the Final Offer, then the Holder shall have the right to Transfer this

Warrant within ninety (90) days (such a ninety (90) day period to begin on the fifth Business Day after the end of the Exclusive Negotiation Period, to any person or persons (i) at the same (or a higher) price and on terms no less favorable to the Holder as set forth in the Final Offer, if any, or (ii) on any terms if no Final Offer was delivered. In the event the Holder does not Transfer this Warrant in accordance with the terms of the preceding sentence, any Transfer of this Warrant shall again become subject to all of the conditions and restrictions of this Section 9.6(b)(ii).

9.7 No Rights as a Member. Prior to the exercise of this Warrant, the Holder hereof shall not be entitled to any rights of a member of the Company with respect to Units for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any other rights, and shall not be entitled to receive any notice of any proceedings of the Company. In addition, prior to the exercise of this Warrant, no Holder is a Member (as defined in the LLC Operating Agreement.

9.8 Covenants. The covenants set forth in Sections 3.2 and 3.8 (including any definitions relating thereto, but excluding clause (7) of Section 3.8 of the PIK Notes) of the PIK Notes are incorporated herein in their entirety as if originally stated herein. In addition:

(a) Any issuance tax in respect of the issuance of certificate for Units upon exercise of this Warrant or other cost incurred by the Company in connection with such exercise and the related issuance of Units shall be paid by the Company or Holder, whichever is legally obligated to make such payment. In the event it is not clear whether Company or Holder is legally obligated to make such payment, Company and Holder shall each pay fifty percent (50%) of such issuance taxes and costs.

(b) The Company shall not close its books against the transfer of this Warrant or of any Unit issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(c) The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(d) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with Drag/Tag Transaction or pursuant to Section 6.4 hereof, the exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of such Drag/Tag Transaction or the initial public offering and in either case such exercise shall not be deemed to be effective until the consummation of such transaction.

(e) The Company shall at all times reserve and keep available out of its authorized but unissued Units solely for the purpose of issuance upon the exercise of this Warrant, such number of Units issuable upon the exercise of this Warrant. All Units which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all Units may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Units may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued Units to be less than the number of such Units required to be reserved hereunder for issuance upon exercise of this Warrant.

ARTICLE X

SUBDIVISION OF RIGHTS

This Warrant (as well as any new Warrants issued pursuant to the provisions of this Article X) is exchangeable, upon the surrender hereof by the Holder hereof, at the principal executive office of the Company for any number of new Warrants of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of Units of the Company which may be subscribed for and purchased hereunder.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

The Holder of this Warrant represents and warrants by accepting this Warrant as follows:

11.1 Experience; Risk. The Holder has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of the purchase of the Units issuable upon exercise of this Warrant and of protecting the Holder’s interests in connection therewith.

11.2 Investment. The Holder is acquiring this Warrant and the Units issuable upon exercise of this Warrant for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder understands that this Warrant and the Units issuable upon exercise of this Warrant have not been registered under the Acts by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder’s representations as expressed herein.

11.3 Restricted Securities; Rule 144. The Holder understands that this Warrant and the Units issuable upon exercise of this Warrant will be “restricted securities” under applicable securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Warrant and the Units issuable upon exercise of this Warrant may be resold without registration under the Acts only in certain limited circumstances. The Holder acknowledges that the Warrant and the Units issuable upon exercise of this Warrant must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to satisfaction of certain conditions.

11.4 No Public Market. The Holder understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the securities.

11.5 Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or via facsimile (with delivery confirmation) or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto or as subsequently modified by written notice.

12.2 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

12.3 Amendment; Waiver.

(a) This Warrant and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought.

(b) No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12.4 Governing Law. This Warrant shall be construed and interpreted according to the laws of the State of Delaware, without giving effect to any of the conflicts of laws or choice of law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

12.5 Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of the Company or the Holder shall bind its permitted successors and assigns.

12.6 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12.7 Consent to Jurisdiction. THE COMPANY AND HOLDER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF                     , STATE OF                     , AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT, SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY AND THE HOLDER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS WARRANT. IF EITHER OF THE COMPANY OR THE HOLDER PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF                     , SUCH PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PARTY, AT SUCH PARTY’S ADDRESS AS MOST RECENTLY NOTIFIED BY SUCH PARTY IN WRITING AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

12.8 Waiver Of Jury Trial. THE COMPANY AND HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT. THE COMPANY AND THE HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS WARRANT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND HOLDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has executed and issued this Warrant on the date first written above.

[HOLDCO]

By:
Title:

Address:

Agreed and Accepted:

CONAGRA FOODS, INC.

By:
Title:

ANNEX A

NOTICE OF EXERCISE

[To be signed upon exercise of Warrant.]

Date:

To [Holdco]:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase                      Units (the “Units”) covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such Units at the price per Unit provided for in such Warrant.

Signature

Print name:
Date:

ANNEX B

NOTICE OF TRANSFER

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto the Assignee named below the right represented by the within Warrant with respect to the number of Units of Company set forth below.

Name of Assignee	Address	No. of Units

and appoints                                  attorney to transfer said right on the warrant register of Company with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant:

Address:

ANNEX C

JOINDER

COUNTERPART SIGNATURE TO

OPERATING AGREEMENT

The undersigned is exercising the within Warrant and in connection with such exercise and receipt of Units agrees to become a party to and be bound as a Member under the Operating Agreement of [Holdco] dated as of                     , as the same may be amended from time to time.

Holder

EXHIBIT H

                            , 2008

Attn:

Re:	Contribution and Equity Interest Purchase Agreement, dated
, 2008 (the “Agreement”), by and among ConAgra
Foods, Inc., ConAgra Foods Food Ingredients Company, Inc. (“CFFIC”),
[Freebird, LLC] and [Investor]

Gentlemen:

This letter agreement shall memorialize the parties’ agreement with respect to the matters set forth herein. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

For a period of three (3) years from the Closing Date the following terms and conditions shall apply:

A. Dried Dairy Products

“Dried Dairy Products” include but are not limited to—Nonfat Dry Milk (NFDM), Skim Milk Powder (SMP), Dry Sweet Whey Powder (Whey), Buttermilk Powder, Lactose, Milk Protein Concentrate (MPC), Whey Protein Concentrate (WPC), Casein, Caseinate, Deproteinized Whey or Whey Permeate (DPW), Cream Powder, Whole Milk Powder, or any derivation of the above.

At times, ConAgra Trade Group, Inc. (“CTG”) desires to enter into a cash/physical flat priced Dried Dairy Products position. As CTG works to secure this physical position, CTG will offer CFFIC d/b/a JM Swank Co. (“Swank”) the first right of refusal to participate in any portion of the business. Competitive bids and offers will be provided by both parties based on the prevailing market conditions.

As CTG works to exit a cash/physical Dried Dairy Products position, CTG may try and secure an index / basis contract. CTG will offer Swank first right of refusal to participate in any portion of these types of contracts. Competitive bids and offers will be provided based on the prevailing market conditions.

Swank is the preferred vendor for these transactions to CTG.

B. Risk Management/Financial Contracts

At times, Swank may desire to acquire a derivatives position in the Dried Dairy Products markets. These types of contracts include, but are not limited to, Futures, Options, and OTC Swaps. Swank shall offer CTG first right of refusal to participate in any portion of these types of contracts within the Dried Dairy Products markets. All costs of Swank entering into these types of contracts themselves shall be weighed against CTG’s best price for the contract. These costs include, but are not limited to, transaction fees, mark to market implications, documentation cost, settlement cost. CTG is the preferred vendor for these types of transactions to Swank.

CTG will market risk management for dry dairy products to third parties. In the event the third party desires to have risk management incorporated into physical Dried Dairy Products deliveries, CTG will offer Swank first right of refusal to participate in any portion of the business. Swank is the preferred vendor for these types of transactions to CTG.

In any of the above scenarios (A-B), when potential transactions are presented, the following procedures must be followed:

1.	The process begins when the sending party (sending/sender) submits a bid to buy, or offer to sell to the receiving party (receiving/receiver); and

2.	The receiving party has four (4) business hours to provide one the following three responses to the sending party on any portion of the proposed transaction: (a) accept; (b) decline; or (c) counter offer. No response within the four (4) business hour period will be deemed to be a declined response by the party.

Accept - The parties will confirm the transaction and the stated transaction terms will apply.

Decline - The receiving party releases the sender of any obligation to continue pursuing the declined transaction with the receiving party.

Counter Offer - The receiving party may provide a counter offer to the initial bid or offer price. At this time the party who received the counter offer has two (2) business hours to accept or decline the counter offer. During the two hour window the party who received the counter offer shall not confirm the transaction with an outside party at a price and other material terms and conditions less favorable to such receiving party than the price and other material terms and conditions contained in the counter offer. The party who received the counter offer is allowed to confirm the business at a price and other material terms and conditions more favorable to such receiving party than the price and other material terms and conditions contained in the counter offer, provided the party who received the counter offer informs the party who proposed the counter offer of the details (price, volume, basis, etc) of the completed transaction unless such party is precluded from disclosing such information due to its confidentiality obligations with the third party.

This letter constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. This letter agreement may not be modified or amended except by instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought.

This letter agreement shall be governed by and construed in accordance with the laws of the State of                      applicable to contracts made and performed in                      (without regard to conflicts of law doctrines).

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

If you are in agreement with the foregoing, please indicate your agreement to the matters contained herein by executing this letter agreement where indicated below and returning it to the undersigned.

Sincerely,

CONAGRA FOODS FOOD INGREDIENTS
COMPANY, INC.

By:
Its:

Agreed to and accepted on the
date first above written:

CONAGRA TRADE GROUP, INC.

By:
Its: